The business integration described in this notice involves securities of a foreign company. The business integration is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its with officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties to the business integration may purchase securities otherwise than in connection with the business integration, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(Stock Exchange Code 8586)

February 10, 2021

To Shareholders with Voting Rights:

Seiji Kawabe
Director, President and Chief Executive Officer
Hitachi Capital Corporation
3-1, Nishi Shimbashi 1-chome, Minato-ku, Tokyo

NOTICE OF

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

The situation around the pandemic of the novel coronavirus disease (COVID-19) remains unpredictable. In light of the situation, Hitachi Capital Corporation (the “Company”) has decided to hold this Extraordinary General Meeting of Shareholders with appropriate precautions in place against the infection.

We strongly recommend that you exercise your voting rights in writing or via the Internet, etc. in advance for this Extraordinary General Meeting of Shareholders and refrain from attending this meeting regardless of your health condition to ensure your physical safety and to avoid risking our business continuity through the infection of our officers and staff.

Please review the following Reference Documents for the General Meeting of Shareholders and exercise your voting rights by 5:30 p.m. Japan time on Thursday, February 25, 2021.

1.	Date and Time:	Friday, February 26, 2021 at 10:00 a.m. (The reception desk will open at 9:30 a.m.)
2.	Place:

Ho-O-No-Ma, 2nd floor, Tokyo Prince Hotel, located at

3-1 Shibakoen 3-chome, Minato-ku, Tokyo

* A limited number of seats will be available because chairs will be set further apart to prevent the spread of the infectious disease. Please note that it may not be possible to admit you into the venue for this reason.

3.	Meeting Agenda:
Proposal to be resolved:
	Proposal:	Approval of Merger Agreement between the Company and Mitsubishi UFJ Lease & Finance Company Limited

4.	Other Matters Concerning the Notice of the Meeting

(1)	When exercising your voting rights using the Voting Rights Exercise Form, any voting right without an indication of approval or disapproval with the proposal will be taken as a vote for approval.

(2)	Should you exercise your voting rights via the Internet, even if you return your Voting Rights Exercise Form by post, only your vote via the Internet will be treated as valid.

(3)	If voting rights are exercised multiple times via the Internet, only the last vote will be treated as valid.

(4)

If you exercise your voting rights at the meeting by proxy, you may appoint only one proxy who is a shareholder entitled to exercise voting rights of the Company. In such case, the proxy is requested to submit a document evidencing the authority of proxy to the Company.

(5)

In the case of a diverse exercise of your voting rights, please submit a notice of the intention and reasons to the Company in writing at least three days prior to this Extraordinary General Meeting of Shareholders.

[For institutional investors] In addition to the above, institutional investors making prior application for use of the electronic voting platform operated by ICJ, Inc. are able to use this platform.

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

•

If any revision is required to the Reference Documents for the Extraordinary General Meeting of Shareholders during the period from the dispatch of this notice to the day prior to the meeting, such revision will be published on the Company’s website (https://www.hitachi-capital.co.jp).

•

The financial statements and other related documents for the most recent fiscal year of Mitsubishi UFJ Lease & Finance Company Limited have been posted on the Company’s website (https://www.hitachi-capital.co.jp) pursuant to the relevant laws and regulations and Article 15 of the Articles of Incorporation of the Company, and are not included in this Notice of the Extraordinary General Meeting of Shareholders.

•	Please note that no gifts will be offered at the venue.

Matters to be Noted in Connection with the Spread of COVID-19

-

Even in the absence of any infections or symptoms on the day, only a certain number of the officers of the Company will attend this Extraordinary General Meeting of Shareholders from the standpoint of reducing the risk of infection and ensuring the business continuity of the Company.

-

The venue or time of the meeting may need to be changed depending on the situation of the spread of COVID-19. In such case, we will notify you by posting information on the Company’s website (https://www.hitachi-capital.co.jp). Even if you intend to attend in person, please make sure to confirm the latest information beforehand by visiting our website.

-	If you intend to attend the meeting in person, please make sure to bring a mask and wear it at the venue.

-	Please note that the Company’s staff will be wearing masks, gloves, and other such protective equipment at the venue.

-	At the reception desk we will ask you to disinfect your hands, etc. and will measure your body temperature, so your cooperation will be appreciated.

-

Please note in advance that you may not be admitted to the venue or may be asked to leave the venue after entering in the following cases: if you have a fever or cough or we detect any other signs of poor physical condition; if you do not wear a mask; if you do not cooperate with the disinfection measures at the reception desk; or if we otherwise determine it necessary to do so.

Guidance for Exercising Voting Rights

You may exercise your voting rights at the Extraordinary General Meeting of Shareholders by any one of the following methods.

If exercising your voting rights in advance,		If attending in person,

Exercise voting rights by post	Exercise voting rights via the Internet	Attend Shareholders’ Meeting

Please indicate your votes for or against the proposal on the enclosed Voting Rights Exercise Form, and return it by post.	Using your PC, smart phone, or other device, access the voting rights exercise website (https://www.tosyodai54.net), read through the information on the enclosed Voting Rights Exercise Form, and enter your voting code and password, then follow the instructions on the screen to vote for or against the proposal.	Please submit the enclosed Voting Rights Exercise Form at the reception. Please bring the accompanying booklet for use as a reference for the proposal.

Voting Deadline Must be received by 5:30 p.m. on Thursday, February 25, 2021	Voting Deadline Must be received by 5:30 p.m. on Thursday, February 25, 2021	Time and Date of Shareholders’ Meeting Friday, February 26, 2021 at 10:00 a.m.

Precautions in the exercise of voting rights via the Internet

*   Please note that communication cost and provider connection fee incurred when accessing the voting rights exercise website shall be shouldered by the shareholder.

*   If you are exercising your voting rights via PC, smartphone or other device, please note that the site may not be available depending on your Internet connection or system. If you are exercising your voting rights via mobile phone, please also note that the site may not be available depending on the type of mobile phones.

If you have any questions about exercising your voting rights via the Internet, please do not hesitate to contact the following:

Tokyo Securities Transfer Agent Co., Ltd.

Tel: 0120-88-0768 (toll free)

Hours: 9:00 – 21:00

Proposal:    Approval of Merger Agreement between the Company and Mitsubishi UFJ Lease & Finance Company Limited

The Company and Mitsubishi UFJ Lease & Finance Company Limited (“Mitsubishi UFJ Lease”) resolved at their respective board of directors meetings held on September 24, 2020 to carry out a business integration (the “Business Integration”) through the merger of the two companies (meaning an absorption-type merger that will become effective on April 1, 2021 (scheduled) in which Mitsubishi UFJ Lease will be the surviving company and the Company will be the merged company (the “Merger”).

In addition, the Company and Mitsubishi UFJ Lease concluded a merger agreement regarding the Merger on the same day. We therefore request that the shareholders approve the merger agreement. Reasons for the Merger, the terms and conditions of the merger agreement, and other matters concerning this Proposal are as follows.

1.	Reasons for the Merger

(1)	Circumstances behind the Merger

Based on the capital and business alliance concluded in May 2016, the Company and Mitsubishi UFJ Lease have been in collaboration, including incorporation of the Japan Infrastructure Initiative Company Limited (“JII”) in order to reinforce the overseas infrastructure investment business. Also, the two companies had considered business integration as one of the options and constructively continued discussions to strengthen the relationship. Through that process, the two companies recognized that JII’s business had steadily progressed, and that the two companies’ businesses had little duplication and were in an ideal complementary relationship. Eventually, the two companies reached an agreement, determining that business integration through merger is the optimal means to promptly adapt to drastic environmental changes and further open up new areas of their advanced asset businesses based on a constructive discussion in the spirit of mutual respect and fairness.

As a result of the Business Integration, the two companies will become a global player in the sector in terms of size and business lines by being able to complement each other’s business domains and strengthen their respective management bases. Mitsubishi HC Capital Inc., the new integrated company resulting from the Business Integration (“Mitsubishi HC Capital”), will aim to create sustainable social value by operating an advanced asset business beyond the leasing business framework and providing customers with new value in countries and regions across the world.

(2)	Background to the Business Integration

A	Changes in social situations and challenges

In recent years, there have been drastic changes in the external environment as well as the trends and megatrends influencing domestic and international economies in the long term, such as climate change, shortages of resources, de-carbonization to break dependence on resources and fossil fuels, demographic changes, technological innovation, urbanization, the shifting of the global economy, and global multi-polarization, all of which are accelerating.

Further, global expansion of the COVID-19 pandemic since last year resulted in a paradigm shift for the overall economy and society, and qualitative restructuring of supply chains, digitalization to adapt to a data economy, and shifts from mass production and consumption to a circular economy in corporate activities, among other changes, are thought to make progress.

B	Challenges shared by the two companies

In connection with these changes in the external environment, the roles required for leasing companies are changing to better resolve social issues through business investments and operations, in addition to conventional leases and finances.

Moreover, in both during and after the COVID-19 pandemic situation, business models at an industry level are expected to change rapidly at a speed which has exceeded all expectations. In such circumstances that all companies are to adapt to the environmental changes, the prominence of leasing companies, holding various asset-related functions and offering flexible services which are not limited to financial functions, will increase further.

As both companies have been closely cooperating with various industries, they have reached a conclusion that, as well as to contribute to various customers and local communities, and to create social value, while regarding these drastic environmental changes in society and the relevant industries as new business opportunities, it is necessary to further expand the operational bases and to strengthen the financial bases of both companies.

(3)	Purposes of the Business Integration

The two companies have set the goal of sustainable enhancement of corporate value through the resolution of social issues to realize a rich society that can adapt to environmental change, as stated in the medium- to long-term corporate vision statements of their respective medium-term management plans.

With the Business Integration, the two companies will realize (i) complementing each other’s business domains, (ii) strengthening their management bases, and (iii) creating new value based on (i) and (ii) and grow stronger, by developing the business as an integrated entity under a unified vision and philosophy.

(i)	Complementing each other’s business domains

By building ideal, mutually complementary relationships, Mitsubishi HC Capital may establish an extensive and comprehensive lineup of businesses, and achieve diversification in its portfolios in terms of both business domains and geographical areas. This will help Mitsubishi HC Capital not only to establish a solid and stable revenue structure that will be less susceptible to the external environment, but also to increase profitability via expanded investment activities utilizing its enhanced capabilities.

(ii)	Strengthening the management base

Mitsubishi HC Capital aims to build strong management bases which will support sustainable growth through concentrating the management resources and expertise of the two companies, which are sources of corporate competitiveness, via utilization and enhancement of human resources, utilization of partner networks, reinforcement of financial bases, advancement of risk management, and promotion of digitalization.

(iii)	Creating new value

Mitsubishi HC Capital is intended to offer new value beyond the framework of traditional leasing companies to customers by entering into new business domains and geographical areas, as well as strengthening and expanding the focal business domains of the two companies.

Due to the Business Integration, Mitsubishi HC Capital will be one of the largest global players in the industry in terms of both its size and business domains, with 10 trillion yen of total assets, over 100 billion yen of net profit, and nearly 10,000 employees. Mitsubishi HC Capital will accurately ascertain the changing needs of its customers and local communities in countries and regions across the world, and utilize its expanding scale and built-up capital to develop into a company that can provide solutions to modern social issues.

(4)	Basic Strategy of Mitsubishi HC Capital

A	Corporate vision

Mitsubishi HC Capital will continue to follow the corporate visions shared by the two companies, which include providing solutions to social issues and achieving sustainable growth in order to enhance corporate value over the medium to long term.

B	Goals of Mitsubishi HC Capital

Mitsubishi HC Capital will aim to accomplish its corporate vision by developing an advanced asset business beyond the framework of the leasing business and striving to create social value with a pioneering spirit in countries and regions across the world. The corporate goal of Mitsubishi HC Capital has been titled “Voyager to the Frontier,” with intentions to exert its initiatives and open up and develop new frontiers in the focused domains of social infrastructure & life, environment & energy, mobility, sales finance, and global assets.

In order to realize such goals, it is necessary for Mitsubishi HC Capital to create synergies combining the strengths of the two companies: Mitsubishi UFJ Lease’s ability to offer value from advanced assets as an asset-business platform company, and the Company’s ability to create and offer value to its stakeholders by accurately capturing the needs of both customers and local communities as a “Social Values Creating Company”.

C	Business model of Mitsubishi HC Capital

Mitsubishi HC Capital aims to monetize asset values by building up businesses utilizing asset value creativity as an asset holder, whose portfolio contains not only tangible assets but also extensive intangible assets, including computerized assets such as software and database, innovative assets such as R&D and licensing, and economic competitiveness such as human resources and organizational structure.

To these ends, Mitsubishi HC Capital will continually innovate and evolve business models by developing five types of asset businesses: Asset-based Financial Solutions, Asset Investments and Loans, Asset Added-value Services, Provision of Asset Utilization Value, and Asset Utilization Business.

Asset value creativity will allow the realization of the improvement of the business competitiveness of customers and business partners, as well as Mitsubishi HC Capital, by creating and providing functions that utilize assets contributing to the creation of values to be provided to industries and societies one after another.

D	Value to be provided by Mitsubishi HC Capital

Mitsubishi HC Capital will adapt to environmental changes, solve social issues, and create social value through its corporate activities, which are based on a solid business foundation. Mitsubishi HC Capital will create value in the entire industry and society by integrating the knowledge of the two companies and taking into account the viewpoint of various stakeholder.

For example, Mitsubishi HC Capital will, through collaboration with key partners, offer solutions combining the provision of asset utilization value and finance, and ideas for new businesses which enable customers to solve their business challenges, as well as assist the entire industry in accelerating responses to social issues, such as de-carbonization, digitalization, etc.

Mitsubishi HC Capital will also contribute to developing safe and secure communities in a new normal society by proposing the optimization of industrial and social activities via leveraging smart systems and creating ecosystems.

In addition, Mitsubishi HC Capital will aim to promote ESG management in order to support the sustainability of the global environment and enhance corporate social responsibility and governance from a medium- to long-term perspective. In doing so, it will strive to enhance shareholders’ interests and establish a working environment that will satisfy employees, which may be a model case both during and after the COVID-19 pandemic.

E	Business Regions of Mitsubishi HC Capital

Mitsubishi HC Capital will actively develop its business in five regional areas: Japan, Europe, the Americas, Greater China, and Asia & Oceania. While carefully assessing the unique characteristics of each region, Mitsubishi HC Capital will develop a business model rooted in the region. By continuing to innovate, Mitsubishi HC Capital will exert a unique presence in each region.

F	Anticipated synergies

Mitsubishi HC Capital aims to create synergies from three aspects: mainly the cost aspect of synergies such as optimizing management resources etc., the sales aspect of synergies which is difficult to quantify as of now due to the anti-trust laws constrains and synergies created by utilizing capital capabilities developed upon the Business Integration.

Specifically, by demonstrating the synergy effects on costs due to optimization of the management resources which became possible upon the Business Integration and by aiming for top-line growth by strengthening sales capabilities through utilization of each other’s network, an annual synergy effect of approximately 10 billion yen is anticipated by FY2023 as highly feasible synergy.

Meanwhile, with regards to sales synergies, other than sharing of collaborative networks based on the capital and business alliance, since the two companies cannot exchange sales-related information due to anti-trust laws, it is difficult for them to quantify synergies in this regard; however, they are scheduled to conduct a discussion in earnest after the clearance.

In addition, by utilizing capital capabilities and effects of diversification in its portfolios realized by the Business Integration and conducting efficient capital management while striving to maintain the current level of credit ratings, Mitsubishi HC Capital aims to accumulate assets and expand its investments in businesses.

2.	Outline of the merger agreement

The terms and conditions of the merger agreement executed by the Company and Mitsubishi UFJ Lease on September 24, 2020 are as follows.

Merger Agreement

Mitsubishi UFJ Lease & Finance Company Limited (“MUL”) and Hitachi Capital Corporation (“HC”) enter into an agreement (this “Agreement”) as of September 24, 2020 (the “Execution Date”), regarding a merger between MUL and HC as follows.

Article 1 (Method of the Merger)

1.

Pursuant to this Agreement, MUL and HC shall conduct an absorption-type merger (the “Merger”), where MUL will be the company surviving the absorption-type merger, and HC will be the company merged in the absorption-type merger.

2.

The trade names and addresses of the company surviving the absorption-type merger and the company merged in the absorption-type merger regarding the Merger are according to each of the following items:

(1)	Company surviving the absorption-type merger

Trade name:	Mitsubishi UFJ Lease & Finance Company Limited
Address:	5-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(2)	Company merged in the absorption-type merger

Trade name:	Hitachi Capital Corporation
Address:	3-1, Nishi Shimbashi 1-chome, Minato-ku, Tokyo

Article 2 (Matters regarding the Consideration Payable for the Merger)

1.

Upon the Merger, MUL shall deliver MUL shares to shareholders of HC as monies, etc., in exchange for HC shares held by such shareholders. The number of shares to be delivered will be calculated by multiplying 5.10 by the total number of HC shares (except for the number of shares subject to the exercise of appraisal rights pursuant to Article 785, paragraph 1 of the Companies Act) held by HC’s latest shareholders on the date immediately preceding the Effective Date (defined in Article 4, paragraph 1) (however, such shareholder does not include MUL and HC; the “Shareholder Subject to Allotment”).

2.

Upon the Merger, MUL shall deliver a number of common stock of MUL to each Shareholder Subject to Allotment, calculated by multiplying 5.10 by the number of HC’s common stocks held by such Shareholder Subject to Allotment (except for the number of shares subject to the exercise of appraisal rights pursuant to Article 785, paragraph 1 of the Companies Act).

Article 3 (Matters Regarding the Stated Capital and Reserves of the Company Surviving the Merger)

None of the stated capital, capital reserves, or retained earning reserves of MUL will be increased by the Merger.

Article 4 (Effective Date)

1.	The date on which the Merger will become effective (the “Effective Date”) shall be April 1, 2021.

2.

Notwithstanding the preceding paragraph, if it is necessary in accordance with the progress, etc. of the procedures of the Merger, the Effective Date could be amended upon discussion and agreement between MUL and HC.

Article 5 (Merger Approval Shareholders Meeting)

MUL and HC shall hold a shareholders meeting (the “Merger Approval Meeting”), respectively, by the date immediately preceding the Effective Date, and require a resolution regarding the approval of this Agreement.

Article 6 (Amendment to the Articles of Incorporation)

1.	After the execution of this Agreement, MUL and HC shall agree, upon discussion, on the trade name of MUL upon completion of the Merger.

2.	MUL shall be changed into a company with an audit and supervisory committee as of the Effective Date.

3.

MUL and HC shall agree, upon discussion, on the contents of the Articles of Incorporation of MUL upon completion of the Merger, including the agreement on the preceding two paragraphs. Pursuant to such agreement, MUL shall, at the Merger Approval Meeting of MUL, submit an agenda item to amend the Articles of Incorporation of MUL, subject to fulfillment of the conditions precedent that the Merger has become effective, and require a resolution for the approval thereof.

Article 7 (Officers on and after the Effective Date)

1.	The directors of MUL as of the Effective Date shall be as follows:

(1)

The number of MUL’s directors as of the Effective Date shall be seventeen (17), of which twelve (12) among those are directors who are not members of the audit and supervisory committee, and five (5) are directors who are members of the audit and supervisory committee.

(2)

Among the directors who are not members of the audit and supervisory committee of MUL as of the Effective Date, MUL and HC each designate six (6) directors and four (4) directors, respectively, as candidates, and the remaining two (2) members shall be designated with both parties’ agreement.

(3)

Among the directors who are members of the audit and supervisory committee of MUL as of the Effective Date, MUL and HC each designate three (3) directors and two (2) directors, respectively, as candidates.

2.

At the Merger Approval Meeting of MUL, MUL shall submit agenda items to appoint the persons who were designated pursuant to the preceding paragraph to the directors of MUL as of the Effective Date, subject to fulfillment of the condition precedent that the Merger has become effective, and require resolutions for the approval thereof.

Article 8 (Management, etc., of the Company’s Property)

From the Execution Date until the Effective Date, MUL and HC shall execute their operations of business and manage and operate their properties, respectively, with the due care of a prudent manager, and have their subsidiaries do the same.

Article 9 (Granting Voting Rights to HC’s Shareholders)

By the date immediately preceding the Effective Date, MUL shall pass a resolution at its Board of Directors meeting to the effect that, pursuant to Article 124, paragraph 4 of the Companies Act, on condition that the Merger takes effect, voting rights at MUL’s annual shareholders meeting scheduled to be held in June 2021 will be granted to the common shareholders of HC to whom common shares in MUL are allotted and delivered upon the Merger.

Article 10 (Amendments and Termination of this Agreement)

From the execution of this Agreement through to the Effective Date, if any of the following items apply, MUL and HC may, upon mutual good-faith discussion, amend the terms of the Merger, otherwise amend this Agreement, or terminate this Agreement:

(1)	An event has occurred or has been discovered that has a material adverse effect on any business, financial conditions, business performance, or other circumstances of MUL or HC;

(2)	this Agreement is not approved at MUL’s or HC’s Merger Approval Meeting;

(3)	the agenda item to amend the Articles of Incorporation that is set forth in Article 6 is not approved at MUL’s Merger Approval Meeting;

(4)	the agenda items to appoint directors that are set forth in Article 7, paragraph 2 are not approved at MUL’s Merger Approval Meeting;

(5)	the resolution at a Board of Directors’ meeting that is set forth in the preceding Article is not passed;

(6)	a circumstance has occurred or has been discovered that materially hinders implementation of the Merger; or

(7)	it has otherwise become extremely difficult to achieve the purpose of the Merger.

Article 11 (Effect of this Agreement)

This Agreement shall cease to be effective if any one of the following items applies:

(1)	Both parties agree to terminate this Agreement;

(2)

on the date immediately preceding the Effective Date, any of the approvals and the like required by laws or regulations (including foreign laws or regulations) to implement the Merger have not been obtained from the relevant authorities; or

(3)	this Agreement is terminated in accordance with the preceding Article.

Article 12 (Governing Law and Jurisdiction)

1.	This Agreement shall be governed by, and construed in accordance with, the laws of Japan.

2.	All disputes that may arise between MUL and HC in relation to this Agreement shall be subject to the exclusive agreed jurisdiction of the Tokyo District Court in the first instance.

Article 13 (Matters for Discussion)

In addition to what is provided for in this Agreement, matters necessary for the Merger shall be determined upon discussion and agreement between MUL and HC in accordance with the purport of this Agreement.

IN WITNESS WHEREOF, the parties shall execute this Agreement in duplicate by affixing their respective names and seals, and retain one copy each.

September 24, 2020

5-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Mitsubishi UFJ Lease & Finance Company Limited

Takahiro Yanai

President and CEO[seal]

3-1, Nishi Shimbashi 1-chome, Minato-ku, Tokyo

Hitachi Capital Corporation

Seiji Kawabe

Representative Executive Officer,

President and Chief Executive Officer[seal]

3.	Outline of the matters provided for in the items (excluding items (v) and (vi)) of Article 182, paragraph (1) of the Regulation for Enforcement of the Companies Act

(1)	Particulars regarding appropriateness of the consideration for the merger (Article 182, paragraph (1), item (i) and Article 182, paragraph (3) of the Regulation for Enforcement of the Companies Act)

a.

Particulars regarding appropriateness of the total number or total amount of consideration for the merger (the main text and item (i) of Article 182, paragraph (3) of the Regulation for Enforcement of the Companies Act)

(A)	Details of share allotment concerning the Business Integration (the Merger Ratio)

Party	Mitsubishi UFJ Lease (The surviving company)	The Company (The merged company)
Merger ratio (“Merger Ratio”)	1	5.10

(Note 1) Merger Ratio

5.10 shares of Mitsubishi UFJ Lease’s common stock will be delivered by allotment for every one share of the Company’s common stock. However, the terms and conditions of the Merger including the Merger Ratio may be changed through discussion between the two companies in the event of any material adverse effect on the two companies’ businesses, financial situations, business performance, or other circumstances. Also, shares in Mitsubishi UFJ Lease will not be delivered upon the Merger in respect of the treasury shares held by the Company (7,940,885 shares as of June 30, 2020; 106,000 shares held in trust for the performance-based stock compensation plan for the executive officers are excluded; hereinafter the same) and shares in the Company held by Mitsubishi UFJ Lease (4,909,340 shares as of March 31, 2020).

(Note 2) Number of shares to be delivered upon the Merger

571,079,267 shares of the common stock of Mitsubishi UFJ Lease (scheduled)

The above number of shares to be delivered is calculated based on the total number of shares outstanding and treasury shares of the Company as of June 30, 2020 (124,826,552 shares and 7,940,885 shares, respectively) and the number of shares of common stock of the Company held by Mitsubishi UFJ Lease as of March 31, 2020 (4,909,340 shares). The common stock of Mitsubishi UFJ Lease, calculated based on the above Merger Ratio will be delivered to the last shareholders of the Company, except Mitsubishi UFJ Lease and the Company, on the date immediately preceding the effective date of the Merger (the “Effective Date”). Therefore, in the event that the number of treasury shares held by the Company or the number of shares of common stock of the Company held by Mitsubishi UFJ Lease is changed by the Effective Date as a result of an exercise of the appraisal right by shareholders of the Company, etc., the number of shares to be delivered by Mitsubishi UFJ Lease will change accordingly.

(Note 3) Treatment of shares less than one unit (tangen miman kabushiki)

In association with the Merger, some shareholders of the Company who will hold shares representing less than one unit of Mitsubishi UFJ Lease’s stock (i.e., less than 100 shares) cannot sell such shares representing less than one unit on Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) or Nagoya Stock Exchange, Inc. (the “Nagoya Stock Exchange”). The following programs regarding Mitsubishi UFJ Lease’s shares representing less than one unit will be available to such shareholders:

1.	Buyback program for shares representing less than one unit (sale of common stock representing less than one hundred (100) shares)

Pursuant to Article 192, paragraph (1) of the Companies Act, shareholders who will hold shares representing less than one unit of Mitsubishi UFJ Lease’s stock may demand that Mitsubishi UFJ Lease buy back such shares; or,

2.	Additional purchase program for shares representing less than one unit (additional purchase of shares of common stock to reach one hundred (100) shares)

Pursuant to Article 194, paragraph (1) of the Companies Act and the relevant provisions of the articles of incorporation of Mitsubishi UFJ Lease, shareholders who will hold shares representing less than one unit of Mitsubishi UFJ Lease may additionally purchase from Mitsubishi UFJ Lease the number of shares that, when added to shares representing less than one unit to be held by such shareholders, will equal to one unit (one hundred (100) shares), except when Mitsubishi UFJ Lease does not hold the number of treasury shares regarding the request for additional purchase.

(Note 4) Handling of a fractional share

To the shareholders of the Company who will receive the allotment of fractions falling short of one (1) share of Mitsubishi UFJ Lease’s common stock upon the Merger, Mitsubishi UFJ Lease will pay in cash the amounts that correspond to the fractions falling short of one (1) share, in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

(B)	Grounds, etc. for Share Allotment concerning the Merger

i.	Grounds and reasons for share allotment

In order for Mitsubishi UFJ Lease to ensure fairness and appropriateness of the Merger Ratio, Mitsubishi UFJ Lease has appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as a financial advisor independent from both companies, and has requested Mitsubishi UFJ Morgan Stanley Securities to provide valuation including the financial analysis of the merger ratio being used for the Merger. Mitsubishi UFJ Lease subsequently received from its financial advisor the financial analysis report (santeisho) of the Merger Ratio dated September 23, 2020. Meanwhile, in order for the Company to ensure fairness and appropriateness in the Merger Ratio, the Company has engaged Goldman Sachs Japan Co., Ltd. (“Goldman Sachs Japan”) as a financial advisor independent from both companies, and has requested Goldman Sachs Japan to perform the financial analyses of the merger ratio to be applied to the Merger. The Company subsequently received from its financial advisor the financial analysis report (santeisho) of the Merger Ratio dated September 24, 2020.

After the two companies referencing the financial analyses of the merger ratio to be applied to the Merger, provided by their respective financial advisors and as a result of careful and repeated negotiations and discussions, comprehensive consideration about financial situations, asset status, future prospects and other factors of the two companies based on the results of due diligence, etc., conducted by the two companies in regard to each other, the two companies eventually were able to conclude that the Merger Ratio was appropriate, and agreed on the Merger Ratio after they decided it at the respective board of directors meetings held on September 24, 2020 by referencing the details of their respective financial advisors’ financial analysis reports (santeisho), as well as the Company referencing the response submitted by its independent committee. The Company has confirmed that there will be no material change in the conditions that were used in the assumptions for determination of the Merger Ratio for the Merger during the period through January 28, 2021.

ii.	Matters concerning the calculation of the Merger Ratio

A	Names of the financial advisors and their relationships with the two companies

Both Mitsubishi UFJ Morgan Stanley Securities, the financial advisor for Mitsubishi UFJ Lease, and Goldman Sachs Japan, the financial advisor for the Company, are independent from both companies, do not constitute a related party of either of the two companies, and do not have any material interest that needs to be stated in connection with the Business Integration.

B	Outline of the financial analysis report (santeisho)

(Mitsubishi UFJ Morgan Stanley Securities)

Mitsubishi UFJ Morgan Stanley Securities analyzed the Merger Ratio by comprehensively taking into consideration the results of the three analysis approaches regarding both Mitsubishi UFJ Lease and the Company: the market price analysis that was chosen for the reason that the two companies are listed in the first section of the Tokyo Stock Exchange and market share prices of the two companies are readily available; the comparable company analysis that was chosen for the reason that equity value of the two companies could be inferred from their respective comparable listed companies; and additionally, for the purpose of reflecting the prospective situation of their future business activities into the valuation, the dividend discount model analysis (the “DDM Analysis”), a method of analyzing equity value by discounting the portion of capital that exceeds the level of capital required for the stable business operations of the two companies predetermined based on valuation, etc. by rating agencies (the “Required Capital Level”) back to its present value at capital cost, by deeming such excess portion of capital to be profit attributable to shareholders.

Financial forecasts of Mitsubishi UFJ Lease and the Company that were used in the assumptions for valuation do not include fiscal years for which substantial increase/decrease in profits are estimated. For the fiscal years included in the Company’s forecasts, substantial earnings increases or decreases are projected. Specifically, the Company’s earnings for the fiscal year ending March 31, 2022 are projected to increase substantially on a year-on-year basis, due to a recovery from the impact of COVID-19 crisis.

For the market price analysis, Mitsubishi UFJ Morgan Stanley Securities set a calculation base date for September 23, 2020 (the “Calculation Base Date”) and analyzed the valuation ranges of the Merger Ratio based on maximum and minimum of the market price ratios of the common stock of the two companies calculated by (i) the closing price on the Calculation Base Date; (ii) a simple average of the closing prices in the previous one month; (iii) a simple average of the closing prices in the previous three months; and (iv) a simple average of the closing prices in the previous six months, respectively, prior to the Calculation Base Date in the first section of the Tokyo Stock Exchange.

For the comparable company analysis, Mitsubishi UFJ Morgan Stanley Securities analyzed equity value of both Mitsubishi UFJ Lease and the Company based on a comparison of (i) the multiples of the net profit to market capitalization; and (ii) the multiples of the book value-based net assets to market capitalization, with the corresponding multiples of selected listed companies engaging in businesses relatively comparable to the businesses of Mitsubishi UFJ Lease and the Company, respectively.

Mitsubishi UFJ Morgan Stanley Securities performed the DDM Analysis based on publicly-available information and other factors, in addition to estimated revenues in the financial forecasts of Mitsubishi UFJ Lease and the Company during the period from April 1, 2020 to March 31, 2026, and assumptions that are considered reasonable. Financial forecasts used for valuation are based on the financial forecasts on a stand-alone basis presented by the management of Mitsubishi UFJ Lease and the Company, respectively (which means any impact of the Business Integration is not taken into consideration), and financial forecasts with reasonable adjustments made by Mitsubishi UFJ Lease.

The chart below indicates the summarized results of valuation ranges of the Merger Ratio in the Business Integration evaluated by Mitsubishi UFJ Morgan Stanley Securities (i.e., showing valuation ranges in the form of the number of shares of Mitsubishi UFJ Lease’s common stock to be delivered by allotment for one share of the Company’s common stock).

Approach Adopted	Valuation Ranges of Merger Ratio
Market Price Analysis	3.73 ~ 5.68
Comparable Company Analysis	2.44 ~ 5.48
DDM Analysis	3.52 ~ 5.95

Mitsubishi UFJ Morgan Stanley Securities provided the board of directors of Mitsubishi UFJ Lease with an outline of the analyses as of September 23, 2020. Also, pursuant to the request of the board of directors of Mitsubishi UFJ Lease, Mitsubishi UFJ Morgan Stanley Securities submitted to the board of directors of Mitsubishi UFJ Lease an opinion (the “Fairness Opinion”) that the Merger Ratio is reasonable from a financial viewpoint to the shareholders of common stock of Mitsubishi UFJ Lease, excluding the Company, as of the Merger.

An opinion of Mitsubishi UFJ Morgan Stanley Securities stated in the Fairness Opinion is subject to and premised on various important conditions and restraints described therein and other conditions described below. Mitsubishi UFJ Morgan Stanley Securities has never recommended any specific merger ratio to Mitsubishi UFJ Lease or its board of directors as one and only adequate ratio.

In stating its opinion in the Fairness Opinion, Mitsubishi UFJ Morgan Stanley Securities relied on the disclosed and publicly-available information and information provided by Mitsubishi UFJ Lease or the Company, assuming that such information was accurate and complete. It thus did not verify the accuracy or completeness of such information.

In preparing the Fairness Opinion, Mitsubishi UFJ Morgan Stanley Securities took into consideration potential benefits of strategies, finance, capital management and business operation expected from the Merger. However, Mitsubishi UFJ Morgan Stanley Securities presumed that financial forecasts containing information about such potential benefits of strategies, finance, capital management and business operation were reasonably prepared by the management of Mitsubishi UFJ Lease and the Company, respectively, reflecting the best currently available forecasts and judgment on future financial situations of Mitsubishi UFJ Lease and the Company.

Moreover, Mitsubishi UFJ Morgan Stanley Securities states its opinions based on the assumption that the Merger would be executed without any waiver, change or delay in the terms and conditions provided in the business integration agreement and the merger agreement. Mitsubishi UFJ Morgan Stanley Securities presumes that all approvals, permissions and agreements, etc. necessary for the Merger can be obtained from relevant government agencies and supervisory agencies, etc. and that such approvals, permissions and agreements, etc. would not be subject to any delay, restriction or condition that may have a material adverse effect on potential benefits expected from the Merger.

Mitsubishi UFJ Morgan Stanley Securities is not an advisor on business, legal and accounting affairs, taxation, industrial regulations and corporate pensions. Mitsubishi UFJ Morgan Stanley Securities, as a financial advisor, does not conduct any independent verification on issues concerning business, legal and accounting affairs, taxation, industrial regulations and corporate pensions, and Mitsubishi UFJ Morgan Stanley Securities relies on the determinations of Mitsubishi UFJ Lease and its business advisors, legal advisors, accounting advisors, tax advisors, and advisors on industrial regulations and corporate pensions.

In relation to consideration received by holders of the stock of the Company in connection with the Merger, Mitsubishi UFJ Morgan Stanley Securities is not in a position to state any opinion on whether an amount or quality of consideration to be paid to directors, officers or employees of the Company (regardless of their titles or job classes) is adequate.

Mitsubishi UFJ Morgan Stanley Securities did not conduct an independent evaluation or assessment and did not receive any evaluations or assessments from any third party of the assets and liabilities of either of Mitsubishi UFJ Lease or the Company.

The opinions of Mitsubishi UFJ Morgan Stanley Securities are based on economic, financial, market and other circumstances as of the date of the Fairness Opinion and information obtained by Mitsubishi UFJ Morgan Stanley Securities as of the date thereof. Though events that would occur on and after the date of the Fairness Opinion may have an impact on the opinions stated in and the assumptions used for the Fairness Opinion, Mitsubishi UFJ Morgan Stanley Securities assumes no responsibility or obligation for updating, revising or reconfirming the opinions stated in the Fairness Opinion.

Mitsubishi UFJ Morgan Stanley Securities will receive a commission fee for its services rendered in relation to the Merger as a financial advisor to Mitsubishi UFJ Lease. The receipt of most of the commission fee is based on the condition that the Merger is completed.

Mitsubishi UFJ Morgan Stanley Securities or its affiliates received a commission fee, within two years from the date of the Fairness Opinion, for its services rendered as a financial advisor or regarding finance to Mitsubishi UFJ Lease, the Company, Mitsubishi UFJ Financial Group, Inc., a major shareholder of the two companies (“Mitsubishi UFJ Financial Group”), Mitsubishi Corporation, a major shareholder of Mitsubishi UFJ Lease (“Mitsubishi Corporation”), and Hitachi Ltd., a major shareholder of the Company (“Hitachi”; together with Mitsubishi UFJ Financial Group and Mitsubishi Corporation, collectively referred to as the “Major Shareholders”). In addition, Mitsubishi UFJ Morgan Stanley Securities and its affiliates may render such services to Mitsubishi UFJ Lease, the Company and the Major Shareholders and may receive a commission fee as consideration for such services, in the future.

Mitsubishi UFJ Morgan Stanley Securities (together with its affiliated companies, collectively referred to as “Mitsubishi UFJ Morgan Staley Group”) provides global financial services including banking (including lending services to Mitsubishi UFJ Lease and the Company), securities, trust banking, investment management and other financial services (collectively, “Financial Services”). Securities services include not only providing investment banking, financing and financial advisory services, but also underwriting, sale and purchase and brokerage of securities, and foreign exchange, commodities and derivatives transactions. Mitsubishi UFJ Morgan Stanley Group may, during the course of usual operation of underwriting, sale and purchase and brokerage of securities, and operation of financing, hold long or short positions in bonds, equity or loans of Mitsubishi UFJ Lease, the Company or any other company related to the Merger, currencies or commodities related to the Merger, or relevant derivatives, may provide other Financial Services of Mitsubishi UFJ Morgan Stanley Group for Mitsubishi UFJ Lease, the Company or any other company related to the Merger, and may engage in sale and purchase or any other transaction in its own or its client’s account. Mitsubishi UFJ Morgan Stanley Group and its directors and officers may invest their own funds in, or may manage a fund that invests its own funds in bonds, equity or loans of Mitsubishi UFJ Lease, the Company or any other company related to the Merger, currencies or commodities related to the Merger, or relevant derivatives. Also, Mitsubishi UFJ Morgan Stanley Securities may render usual securities brokerage services for Mitsubishi UFJ Lease, the Company or any other company related to the Merger.

(Goldman Sachs Japan)

Goldman Sachs Japan (together with its affiliates, “Goldman Sachs”) performed (i) exchange ratio analyses using (a) a historical exchange ratio analysis and (b) an illustrative contribution analysis based on an illustrative dividend discount model analysis (the “DDM Analysis”), and (ii) an illustrative “has” / “gets” analysis based on illustrative DDM Analyses in the financial analysis report (santeisho) of the Merger Ratio dated September 24, 2020 (the “Goldman Sachs Report”).

(i) Exchange Ratio Analyses

(a) Historical Exchange Ratio Analysis

Goldman Sachs reviewed the historical trading prices of common stock of the Company (the “Company Common Stock”) and common stock of Mitsubishi UFJ Lease (“Mitsubishi UFJ Lease Common Stock”) for the 52-week period prior to September 23, 2020 and calculated the historical exchange ratios and historical average exchange ratios based on the closing prices of common stock of the Company and common stock of Mitsubishi UFJ Lease during such 52-week period. This analysis indicated the range of implied merger ratios of shares of Mitsubishi UFJ Lease Common Stock to be issued in exchange for one share of the Company Common Stock shown below.

Historical Exchange Ratio Analysis: 3.30 - 5.68

Historical Date or Period	Exchange Ratio
September 23, 2020	4.94
52-Week High	5.68
52-Week Low	3.30
1-Month Average	5.06
3-Month Average	5.07
6-Month Average	4.59

(b) Illustrative DDM-Based Contribution Analysis

Illustrative DDM Analysis for the Company on a Standalone Basis: Goldman Sachs performed an illustrative DDM Analysis for the Company on a standalone basis using publicly available information and certain internal financial analyses and forecasts for the Company prepared by the management of the Company, as approved for Goldman Sachs’ use by the Company (the “Company Forecasts”). Using a range of discount rates of 7.50 % to 8.50%, reflecting estimates of the Company’s cost of equity, Goldman Sachs calculated indications of the illustrative net present value of estimated dividend streams for the period beginning with the fiscal year ending March 31, 2021 through the fiscal year ending March 31, 2026 and a range of terminal values, which were calculated by applying perpetuity growth rates ranging from 2.50 % to 3.50 % to the terminal year estimated dividend. For the fiscal years included in the Company Forecasts, no substantial earnings increases or decreases are projected.

Illustrative DDM Analysis of Mitsubishi UFJ Lease on a Standalone Basis: Goldman Sachs performed an illustrative DDM Analysis for Mitsubishi UFJ Lease on a standalone basis using publicly available information and certain internal financial analyses and forecasts for Mitsubishi UFJ Lease prepared by the management of Mitsubishi UFJ Lease, as adjusted by the management of the Company, as approved for Goldman Sachs’ use by the Company (the “Mitsubishi UFJ Lease Forecasts”). Using a range of discount rates of 7.50 % to 8.50%, reflecting estimates of Mitsubishi UFJ Lease’s cost of equity, Goldman Sachs calculated indications of the illustrative net present value of estimated dividend streams for the period beginning with the fiscal year ending March 31, 2021 through the fiscal year ending March 31, 2026 and a range of terminal values, which were calculated by applying perpetuity growth rates ranging from 2.50 % to 3.50 % to the terminal year estimated dividend. For the fiscal years included in the Mitsubishi UFJ Lease Forecasts, substantial earnings increases or decreases are projected. Mitsubishi UFJ Lease earnings for the fiscal year ending March 31, 2021 are projected in the Mitsubishi UFJ Lease Forecasts to decrease substantially on a year-on-year basis, due to decrease in earnings of the aviation business which reflected the impact of the COVID-19 crisis, and Mitsubishi UFJ Lease earnings for the fiscal year ending March 31, 2024 are projected in the Mitsubishi UFJ Lease Forecasts to increase substantially on a year-on-year basis, due to a recovery in the aviation business.

Using the Company Forecasts, the Mitsubishi UFJ Lease Forecasts and the above-referenced illustrative DDM Analyses of the Company and Mitsubishi UFJ Lease on a standalone basis, Goldman Sachs used an assumed perpetuity growth rate of 3.00 % and discount rates ranging from 7.50 % to 8.50 % for both the Company and Mitsubishi UFJ Lease on a standalone basis to derive the range of implied merger ratios of shares of Mitsubishi UFJ Lease Common Stock to be issued in exchange for one share of the Company Common Stock shown below.

Illustrative DDM-Based Contribution Analysis: 4.59 - 6.91

(ii) Illustrative “Has” / “Gets” Analysis

Goldman Sachs performed an illustrative “has” / “gets” analysis using the Company Forecasts, Mitsubishi UFJ Lease Forecasts and certain internal financial analyses and forecasts for dividends of Mitsubishi HC Capital pro forma for the transaction (the “Transaction”) contemplated in the Agreement (as defined in the Note below), prepared by the management of the Company, as approved for Goldman Sachs’ use by the Company (the “Pro Forma Forecasts” and, together with the Company Forecasts and the Mitsubishi UFJ Lease Forecasts, the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for Goldman Sachs’ use by the Company (the “Synergies”).

Illustrative DDM Analysis Per Share of the Company on a Standalone Basis: Goldman Sachs calculated an implied equity value per share of the Company Common Stock derived from the above-referenced illustrative DDM Analysis for the Company on a standalone basis. This analysis indicated the range of implied equity values per share of the Company Common Stock shown below.

Illustrative DDM Analysis Per Share of the Company on a Standalone Basis: JPY2,501 - JPY3,640

Illustrative DDM Analysis of Pro Forma Equity Value Per Share of the Company: Goldman Sachs performed an illustrative DDM Analysis of pro forma equity value to be attributed to the Company’s shareholders using publicly available information and the Forecasts, including the Synergies. Using a range of discount rates of 7.50 % to 8.50%, reflecting estimates of the Company’s cost of equity, Goldman Sachs calculated indications of the illustrative net present value of estimated dividend streams to be attributed to the Company’s shareholders from the Company on a standalone basis for the period beginning with the fiscal year ending March 31, 2021 through the fiscal year ending March 31, 2026 and a range of terminal values, which were calculated by applying perpetuity growth rates ranging from 2.50 % to 3.50 % to the terminal year estimated dividend, to derive a range of implied equity values per share of the Company Common Stock. Using a range of discount rates of 7.50 % to 8.50%, reflecting estimates of Mitsubishi UFJ Lease’s cost of equity, Goldman Sachs then calculated indications of the illustrative net present value of estimated dividend streams to be attributed to the Company’s shareholders from Mitsubishi UFJ Lease on a standalone basis for the period beginning with the fiscal year ending March 31, 2022 through the fiscal year ending March 31, 2026 and a range of terminal values, which were calculated by applying perpetuity growth rates ranging from 2.50 % to 3.50 % to the terminal year estimated dividend, to derive a range of implied equity values per share of the Company Common Stock. Using a range of discount rates of 7.50 % to 8.50%, reflecting estimates of the pro forma Mitsubishi HC Capital’s cost of equity, Goldman Sachs then calculated indications of the illustrative net present value of Synergies to be attributed to the Company’s shareholders for the period beginning with the fiscal year ending March 31, 2022 through the fiscal year ending March 31, 2026 and a range of terminal values, which were calculated by applying perpetuity growth rates ranging from 2.50 % to 3.50 % to the terminal year estimated dividend, to derive a range of implied equity values per share of the Company Common Stock. The implied equity value of the pro forma Mitsubishi HC Capital per share of the Company Common Stock was calculated by summing up each of the present value of estimated dividend streams from the Company on a standalone basis, the present value of estimated dividend streams from Mitsubishi UFJ Lease on a standalone basis and the present value of Synergies, in each case, as attributed to the Company’s shareholders. This analysis indicated the range of pro forma equity values per share of the Company Common Stock shown below.

Illustrative DDM Analysis of Pro Forma Equity Value Per Share of the Company: JPY2,731 - JPY3,991

(Supplementary Note)

Goldman Sachs provided its advisory services and the Goldman Sachs Report for the information and assistance of the board of directors of the Company in connection with its consideration of the Transaction. The Goldman Sachs Report does not constitute a recommendation as to how any holder of the Company Common Stock should vote with respect to such Transaction or any other matter. Goldman Sachs did not recommend any specific merger ratio to the Company or its board of directors, or that any specific merger ratio constituted the only appropriate merger ratio.

The Goldman Sachs Report is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of September 23, 2020, and Goldman Sachs assumes no responsibility for updating, revising or reaffirming the Goldman Sachs Report based on circumstances, developments or events occurring after the date thereof. No such updating, revising or reaffirming has been conducted and therefore the Goldman Sachs Report should be evaluated in the context only of the circumstances and market conditions existing as of September 23, 2020. Goldman Sachs assumed with the Company’s consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the management of the Company. Except as otherwise noted, the quantitative information used in the Goldman Sachs Report, to the extent it is based on market data, is based on market data as it existed on or before September 23, 2020 and is not necessarily indicative of current market conditions.

(Note)

The following is additional information on the assumptions made, procedures followed, matters considered and limitations on the work undertaken in connection with preparing the Goldman Sachs Report, the Goldman Sachs Fairness Opinion (as defined below) and the financial analyses supporting such Goldman Sachs Fairness Opinion (such financial analyses, together with the Goldman Sachs Fairness Opinion, the “Goldman Sachs Fairness Materials”).

Goldman Sachs is engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Mitsubishi UFJ Lease and any of their respective affiliates, including Hitachi and Mitsubishi UFJ Financial Group, significant shareholders of the Company, and Mitsubishi Corporation, a significant shareholder of Mitsubishi UFJ Lease, and their respective affiliates and third parties, or any currency or commodity that may be involved in the Transaction. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction. Goldman Sachs expects to receive fees for its services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as a dealer in the Company’s commercial paper program since November 2010. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Mitsubishi UFJ Lease and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as joint lead manager and joint bookrunner with respect to an offering by Mitsubishi UFJ Lease of its 3.406% senior notes due 2022 and its 3.559% senior notes due 2024 (aggregate principal amount $800,000,000) in February 2019; and as a dealer in Mitsubishi UFJ Lease’s Euro medium term note programs in July 2019. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Hitachi and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Hitachi in connection with its acquisition of an additional stake in Ansaldo STS S.p.A. in January 2019; as financial advisor to Hitachi in connection with the sale of its diagnostic imaging-related business announced in December 2019; as joint lead manager with respect to a public offering by Hitachi of its 0.060% senior notes due 2023, 0.160% senior notes due 2027 and 0.290% senior notes due 2030 (aggregate principal amount ¥200,000,000,000) in March 2020; as financial advisor to Hitachi Chemical Company Limited, a former subsidiary of Hitachi, in connection with Hitachi’s sale of Hitachi Chemical Company Limited in April 2020; and as financial advisor to Hitachi in connection with its acquisition of the power grids business of ABB Ltd in July 2020. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Mitsubishi Corporation and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as co-manager with respect to an offering by Mitsubishi Corporation of its 2.50% notes due 2024 (aggregate principal amount $500,000,000) in July 2019; and as a dealer in Mitsubishi Corporation’s and its subsidiary Mitsubishi Corporation Finance PLC’s Euro medium term note programs in November 2019. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Mitsubishi UFJ Lease, Hitachi, Mitsubishi UFJ Financial Group and Mitsubishi Corporation and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

In connection with preparing the Goldman Sachs Fairness Materials and the Goldman Sachs Report, Goldman Sachs has reviewed, among other things, the Merger Agreement, dated as of September 24, 2020, by and between Mitsubishi UFJ Lease and the Company (the “Agreement”); Annual Securities Reports (Yuka Shoken Hokoku-sho) of the Company and Mitsubishi UFJ Lease for the five fiscal years ended March 31, 2020; the First Quarter Securities Reports (Dai-ichi Shihanki Hokoku-sho) of the Company and Mitsubishi UFJ Lease for the first quarter ended June 30, 2020; certain other communications from the Company and Mitsubishi UFJ Lease to their respective stockholders; certain publicly available research analyst reports for the Company and Mitsubishi UFJ Lease; and the Forecasts, including the Synergies. Goldman Sachs has also held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company and their assessment of the strategic rationale for, and the potential benefits of, the Transaction and with members of the senior managements of the Company and Mitsubishi UFJ Lease regarding the past and current business operations, financial condition and future prospects of Mitsubishi UFJ Lease; reviewed the reported price and trading activity for the shares of the Company Common Stock and shares of Mitsubishi UFJ Lease Common Stock; compared certain financial and stock market information for the Company and Mitsubishi UFJ Lease with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of performing its financial analyses, rendering the Goldman Sachs Fairness Materials and the Goldman Sachs Report, Goldman Sachs has, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs has assumed with the Company’s consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the management of the Company. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Mitsubishi UFJ Lease or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Mitsubishi UFJ Lease or on the expected benefits of the Transaction in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also has assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Neither the Goldman Sachs Fairness Materials nor the Goldman Sachs Report addresses the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with the Company. The Goldman Sachs Fairness Opinion addresses only the fairness from a financial point of view to the holders (other than Mitsubishi UFJ Lease, Hitachi and Mitsubishi UFJ Financial Group and their respective affiliates) of shares of the Company Common Stock, as of the date hereof, of the merger ratio pursuant to the Agreement. Goldman Sachs does not express any view on, and the Goldman Sachs Fairness Materials do not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the merger ratio pursuant to the Agreement or otherwise. Goldman Sachs is not expressing any opinion as to the prices at which shares of Mitsubishi UFJ Lease Common Stock or shares of the Company Common Stock will trade at any time, or as to the potential effects of volatility in the credit, financial and stock markets on the Company or Mitsubishi UFJ Lease or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Mitsubishi UFJ Lease or the ability of the Company or Mitsubishi UFJ Lease to pay their respective obligations when they come due.

Goldman Sachs provided the Goldman Sachs Fairness Materials for the information and assistance of the board of directors of the Company in connection with its consideration of the Transaction. The Goldman Sachs Fairness Materials do not constitute a recommendation as to how any holder of shares of the Company Common Stock should vote with respect to such Transaction or any other matter. The Goldman Sachs Fairness Materials are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date hereof and Goldman Sachs assumes no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. The Goldman Sachs Fairness Opinion has been approved by a fairness committee of Goldman Sachs. The Goldman Sachs Fairness Materials and the Goldman Sachs Report are not necessarily susceptible to partial analysis or summary description. Selecting portions of the Goldman Sachs Fairness Materials, the Goldman Sachs Report or the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs Fairness Materials and the Goldman Sachs Report. Goldman Sachs did not attribute any particular weight to any factor or any analysis it performed.

b.	The reason why the kind of property was selected as the consideration for the merger (paragraph (3), item (ii) of Article 182)

The Company and Mitsubishi UFJ Lease selected the stock of Mitsubishi UFJ Lease, which is to be the company surviving the absorption-type merger, as the merger consideration for the Company’s stock pertaining to the Merger. The Company and Mitsubishi UFJ Lease judged that the stock of Mitsubishi UFJ Lease is appropriate as the consideration pertaining to the Merger in view of the following: (i) trading opportunities will be ensured because the stock of Mitsubishi UFJ Lease is listed on the first section of the Tokyo Stock Exchange and the first section of the Nagoya Stock Exchange and has liquidity; and (ii) the shareholders holding the Company Common Stock will be able to enjoy the integrative effect of the Merger by receiving the stock of Mitsubishi UFJ Lease, which is to be the company surviving the absorption-type merger.

c.	Matters to be given due consideration so as not to harm the interests of shareholders of the company merged in the absorption-type merger (paragraph (3), item (iii) of Article 182)

Although a particular conflict of interest does not exist between the two companies, as Mitsubishi UFJ Financial Group is a large shareholder of both of the two companies, holding 22.85% of the voting rights of Mitsubishi UFJ Lease, by itself or through its subsidiaries, and 23.01% of the voting rights of the Company, respectively, as of March 31, 2020, its interest regarding the Business Integration may differ from that of other shareholders of the two companies. Also, considering that the Business Integration may have an impact on the group operational policy of Hitachi, which holds 33.40 % of the voting rights of the Company as of March 31, 2020, Hitachi’s interest regarding the Business Integration may not correspond exactly to those of other shareholders of the Company. Under these circumstances, the following measures have been implemented in order to take extra precautions to ensure fairness of the Business Integration:

(A)	Obtaining a financial analysis report (santeisho) and Fairness Opinion from the financial advisor

Mitsubishi UFJ Lease obtained the financial analysis report (santeisho) on the Merger Ratio from Mitsubishi UFJ Morgan Stanley Securities, the financial advisor retained by Mitsubishi UFJ Lease, independent from the two companies. In addition, Mitsubishi UFJ Lease received the Fairness Opinion in writing to the effect that the Merger Ratio was reasonable to the shareholders of Mitsubishi UFJ Lease’s common stock (excluding the Company) from a financial perspective based on and subject to the factors and assumptions set forth in the Fairness Opinion and other certain premises. For more details, please refer to 3.(1)a.(B)ii. “Matters concerning the calculation of the Merger Ratio” above.

Meanwhile, the Company obtained the financial analysis report (santeisho) of the Merger Ratio from Goldman Sachs Japan, the financial advisor retained by the Company, independent from the two companies. In addition, the Company received a fairness opinion in writing from Goldman Sachs Japan (the “Goldman Sachs Fairness Opinion”), to the effect that, as of September 24, 2020 and based upon and subject to the factors and assumptions set forth in such opinion, the Merger Ratio pursuant to the Agreement was fair from a financial perspective to the holders (other than Mitsubishi UFJ Lease, Hitachi and Mitsubishi UFJ Financial Group and their respective affiliates) of the outstanding shares of common stock of the Company. For more details, please refer to 3.(1)a.(B)ii. “Matters concerning the calculation of the Merger Ratio” above.

(B)	Advice from external law firms

Mitsubishi UFJ Lease appointed Nishimura & Asahi as its legal advisor for the Business Integration and has received advice from the firm from legal perspectives on procedures for the Business Integration and methods and processes of its decision-making etc.

The Company appointed Mori Hamada & Matsumoto as its legal advisor for the Business Integration and has received advice from the firm from legal perspectives on procedures for the Business Integration and methods and processes of its decision-making etc.

(C)	Establishing an independent committee and obtaining a response by the Company

The Company, for the purpose of taking extra precautions to ensure fairness of the Business Integration, established an independent committee consisting of four independent outside directors of the Company: Mr. Koichiro Hiraiwa, the representative director of Dream Estate Tokyo Inc., Mr. Wataru Sueyoshi, the partner attorney-at-law from Sueyoshi & Sato, Mr. Takashi Nakamura, the former director, chairman of Nichirei Biosciences Inc., and Ms. Yuri Sasaki, the dean, professor of Faculty of Economics, Meiji Gakuin University, by a resolution passed at the board of directors meeting held on February 28, 2020. The Company referred the following matters to the independent committee: to evaluate, decide, and make responses to its board of directors about (i) the appropriateness of the Business Integration from the perspective of whether or not the Business Integration increases corporate value of the Company, and (ii) the reasonableness of the transaction terms and the fairness of the procedures for the Business Integration from perspectives of benefiting general shareholders of the Company.

In addition, the board of directors of the Company passed resolutions that it should respect the content of the independent committee’s response to the fullest extent when making a decision on the Business Integration and that it would grant the independent committee authority to appoint or nominate its own advisors (such as legal advisors and consultants) as necessary, for evaluations on the matters referred to the independent committee (and any cost regarding such advisors should be incurred by the Company). The independent committee, based on the authority granted, appointed Mr. Takashi Goto, the attorney-at-law from Shiomizaka as its own legal advisor and Mr. Shinsuke Hasegawa, the certified public accountant and tax accountant who is the representative of Hasegawa CPA Office as its own financial advisor.

The independent committee held 24 meetings from February 28, 2020 to September 24, 2020 and received necessary information from employees and officers of the Company, and the advisors to the Company and the advisors to the independent committee, to carefully evaluate the matters referred to the independent committee.

Specifically, the independent committee asked questions to the Company about matters including managerial challenges surrounding the Company, the background leading to the Business Integration and potential synergy effects by the Business Integration and received answers from the Company. Also, the independent committee requested officers of the Company, including President and Chief Executive Officer, Mr. Seiji Kawabe, Executive Vice President and Executive Officer, Mr. Seiichiro Kishino and Vice President and Executive Officer, Mr. Masashi Takeda, to attend the meetings of the independent committee several times and received explanations directly and held Q&A sessions on the Company management’s opinions on the Business Integration, results of the due diligence conducted regarding Mitsubishi UFJ Lease & Finance, and progress of considerations and discussions on the Business Integration.

Additionally, the independent committee received an explanation from the Company management on the matters including the contents of business plans of the Company and Mitsubishi UFJ Lease & Finance, one of the underlying factors for determining the Merger Ratio, and scrutinized the financial analyses conducted by Goldman Sachs Japan, the financial advisor to the Company, for use by the board of directors of the Company as the basis of their consideration, based on Mr. Hasegawa’s advice from a financial perspective. Furthermore, the independent committee received reports on the progress of negotiations about the Merger Ratio from the Company management in a timely fashion, and discussed the reasonableness of the Merger Ratio based on advice from Mr. Hasegawa and legal advice from Mr. Goto and other matters.

The independent committee additionally discussed measures taken for the purpose of ensuring fairness of the procedures for the Business Integration, based on legal advice from Mr. Goto.

Through the process described above, as a result of careful discussions and evaluations on the matters referred to the independent committee by the Company, on September 24, 2020, the independent committee submitted to the board of directors of the Company a response to the effect that the independent committee determined, by a unanimous decision of its members, that the Business Integration will increase the Company’s corporate value, that the terms of the Business Integration are reasonable, and that sufficient considerations have been given to the interests of the Company’s general shareholders through fair procedure.

(D)	Approval from all directors of the Company except those who concurrently serve as officers or employees of Mitsubishi UFJ Financial Group or Hitachi

The conclusion of the business integration agreement and the merger agreement was unanimously approved by all the directors of the Company (except Mr. Koichiro Oshima, who concurrently serves as managing executive officer of Mitsubishi UFJ Financial Group and Mr. Masahiko Hasegawa, who concurrently serves as vice president and executive officer of Hitachi), at the board of directors meeting of the Company.

Mr. Oshima, director of the Company who concurrently serves as an officer and employee of Mitsubishi UFJ Financial Group, a large shareholder of both companies, did not participate in the discussion and resolution concerning the Business Integration at the board of directors meeting of the Company for the purpose of taking all possible means to ensure fairness of the Business Integration, considering, among other things, that Mitsubishi UFJ Financial Group’s interests in the Business Integration may differ from those of other shareholders of the Company. In addition, Mr. Hasegawa, the director of the Company who concurrently serves as an officer and employee of Hitachi, a large shareholder of the Company, did not participate in the discussion and resolution concerning the Business Integration at the board of directors meeting of the Company for the purpose of taking all possible means to ensure fairness of the Business Integration, considering, among other things, that the interests of Hitachi in the Business Integration may not correspond exactly to those of other shareholders of the Company because of the potential impact of the Business Integration on the group operation policy of Hitachi.

(E)

Approval from all directors of Mitsubishi UFJ Lease except those who concurrently serve as officers or employees of Mitsubishi UFJ Financial Group, and opinion of no objection from all audit & supervisory board members

The conclusion of the business integration agreement and the merger agreement was unanimously approved by all the directors of Mitsubishi UFJ Lease (except Mr. Naomi Hayashi, who concurrently serves as managing corporate executive of Mitsubishi UFJ Financial Group), at the board of directors meeting of Mitsubishi UFJ Lease, and all the auditor & supervisory board members of Mitsubishi UFJ Lease stated an opinion to the effect that they have no objection to the Business Integration.

Mr. Hayashi, a director of Mitsubishi UFJ Lease who concurrently serves as an officer of Mitsubishi UFJ Financial Group, a large shareholder of both companies, did not participate in the discussion and resolution concerning the Business Integration at the board of directors meeting of Mitsubishi UFJ Lease for the purpose of taking extra precautions to ensure fairness of the Business Integration, considering, among other things, that Mitsubishi UFJ Financial Group’s interests in the Business Integration may differ from those of other shareholders of Mitsubishi UFJ Lease.

d.	Matters concerning the appropriateness of the stated capital and reserves of the company surviving an absorption-type merger (the main sentence of paragraph (3) of Article 182)

The Merger does not increase the amount of the stated capital and reserves of Mitsubishi UFJ Lease.The Company judges that the above matters are appropriate in terms of realizing a responsive and flexible capital policy of Mitsubishi UFJ Lease.

(2)	Matters of reference regarding the consideration for the merger (Article 182, paragraph (1), item (ii) and paragraph (iv) of the Regulation for Enforcement of the Companies Act)

a.	The provisions of the articles of incorporation of the company surviving the absorption-type merger (paragraph (4), item (i), (a) of Article 182)

Chapter 1. General Provisions

Article 1. (Corporate Name)

The name of the Company shall be “Mitsubishi UFJ Lease Kabushiki Kaisha” which shall be expressed in English as “Mitsubishi UFJ Lease & Finance Company Limited.”

Article 2. (Purposes)

The purposes of the Company shall be to engage in the following businesses:

(1)   The finance and operating lease, rental, sale and purchase, installment sales, and maintenance of various types of personal property, including machines, apparatus, and equipment;

(2)   Lease, sale, and purchase of intangible property rights, such as copyrights and industrial property rights;

(3)   Financial activities such as the loaning of money, the guaranteeing of debts, and the sale and purchase of all types of bond;

(4)   Financial instruments business;

(5)   Holding, managing, purchasing, and selling of securities;

(6)   Business relating to the sale of life insurance policies;

(7)   Provision of agency services for non-life insurance

(8)   Information processing business, information distribution business, telecommunication business, advertising business, and publishing business;

(9)   Acting as a contractor to perform design, construction, installation, repair, and demolition services in connection with any type of construction work;

(10)  Provision of payment collection services and corporate accounting services;

(11)  Sale, purchase, exchange, development, lease, and maintenance of real estate, and business relating to the operation of various facilities;

(12)  Electricity generation business, business relating to the provision and sale of energy, gas, and other forms of energy and natural resources, and provision of goods and services in the environmental and energy field;

(13)  Provision of medical and healthcare services and nursing care services;

(14)  All brokering, agency, inspection, and consulting services incidental and relating to the foregoing matters; and

(15) All operations incidental and relating to the foregoing matters.

Article 3. (Location of Head Office)

The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 4. (Method of Public Notices)

Any public notice of the Company shall be given by electronic notice; however, in the event that such electronic notice is not available due to an accident or other unavoidable reason, the public notice shall be given by publication in the Nihon Keizai Shimbun.

Chapter 2. Shares

Article 5. (Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be three billion two hundred million (3,200,000,000) shares.

Article 6. (Acquisition of Treasury Shares)

The Company may purchase treasury shares prescribed by resolution of the Board of Directors by way of market transaction or otherwise.

Article 7. (Number of Shares of One Voting Unit)

The number of shares constituting one voting unit of shares of the Company shall be one hundred (100).

Article 8. (Request for Sale by Shareholder Holding Shares Constituting Less Than One Voting Unit)

A shareholder holding shares constituting less than one voting unit may request the Company to sell the relevant number of shares which shall constitute one voting unit of shares if combined with the shares constituting less than one voting unit already held by such shareholder (“Request for Sale”).

Article 9. (Restrictions on Rights of Shareholder Holding Shares Constituting Less Than One Voting Unit)

Shareholders holding shares constituting less than one voting unit of the Company shall not be allowed to exercise any rights except for the following rights:

(1)   The rights provided for in each item of Article 189, Paragraph 2 of the Companies Act;

(2)   The rights to make a request for acquisition of shares with put option;

(3)   The rights to receive the allotment of shares for subscription and stock acquisition rights for subscription; and

(4)   The rights to make a Request for Sales for shares constituting less than one voting unit as provided for in the preceding article.

Article 10. (Administrator of Shareholders’ Registry)

1.  The Company shall have an administrator of shareholders’ registry.

2.  The administrator of shareholders’ registry and the location for the handling of its business shall be designated by resolution of the Board of Directors and the Company shall make a public notice concerning such matters.

Article 11. (Share Handling Regulations)

The entries and records on the shareholders’ registry and registry of stock acquisition rights, purchase and Request for Sale of shares constituting less than one voting unit, other administration and handling charges relating to shares and stock acquisition rights, and a procedure when shareholders exercise their rights and so on shall be governed by the Share Handling Regulations established by the Board of Directors, as well as laws and regulations or the Articles of Incorporation.

Article 12. (Record Date)

1.  The Company shall deem the shareholders holding voting rights whose names have been entered or recorded in the latest shareholders’ registry as of March 31 of each year to be the shareholders who are entitled to exercise their rights at the ordinary general meeting of shareholders for the relevant business year.

2.  Notwithstanding the preceding paragraph, whenever necessary, the Company may, upon giving prior public notice, fix a date as a record date and may deem the shareholders or registered pledgees of shares whose names have been entered or recorded in the latest shareholders’ registry as of such date as the shareholders or the registered pledgees of shares entitled to exercise their rights by resolution of the Board of Directors.

Chapter 3. General Meeting of Shareholders

Article 13. (Convocation of General Meeting of Shareholders)

An ordinary general meeting of shareholders shall be convened in June of each year. Extraordinary general meetings of shareholders shall be convened whenever necessary.

Article 14. (Convener and Chairperson of General Meeting of Shareholders)

1.  The President and CEO shall convene a general meeting of shareholders of the Company by resolution of the Board of Directors unless otherwise stipulated by laws or regulations. Should the President and CEO be unable to so act, one of the other Directors shall convene the meeting in accordance with the order determined by the Board of Directors in advance.

2.  The President and CEO shall serve as chairperson of the general meetings of shareholders and, should the President and CEO be unable to so act, one of the other Directors shall serve as the chairperson in accordance with the order determined by the Board of Directors in advance.

Article 15. (Disclosure via Internet and Deemed Provision of Reference Materials for General Meeting of Shareholders, Etc.)

In connection with the convocation of a general meeting of shareholders, the Company can deem that shareholders have been provided with such information concerning matters to be described or indicated in the reference materials for the general meeting of shareholders, business reports, financial statements, and consolidated financial statements by disclosing such information via the internet in accordance with the ministerial ordinances of the Ministry of Justice.

Article 16. (Voting by Proxy for General Meeting of Shareholders)

1.  A shareholder of the Company may exercise his or her voting rights through one (1) proxy who is also a shareholder of the Company holding voting rights.

2.  In the case of the preceding paragraph, the shareholder or the proxy must file with the Company a document evidencing the authority of such proxy for each general meeting of shareholders.

Article 17. (Method of Adopting Resolutions of General Meeting of Shareholders)

1.  Unless otherwise provided by laws or regulations or the Articles of Incorporation, resolutions of general meeting of shareholders of the Company shall be adopted by a majority of the voting rights of the shareholders represented at a particular meeting who are entitled to exercise voting rights.

2.  Resolutions of general meeting of shareholders stipulated in Article 309, Paragraph 2 of the Companies Act shall be adopted by two-thirds (2/3) or more of the voting rights of shareholders represented at a particular meeting, for which a quorum shall be the attendance or other representation of one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights thereat.

Article 18. (Minutes of General Meeting of Shareholders)

The substance and results of the proceedings of the general meeting of shareholders, as well as any matters provided by laws and regulations, shall be recorded in the minutes of the meeting.

Chapter 4. Directors and Board of Directors

Article 19. (Board of Directors)

The Company shall have a Board of Directors.

Article 20. (Number of Directors)

The Company shall have no more than twenty two (22) Directors.

Article 21. (Election of Directors)

1.  The Directors shall be elected by resolution of a general meeting of shareholders.

2.  The resolution to elect Directors shall be adopted by an affirmative vote of the majority of voting rights of shareholders present at the general meeting of shareholders, a quorum for which shall be the presence of shareholders with one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights thereat.

3.  The resolution to elect Directors shall not be based on cumulative voting.

Article 22. (Term of Office of Directors)

The term of office of Directors of the Company shall expire at the conclusion of the ordinary general meeting of shareholders held in respect of the last business year ending within one (1) year from the date of election.

Article 23. (Representative Directors and Directors with Specific Titles)

1.  The Company shall, by resolution of the Board of Directors, appoint Representative Director(s).

2.  The Representative Director(s) of the Company shall represent the Company and execute the business of the Company.

3.  The Board of Directors of the Company may, by its resolution, appoint one (1) President and CEO (shacho), and one (1) or more Managing Director(s) (jomu). It may also appoint one (1) Chairman of the Board of Directors (kaicho) and one (1) or more Deputy Chairmen (fukukaicho), Senior Vice President(s) (fukushacho) and Senior Managing Director(s) (senmu) as required.

Article 24. (Convener and Chairperson of Meetings of Board of Directors)

1.  If the Company has a Chairman of the Board of Directors, he or she shall convene meetings of the Board of Directors of the Company and serve as the chairperson; and if the Company does not have a Chairman of the Board of Directors, the President and CEO shall so act unless otherwise stipulated by laws or regulations.

2.  Should the Chairman of the Board of Directors be unable to so act, the President and CEO shall act on his or her behalf and should the President be unable to so act, one of the other Directors shall convene the meeting and serve as chairperson in accordance with the order determined by the Board of Directors in advance.

Article 25. (Convocation Notice of Meetings of Board of Directors)

Convocation notice of a meeting of the Board of Directors shall be given to each Director and each Statutory Auditor at least three (3) days prior to the date of such meeting; however, such period may be shortened in the case of emergency.

Article 26. (Method of Adopting Resolutions of Board of Directors)

A resolution of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present at the meeting at which a majority of the Directors are present.

Article 27. (Omission of Resolution of Board of Directors)

The Company may deem a matter to be resolved by the Board of Directors to have been adopted by a resolution of the Board of Directors in the case where all of the Directors consent in writing or by way of electromagnetic record, unless a Statutory Auditor expresses his or her objection thereto.

Article 28. (Minutes of Meeting of Board of Directors)

The substance and results of the proceedings of the meeting of the Board of Directors, as well as any matters provided for by laws and regulations, shall be stated or recorded in the minutes of the meeting and the Directors and Statutory Auditors present thereat shall affix their names and seals or electronic signature thereto.

Article 29. (Regulations of Board of Directors)

Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, as well as by laws and regulations or the Articles of Incorporation.

Article 30. (Remuneration, Etc., for Directors)

The remuneration, etc., for Directors shall be determined by resolution of a general meeting of shareholders.

Article 31. (Liability Limitation Agreements with Outside Directors)

The Company may enter into agreements with Outside Directors to limit their liability if the requirements prescribed in laws and regulations are met for the liability for damages provided for in Article 423, Paragraph 1 of the Companies Act; however, the liability for damages under such agreements shall be limited to the higher of either (i) the pre-determined amount not less than eight million (8,000,000) yen, or (ii) the minimum amount prescribed in laws and regulations.

Chapter 5. Statutory Auditors and Board of Statutory Auditors

Article 32. (Statutory Auditors and Board of Statutory Auditors)

The Company shall have Statutory Auditors and a Board of Statutory Auditors.

Article 33. (Number of Statutory Auditors)

The Company shall have no less than three (3) Statutory Auditors.

Article 34. (Election of Statutory Auditors)

1.  The Statutory Auditors of the Company shall be elected by a resolution of a general meeting of shareholders.

2.  The resolution to elect Statutory Auditors of the Company shall be adopted by a majority of the voting rights of shareholders present at the general meeting of shareholders, a quorum for which shall be the presence of shareholders with one-third (1/3) or more of the voting rights exercisable for such meeting.

Article 35. (Term of Office of Statutory Auditors)

1.  The term of office of Statutory Auditors of the Company shall expire at the conclusion of the ordinary general meeting of shareholders held in respect of the last business year ending within four (4) years from the date of election.

2.  The term of office of a Statutory Auditor who is elected to fill the vacancy of a Statutory Auditor who resigned shall last until the expiration of the remaining term of the Statutory Auditor who resigned.

Article 36. (Standing Statutory Auditors)

The Board of Statutory Auditors shall elect Standing Statutory Auditors from among the Statutory Auditors.

Article 37. (Convocation Notice of Meetings of Board of Statutory Auditors)

Convocation notice of a meeting of the Board of Statutory Auditors of the Company shall be given to each Statutory Auditor at least three (3) days prior to the date of such meeting; however, such period may be shortened in the case of emergency.

Article 38. (Method of Adopting Resolutions of Board of Statutory Auditors)

Unless otherwise provided by laws or regulations, resolutions of a meeting of the Board of Statutory Auditors shall be adopted by an affirmative vote of a majority of the Statutory Auditors.

Article 39. (Minutes of Meeting of Board of Statutory Auditors)

The substance and results of the proceedings of the meeting of the Board of Statutory Auditors, as well as any matters provided for by laws and regulations, shall be stated or recorded in the minutes of the meeting; and the Statutory Auditors present thereat shall affix their names and seals or electronic signature thereto.

Article 40. (Regulations of Board of Statutory Auditors)

The matters concerning the Board of Statutory Auditors of the Company shall be governed by the Regulations of the Board of Statutory Auditors established by the Board of Statutory Auditors, as well as by laws and regulations or the Articles of Incorporation.

Article 41. (Remuneration, Etc., for Statutory Auditors)

The remuneration, etc. for Statutory Auditors of the Company shall be determined by resolution of a general meeting of shareholders.

Article 42. (Liability Limitation Agreements with Outside Statutory Auditors)

The Company may enter into agreements with Outside Statutory Auditors to limit their liability if the requirements prescribed in laws and regulations are met for the liability for damages provided for in Article 423, Paragraph 1 of the Companies Act; however, the liability for damages under such agreements shall be limited to the higher of either (i) the pre-determined amount not less than eight million (8,000,000) yen, or (ii) the minimum amount prescribed in laws and regulations.

Chapter 6. Accounting Auditor

Article 43. (Accounting Auditor)

The Company shall have an Accounting Auditor.

Article 44. (Election of Accounting Auditor)

The Accounting Auditor of the Company shall be elected by resolution of a general meeting of shareholders.

Article 45. (Term of Office of Accounting Auditor)

1.  The term of office of the Accounting Auditor of the Company shall expire at the conclusion of the ordinary general meeting of shareholders held in respect of the last business year ending within one (1) year from the date of election.

2.  The Accounting Auditor shall be deemed to have been re-elected at the ordinary general meeting of shareholders mentioned in the preceding paragraph unless otherwise resolved at such meeting.

Article 46. (Remuneration, Etc., of Accounting Auditor)

The remuneration, etc., for the Accounting Auditor shall be determined by the Representative Director with consent of the Board of Statutory Auditors.

Chapter 7. Accounts

Article 47. (Business Year)

The business year of the Company shall be from April 1 of each year to March 31 of the following year.

Article 48. (Distribution of Surplus, Etc.)

1.  The Company shall determine such matters which are described in each item in Article 459, Paragraph 1 of the Companies Act by resolution of the Board of Directors.

2.  The Company shall make monetary distributions of surplus (“Dividends”) to the shareholders or registered pledgees of shares entered or recorded in the latest shareholders’ registry as of March 31 or September 30 of each year.

3.  The Company shall not have such matters which are described in each item in Article 459, Paragraph 1 of the Companies Act determined by resolution of the general meeting of shareholders.

Article 49. (Limitation on Dividends)

1.  If the Dividends are not received within three (3) years from the date of commencement of payment thereof, the Company shall be relieved of the obligation to make such payment.

2.  Unpaid Dividends shall bear no interest.

The articles of incorporation listed above are the current version of the Articles of Incorporation of Mitsubishi UFJ Lease, and with respect to the article of incorporations of Mitsubishi UFJ Lease after the Merger, a proposal to amend the Articles of Incorporation will be submitted to an extraordinary general meeting of shareholders of Mitsubishi UFJ Lease scheduled to be held on February 26, 2021. The draft of the amended Articles of Incorporation is as follows.

Chapter 1. General Provisions

Article 1. (Corporate Name)

The name of the Company shall be “Mitsubishi HC Capital Kabushiki Kaisha” which shall be expressed in English as “Mitsubishi HC Capital Inc.”

Article 2. (Purposes)

The purposes of the Company shall be to engage in the following businesses:

(1)   The finance and operating lease, rental, sale and purchase, installment sales, sale through intermediation of credit purchases or by other means, intermediation of such sale, and maintenance of various types of personal property, including machines, apparatus, and equipment;

(2)   The finance and operating lease, rental, sale and purchase, installment sales, sale through intermediation of credit purchases or by other means, intermediation of such sale, development, maintenance, and operation of real estate;

(3)   Acquisition, planning, development, lease, sale, and purchase of intangible property rights, such as copyrights and industrial property rights;

(4)   Financial activities such as the loaning of money, the guaranteeing of debts, and the sale and purchase of all types of bond;

(5)   Financial instruments business and financial instruments intermediary services;

(6)   Holding, managing, purchasing, and selling of securities;

(7)   Business relating to the sale of life insurance policies;

(8)   The following non-life insurance business:

(i) non-life insurance services;

(ii)  provision of agency services for non-life insurance; and

(iii)  other services that a non-life insurance company is permitted to provide under the Insurance Business Act and other laws;

(9)   Information processing business, information distribution business, telecommunication business, advertising business, and publishing business;

(10)  Acting as a contractor to perform design, construction, installation, repair, supervision, development, and demolition services in connection with any type of construction work;

(11)  Provision of payment collection and payment services and corporate accounting services;

(12)  Electricity generation business, business relating to the provision and sale of energy, gas, and other forms of energy and natural resources, and provision of goods and services in the environmental and energy field;

(13)  Provision of medical and healthcare services and nursing care services;

(14)  Credit card business;

(15)  Credit check services;

(16)  Issuance, sale, and management of advanced payment certificates;

(17)  Trust business and trust agreement agency business;

(18)  Warehousing business;

(19)  Worker dispatching business;

(20)  Secondhand articles dealing business;

(21)  Real estate brokerage;

(22)  Bank agency services;

(23)  Provision of services relating to personnel, salary, welfare, and other matters on commission;

(24)  Business relating to agriculture, forestry, fisheries and similar activities

(25)  All brokering, agency, inspection, and consulting services incidental and relating to the foregoing matters; and

(26)  All operations incidental and relating to the foregoing matters.

Article 3. (Location of Head Office)

The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 4. (Method of Public Notices)

Any public notice of the Company shall be given by electronic notice; however, in the event that such public notice by electronic notice is not available due to an accident or other unavoidable reason, the public notice shall be given by publication in the Nihon Keizai Shimbun.

Chapter 2. Shares

Article 5. (Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be four billion eight hundred million (4,800,000,000) shares.

Article 6. (Acquisition of Treasury Shares)

The Company may purchase treasury shares prescribed by resolution of the Board of Directors by way of market transaction or otherwise.

Article 7. (Number of Shares of One Voting Unit)

The number of shares constituting one voting unit of shares of the Company shall be one hundred (100).

Article 8. (Request for Sale by Shareholder Holding Shares Constituting Less Than One Voting Unit)

A shareholder holding shares constituting less than one voting unit may request the Company to sell the relevant number of shares which shall constitute one voting unit of shares if combined with the shares constituting less than one voting unit already held by such shareholder.

Article 9. (Restrictions on Rights of Shareholder Holding Shares Constituting Less Than One Voting Unit)

Shareholders holding shares constituting less than one voting unit of the Company shall not be allowed to exercise any rights except for the following rights:

(1)   The rights provided for in each item of Article 189, Paragraph 2 of the Companies Act;

(2)   The rights to make a request for acquisition of shares with put option;

(3)   The rights to receive the allotment of shares for subscription and stock acquisition rights for subscription; and

(4)   The rights to make a request for the sale of shares constituting less than one voting unit as provided for in the preceding article.

Article 10. (Administrator of Shareholders’ Registry)

1.  The Company shall have an administrator of shareholders’ registry.

2.  The administrator of shareholders’ registry and the location for the handling of its business shall be designated by resolution of the Board of Directors or by the decision of a Director who has been delegated by resolution of the Board of Directors, and the Company shall make a public notice concerning such matters.

Article 11. (Share Handling Regulations)

The entries and records on the shareholders’ registry and registry of stock acquisition rights, purchase and sale of shares constituting less than one voting unit, other administration and handling charges relating to shares and stock acquisition rights, and a procedure when shareholders exercise their rights and so on shall be governed by the Share Handling Regulations established by the Board of Directors or by the decision of a Director who has been delegated by resolution of the Board of Directors, as well as laws and regulations or the Articles of Incorporation.

Article 12. (Record Date)

1.  The Company shall deem the shareholders holding voting rights whose names have been entered or recorded in the latest shareholders’ registry as of March 31 of each year to be the shareholders who are entitled to exercise their rights at the ordinary general meeting of shareholders for the relevant business year.

2.  Notwithstanding the preceding paragraph, whenever necessary, the Company may, upon giving prior public notice, fix a date as a record date and may deem the shareholders or registered pledgees of shares whose names have been entered or recorded in the latest shareholders’ registry as of such date as the shareholders or the registered pledgees of shares entitled to exercise their rights by resolution of the Board of Directors or by the decision of a Director who has been delegated by resolution of the Board of Directors.

Chapter 3. General Meeting of Shareholders

Article 13. (Convocation of General Meeting of Shareholders)

An ordinary general meeting of shareholders shall be convened in June of each year. Extraordinary general meetings of shareholders shall be convened whenever necessary.

Article 14. (Convener and Chairperson of General Meeting of Shareholders)

1.  The President and CEO shall convene a general meeting of shareholders of the Company by resolution of the Board of Directors and shall serve as chairperson unless otherwise stipulated by laws or regulations.

2.  Should the President and CEO be unable to so act, one of the other Directors shall convene the meeting and shall serve as chairperson in accordance with the order determined by the Board of Directors in advance.

Article 15. (Disclosure via Internet and Deemed Provision of Reference Materials for General Meeting of Shareholders, Etc.)

In connection with the convocation of a general meeting of shareholders, the Company can deem that shareholders have been provided with such information concerning matters to be described or indicated in the reference materials for the general meeting of shareholders, business reports, financial statements, and consolidated financial statements by disclosing such information via the internet in accordance with the ministerial ordinances of the Ministry of Justice.

Article 16. (Voting by Proxy for General Meeting of Shareholders)

1.  A shareholder of the Company may exercise his or her voting rights through one (1) proxy who is also a shareholder of the Company holding voting rights.

2.  In the case of the preceding paragraph, the shareholder or the proxy must file with the Company a document evidencing the authority of such proxy for each general meeting of shareholders.

Article 17. (Method of Adopting Resolutions of General Meeting of Shareholders)

1.  Unless otherwise provided by laws or regulations or the Articles of Incorporation, resolutions of general meeting of shareholders of the Company shall be adopted by a majority of the voting rights of the shareholders represented at a particular meeting who are entitled to exercise voting rights.

2.  Resolutions of general meeting of shareholders stipulated in Article 309, Paragraph 2 of the Companies Act shall be adopted by two-thirds (2/3) or more of the voting rights of shareholders represented at a particular meeting, for which a quorum shall be the attendance or other representation of one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights thereat.

Article 18. (Minutes of General Meeting of Shareholders)

The substance and results of the proceedings of the general meeting of shareholders, as well as any matters provided by laws and regulations, shall be recorded in the minutes of the meeting.

Chapter 4. Directors and Board of Directors

Article 19. (Board of Directors)

The Company shall have a Board of Directors.

Article 20. (Number of Directors)

1.  The Company shall have no more than twenty two (22) Directors.

2.  Among the Directors provided for in the preceding paragraph, the Company shall have no more than seven (7) Directors who serve as Audit and Supervisory Committee members.

Article 21. (Election of Directors)

1.  The Directors shall be elected by resolution of a general meeting of shareholders, distinguishing Directors who serve as Audit and Supervisory Committee members from other Directors.

2.  The resolution to elect Directors shall be adopted by an affirmative vote of the majority of voting rights of shareholders present at the general meeting of shareholders, a quorum for which shall be the presence of shareholders with one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights thereat.

3.  The resolution to elect Directors shall not be based on cumulative voting.

Article 22. (Term of Office of Directors)

1.  The term of office of Directors (other than those who serve as Audit and Supervisory Committee members) of the Company shall expire at the conclusion of the ordinary general meeting of shareholders held in respect of the last business year ending within one (1) year from the date of election.

2.  The term of office of Directors (other than those who serve as Audit and Supervisory Committee members) of the Company who have been elected to increase the number of Directors shall expire when the term of office of other incumbent Directors (other than those who serve as Audit and Supervisory Committee members) expires. The term of office of Directors who have been elected as substitutes for Directors (other than those who serve as Audit and Supervisory Committee members) who retired from office before its expiration shall expire when the term of office of the retired Directors (other than those who serve as Audit and Supervisory Committee members) expires.

3.  The term of office of Directors of the Company who serve as Audit and Supervisory Committee members shall expire at the conclusion of the ordinary general meeting of shareholders held in respect of the last business year ending within two (2) years from the date of election.

4.  The term of office of Directors who serve as Audit and Supervisory Committee members and who have been elected as substitutes for Directors who served as Audit and Supervisory Committee members and who retired from office before its expiration shall expire upon expiration of the term of the retired Directors.

5.  The effect of resolution relating to the election of substitute Directors who serve as Audit and Supervisory Committee members pursuant to Article 329, Paragraph 3 of the Companies Act shall expire at the start of the ordinary general meeting of shareholders held in respect of the last business year ending within two (2) years from the date of resolution, unless shortened by such resolution.

Article 23. (Representative Directors and Directors with Specific Titles)

1.  The Company shall, by resolution of the Board of Directors, appoint Representative Director(s) from among Directors (other than those who serve as Audit and Supervisory Committee members).

2.  The Representative Director(s) of the Company shall represent the Company and execute the business of the Company.

3.  The Board of Directors of the Company may, by its resolution, appoint one (1) Chairman of the Board of Directors (kaicho), one (1) President and CEO (shacho), and several other Directors with specific titles from among the Directors (other than those who serve as Audit and Supervisory Committee members).

Article 24. (Convener and Chairperson of Meetings of Board of Directors)

1.  If the Company has a Chairman of the Board of Directors, he or she shall convene meetings of the Board of Directors of the Company and serve as the chairperson; and if the Company does not have a Chairman of the Board of Directors, the President and CEO shall so act unless otherwise stipulated by laws or regulations.

2.  Should the Chairman of the Board of Directors be unable to so act, the President and CEO, and should the President and CEO be unable to so act, one of the other Directors, in accordance with the order determined by the Board of Directors in advance, shall convene the meeting and serve as chairperson.

Article 25. (Convocation Notice of Meetings of Board of Directors)

Convocation notice of a meeting of the Board of Directors shall be given to each Director at least three (3) days prior to the date of such meeting; however, such period may be shortened in the case of emergency.

Article 26. (Method of Adopting Resolutions of Board of Directors)

A resolution of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present at the meeting at which a majority of the Directors entitled to participate in the vote are present.

Article 27. (Omission of Resolution of Board of Directors)

Where a Director has made a proposal on a matter to be resolved by the Board of Directors, the Company may deem that the proposal has been adopted by a resolution of the Board of Directors in the case where all of the Directors (limited to those who are entitled to participate in the vote on that matter) give their consent to the proposal in writing or by way of electromagnetic record.

Article 28. (Delegation of Decisions on the Execution of Material Business)

The Company may, pursuant to Article 399-13, Paragraph 6 of the Companies Act, delegate to Directors the power to make all or part of the decisions on the execution of material business (excluding matters listed in the items of Paragraph 5 of the same article), by resolution of the Board of Directors.

Article 29. (Minutes of Meeting of Board of Directors)

The substance and results of the proceedings of the meeting of the Board of Directors, as well as any matters provided for by laws and regulations, shall be stated or recorded in the minutes of the meeting, and the Directors present thereat shall affix their names and seals or signatures thereto, or take any measures in lieu of the foregoing as provided for in the ministerial ordinances of the Ministry of Justice.

Article 30. (Regulations of Board of Directors)

Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, as well as by laws and regulations or the Articles of Incorporation.

Article 31. (Remuneration, Etc., for Directors)

The remuneration, etc., for Directors shall be determined by resolution of a general meeting of shareholders, distinguishing that of Directors who serve as Audit and Supervisory Committee members from that of other Directors.

Article 32. (Directors’ Exemption from Liability)

Pursuant to Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt Directors (including former Directors) from liability for damages under Article 423, Paragraph 1 of the Companies Act, to the extent of the minimum amount of liability provided for under laws or regulations.

Article 33. (Agreements Limiting Liability of Non-Executive Directors, Etc.)

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company may enter into agreements with Directors (excluding Executive Directors, etc.) to limit their liability for damages, to the extent of the minimum amount of liability provided for under laws or regulations, if the requirements provided for under laws or regulations are met with respect to the liability for damages under Article 423, Paragraph 1 of the Companies Act.

Chapter 5. Audit and Supervisory Committee

Article 34 (Establishment of Audit and Supervisory Committee)

The Company shall have an Audit and Supervisory Committee.

Article 35 (Full-time Audit and Supervisory Committee Members)

The Audit and Supervisory Committee may elect full-time Audit and Supervisory Committee members by its resolution.

Article 36. (Convocation Notice of Meetings of Audit and Supervisory Committee)

Convocation notice of a meeting of the Audit and Supervisory Committee shall be given to each member at least three (3) days prior to the date of such meeting; however, such period may be shortened in the case of emergency.

Article 37. (Method of Adopting Resolutions of Audit and Supervisory Committee)

A resolution of the Audit and Supervisory Committee shall be adopted by an affirmative vote of a majority of the Audit and Supervisory Committee members present at a meeting at which a majority of the Audit and Supervisory Committee members entitled to participate in the vote are present.

Article 38. (Minutes of Meeting of Audit and Supervisory Committee)

The substance and results of the proceedings of the meeting of the Audit and Supervisory Committee, as well as any matters provided for by laws and regulations, shall be stated or recorded in the minutes of the meeting, and the Audit and Supervisory Committee members present thereat shall affix their names and seals or signatures thereto, or take any measures in lieu of the foregoing as provided for in the ministerial ordinances of the Ministry of Justice.

Article 39. (Regulations of Audit and Supervisory Committee)

Matters concerning the Audit and Supervisory Committee shall be governed by the Regulations of the Audit and Supervisory Committee established by the Audit and Supervisory Committee, as well as by laws and regulations or the Articles of Incorporation.

Chapter 6. Accounting Auditor

Article 40. (Accounting Auditor)

The Company shall have an Accounting Auditor.

Article 41. (Election of Accounting Auditor)

The Accounting Auditor of the Company shall be elected by resolution of a general meeting of shareholders.

Article 42. (Term of Office of Accounting Auditor)

1.  The term of office of the Accounting Auditor of the Company shall expire at the conclusion of the ordinary general meeting of shareholders held in respect of the last business year ending within one (1) year from the date of election.

2.  The Accounting Auditor shall be deemed to have been re-elected at the ordinary general meeting of shareholders mentioned in the preceding paragraph unless otherwise resolved at such meeting.

Article 43. (Remuneration, Etc., of Accounting Auditor)

The remuneration, etc. for the Accounting Auditor shall be determined by the Representative Director with consent of the Audit and Supervisory Committee.

Chapter 7. Accounts

Article 44. (Business Year)

The business year of the Company shall be from April 1 of each year to March 31 of the following year.

Article 45. (Distribution of Surplus, Etc.)

1.  The Company shall determine such matters which are described in each item in Article 459, Paragraph 1 of the Companies Act by resolution of the Board of Directors.

2.  The Company shall make monetary distributions of surplus (“Dividends”) to the shareholders or registered pledgees of shares entered or recorded in the latest shareholders’ registry as of March 31 or September 30 of each year.

3.  The Company shall not have such matters which are described in each item in Article 459, Paragraph 1 of the Companies Act determined by resolution of the general meeting of shareholders.

Article 46. (Limitation on Dividends)

1.  If the Dividends are not received within three (3) years from the date of commencement of payment thereof, the Company shall be relieved of the obligation to make such payment.

2.  Unpaid Dividends shall bear no interest.

Additional Provisions

Article 1. (Transitional Measures on Liability Exemption)

1.  Pursuant to Article 426, Paragraph 1 of the Companies Act, the Company may exempt executive officers (including former executive officers) of the merged company (as mentioned below) from liability for damages under Article 423, Paragraph 1 of the Companies Act before the effective date of the absorption-type merger, under which the Company is the surviving company and Hitachi Capital Corporation is the merged company, by resolution of the Board of Directors and to the extent of the minimum amount of liability provided for under laws or regulations.

2.  Agreements limiting liability for damages of the Company’s statutory auditors under Article 423, Paragraph 1 of the Companies Act before the effective date of the amendments to the Articles of Incorporation pursuant to a resolution at the extra-ordinary general meeting of shareholders to be held on February 26, 2021 shall be made in accordance with Article 42 of the Articles of Incorporation before the amendments by the resolution at the extraordinary general meeting of shareholders.

b.	Matters concerning means of conversion of the consideration for the merger into cash (paragraph (4), item (i), (b) of Article 182)

(A)	The market on which the consideration for the merger is traded ((b), 1. of that item)

The stock of Mitsubishi UFJ Lease is traded on the first section of the Tokyo Stock Exchange and the first section of the Nagoya Stock Exchange.

(B)	The person acting as intermediary, broker, or agency for transactions of the consideration for the merger ((b), 2. of that item)

Various securities companies, etc. in Japan act as intermediaries, brokers, and the like for transactions of the stock of Mitsubishi UFJ Lease.

(C)	Details of restrictions on transfer and other disposal of the consideration for the merger ((b), 3. of that item)

Shareholders who will come to hold shares less than one unit (meaning shares less than multiples of 100 shares) of Mitsubishi UFJ Lease due to the Merger will not be able to sell such shares less than one unit on a financial instruments exchange market. Shareholders who will come to hold shares less than one unit of Mitsubishi UFJ Lease may use a buyback program (a program which allows a shareholder holding shares of Mitsubishi UFJ Lease less than one unit to request Mitsubishi UFJ Lease to buy back such shares less than one unit held by the shareholder under the provisions of Article 192, paragraph (1) of the Companies Act) or purchase program (a program which allows a shareholder holding shares less than one unit of Mitsubishi UFJ Lease to request Mitsubishi UFJ Lease to sell to the shareholder the number of common shares which, together with the number of such shares less than one unit held by the shareholder, will amount to one unit (100 shares) under the provisions of Article 194, paragraph (1) of the Companies Act and the Articles of Incorporation of Mitsubishi UFJ Lease).

c.	Matters concerning the market price of the consideration for the merger (paragraph (4), item (i), (c) of Article 182)

The share price trends of the stock of Mitsubishi UFJ Lease for the past six months on the first section of the Tokyo Stock Exchange are as follows.

Month	August 2020	September	October	November	December	January 2021
Highest stock price (JPY)	522	549	500	510	505	536
Lowest stock price (JPY)	451	485	437	437	466	485

The market price, price trends, and the like of the common stock of Mitsubishi UFJ Lease are available through stock price information, charts, and the like disclosed on the homepage of the Japan Exchange Group (https://www.jpx.co.jp/).

d.	The content of the balance sheets pertaining to the company surviving the absorption-type merger (paragraph (4), item (i), (d) of Article 182)

Mitsubishi UFJ Lease has submitted, for each business year, annual securities reports pursuant to the provisions of Article 24, paragraph (1) of the Financial Instruments and Exchange Act. The content of the balance sheets pertaining to the last business year of Mitsubishi UFJ Lease is available on the Company’s website (https://www.hitachi-capital.co.jp).

(3)

Matters concerning the appropriateness of the provisions of share options pertaining to the absorption-type merger (Article 182, paragraph (1), item (iii) and paragraph (v), item (i) of the Regulation for Enforcement of the Companies Act)

Not applicable.

(4)	Matters concerning financial statements, etc. (Article 182, paragraph (1), item (iv) and paragraph (6) of the Regulation for Enforcement of the Companies Act)

a.	The following matters regarding the company surviving an absorption-type merger (paragraph (6), item (i) of Article 182)

(A)	The content of financial statements, etc. pertaining to the most recent business year of the company surviving an absorption-type merger ((a) of that item)

Since the content of financial statements, etc. pertaining to the most recent business year of Mitsubishi UFJ Lease is posted on the Company’s website (https://www.hitachi-capital.co.jp/) under the laws, regulations, and the provisions of Article 15 of the articles of incorporation, such content is not stated on this convocation notice.

(B)

The content of a provisional financial statement, etc. that has a day after the last day of the most recent business year of the company surviving an absorption-type merger as the provisional account closing day ((b) of that item)

Not applicable.

(C)

The content of disposal of important property, burden of major obligations, or any other event having material impact on the status of company property that occurs after the last day of the most recent business year of the company surviving an absorption-type merger ((C) of that item)

Not applicable.

b.

The content of disposal of important property, burden of major obligations, or any other event having material impact on the status of company property that occurs after the last day of the most recent business year of the company merged in the absorption-type merger (item (ii), (A) of that paragraph)

Not applicable.

4.	Matters concerning resolution for the proposal

If the Merger Agreement described in “2. Outline of the merger agreement” above is cancelled or ceases to be effective due to the matters prescribed in Article 10 or 11 of the Merger Agreement, the resolution for the proposal shall cease to be effective.

5.	Mitsubishi HC Capital after the Business Integration

(1)	Amendments to the Articles of Incorporation in Association with the Change of Mitsubishi UFJ Lease’s Trade Name and Transition to a Company with an Audit and Supervisory Committee

On the condition that the Merger takes effect, Mitsubishi UFJ Lease will amend its Articles of Incorporation in association with a change of its trade name and transition to a company with an audit and supervisory committee as of the effective date.

A proposal pertaining to the planned amendments to the Articles of Incorporation is scheduled to be submitted to an extraordinary general meeting of shareholders to be held in February 26, 2021 (please refer to 3.(2)a. above for the draft of the amended Articles of Incorporation).

(2)	Corporate Governance Structure of Mitsubishi HC Capital after the Business Integration

For the purpose of aiming to improve fairness and transparency in business, to strengthen the supervisory function of the board of directors, and to enrich the corporate governance system, the organizational form of Mitsubishi HC Capital after the Business Integration will be that of a company with an audit and supervisory committee. Further, an arbitrary governance committee consisting of outside directors (including directors who are audit and supervisory committee members), representative directors, and inside directors who are appointed by representative directors, is scheduled to be established as an advisory institution for important matters such as the appointment of and remuneration for officers and improving the effectiveness of the board of directors. In addition, management meetings will be established in Mitsubishi HC Capital, and important matters are to be decided after the matters have been deliberated by the management meeting.

(3)	Board Composition of Mitsubishi HC Capital after the Business Integration

The following proposal for the election of directors is scheduled to be submitted to an extraordinary general meeting of shareholders of Mitsubishi UFJ Lease scheduled to be held on February 26, 2021.

•	Election of ten (10) Directors (other than those who serve as Audit and Supervisory Committee members)

Candidate No.	Name	Current positions and responsibilities at the Company
1	Seiji Kawabe	Representative Executive Officer, President and Chief Executive Officer, and Director
2	Takahiro Yanai
3	Kanji Nishiura
4	Tsuyoshi Nonoguchi
5	Kazumi Anei	Senior Vice President and Executive Officer, CMO, and Head of Business Enhancement (In Charge of Europe and the Americas)
6	Satoshi Inoue	Senior Vice President and Executive Officer, CFO, and Head of Finance (In Charge of Human Capital Division)
7	Haruhiko Sato
8	Hiroyasu Nakata
9	Mitsumasa Icho
10	Yuri Sasaki	Director (Remuneration Committee Chairperson, Nominating Committee member, and Audit Committee member)
• Election of five (5) Directors who serve as Audit and Supervisory Committee members
1	Seiichiro Kishino	Representative Executive Officer, Executive Vice President and Executive Officer, CIO, and CISO
2	Shuji Miake
3	Teruyuki Minoura
4	Koichiro Hiraiwa	Chairman of the Board (Nominating Committee member)
5	Hiroko Kaneko

6.	Others

Mitsubishi UFJ Lease plans to resolve at its board of directors meeting (scheduled to be held in March 2021) to grant, to shareholders of the Company to be allotted with the common stock of Mitsubishi UFJ Lease upon the Merger, voting rights for the annual shareholders meeting of Mitsubishi HC Capital scheduled to be held in June 2021, subject to the Merger becoming effective, pursuant to Article 9 of the merger agreement.

End

(Appendix for Reference Materials Concerning the General Meeting of Shareholders)

Details of the Financial Statements, etc.

for the Most Recent Fiscal Year of

Mitsubishi UFJ Lease & Finance Company Limited

Hitachi Capital Corporation

Business Report

(April 1, 2019 - March 31, 2020)

1.	Overview of the Corporate Group

(1)	Business progress and results

In the fiscal year ended March 31, 2020, the business environment continued to be marked by future uncertainty largely due to destabilizing factors in the international situation, notably the issue of trade friction in the global economy. Although the Japanese economy showed solid progress in corporate earnings, employment, personal incomes and other positive influences, the impact of a consumption tax hike and destructive typhoons contributed to triggering a slowdown in the third quarter (October – December), with the real GDP growth rate turning negative. From January 2020, the spread of COVID-19 imposed restrictions on economic activity worldwide, inflicting major impacts on the world economy including Japan, with fears of expanding fallout going forward.

Against this background, the Mitsubishi UFJ Lease & Finance Group (“the Group”) moved forward steadily with the various strategies set out in its Medium-Term Management Plan Breakthrough for the Next Decade, which was launched in April 2017, pursuing these strategies through both proactive and defensive approaches in the plan’s final year, ended March 31, 2020.

As a result, in terms of sales, the consolidation of U.S. commercial operating finance company ENGS Holdings Inc. and the accumulation of global assets contributed to a year-on-year increase of 152.0 billion yen or 8.8% (compared to the fiscal year ended March 31, 2019) in the volume of new transactions to 1,881.7 billion yen.

By business segment, this breaks down as follows: the leasing business saw a 7.3 billion yen or 0.8% increase to 912.3 billion yen (of which 516.3 billion yen were finance leases and 395.9 billion yen were operating leases), the installment sales business a 16.3 billion yen or 18.3% decrease to 73.0 billion yen, the loans business a 117.6 billion yen or 18.3% increase to 761.1 billion yen, and other businesses a 43.3 billion yen or 47.3% increase to 135.2 billion yen.

•	Volume of new transactions (principal basis)

	Leases	Installment sales	Loans	Other	Total
Amount (billions of yen)	912.3	73.0	761.1	135.2	1,881.7
YoY (%)	0.8	(18.3)	18.3	47.3	8.8

The following table shows the volume of new transactions for each of the reportable segments: “Customer Finance” and “Asset Finance.”

•	Volume of new transactions (principal basis)

	Customer Finance	Asset Finance	Total
Amount (billions of yen)	1,286.5	595.2	1,881.7
YoY (%)	6.9	13.0	8.8

The business activities of each segment are described in (7) Principal business.

As a result of the above, the consolidated results for the fiscal year ended March 31, 2020 were as follows.

As of March 31, 2020, the total assets of Mitsubishi UFJ Lease & Finance (“the Company”) stood at 6,285.9 billion yen, an increase of 495.0 billion yen over the previous fiscal year-end. Due among other factors to the growth in profit attributable to owners of parent, total net assets increased by 20.2 billion yen from the previous fiscal year-end to 798.8 billion yen. The equity ratio fell by 0.6 of a percentage point to 12.4% due to the impact of additions to cash and deposits at the fiscal year-end. If the balance of cash and deposits at the fiscal year-end had remained at the previous year-end’s level, the equity ratio would have stood at 12.9%, very close to that of the previous fiscal year-end. (Please refer to (4) Financing for details.)

In terms of income, net sales grew by 59.5 billion yen or 6.9% from the previous fiscal year to 923.7 billion yen, while gross profit increased by 23.6 billion yen or 14.9% to 181.9 billion yen on the healthy performance of the Real Estate and Aviation businesses. Operating profit also expanded by 11.4 billion yen or 14.3% to 91.8 billion yen, ordinary profit increased by 6.7 billion yen or 7.7% to 94.3 billion yen, while profit attributable to owners of parent advanced by 1.9 billion yen or 2.8% to 70.7 billion yen. Record-high levels were thus achieved at all stages of income.

(2)	Issues to be addressed

1)	Basic policy for company management

The Group has established the following corporate philosophy, and it is clearly aware of its corporate responsibility to all stakeholders and society, and is committed to providing sound and diverse financial and service functions.

Corporate philosophy

We will prove worthy of the trust of customers, shareholders, and employees as we contribute to realize a more prosperous society.

1) We will work to achieve sustained improvement in corporate value by offering the best solutions to customers.

2) We aim to play a part in the development of regions and society by pursuing environmentally considerate corporate activities in compliance with laws and regulations.

3) We will create a workplace environment that motivates each and every employee and in which they can take pride.

The Group aims to be a value integrator, creating new values for society, by integrating values of different management resources through convergence of finance and business.

2)	Medium to long-term corporate management strategy and issues to be addressed

In the Medium-Term Management Plan, which ends in the current fiscal year, we have set the overall policy as the “convergence of finance and business” and balance between “top-line management” and “efficient management,” and we have been steadily implementing our growth strategy and reinforcement strategy for business infrastructure.

In order to continue to achieve sustainable and strong growth, we have formulated a new Medium-Term Management Plan starting from April 2020. The new Medium-Term Management Plan Sustainable Growth 2030 consists of the first three years of our medium to long-term strategy incorporating changes in the external environment over a 10-year timeframe up until 2030, and defines the Group’s corporate goal in 10 years. We will develop specific measures by categorizing the management strategy into asset-business platform company, focus areas, resources to raise competitiveness and supporting mechanism.

I)	The Group’s corporate goal in 10 years

The following six mega global trends have been recognized as structural changes in the world over a 10-year period: rapid advancement of urbanization, climate change and resource shortage, demographic change, shift in global economic power, technology advancement and multipolarizing world.

In light of these medium to long-term changes in the external environment, a number of shared issues of international society and operational issues at customers have arisen, and to resolve these issues, we will focus on value creation in financial capital and non-financial capital (intellectual capital, manufacturing capital, social capital, natural capital and human capital), thereby achieving corporate value enhancement, sustainable growth and solutions to social issues. We have set the following corporate goal for the Group with a view to the next 10 years.

(i)	To enhance corporate value by deploying business utilizing asset value creation*1 and continuing the provision of new value beyond leasing business

(ii)	To aim for sustainable growth by developing business in new domains, continuously enhancing the quality and earning power of asset business and increasing investment capacity

(iii)	All company and group members act from a strong sense of vocation and contribute to solving societal issues centering on asset business

*1

Asset value creation is the capacity to improve the business competitiveness of customers and business partners by creating and continuously providing valuable services and taking the initiative in clearing their business obstacles. “Asset” of asset value creation includes intangible assets such as computerized assets (software, database), innovative assets (R&D, license) and economic competitiveness (human resources, organization).

II)	Management strategy

The new Medium-Term Management Plan consists of the first three years of our medium to long-term strategy incorporating changes in the external environment over a 10-year timeframe. We plan to periodically verify the 10-year environmental and strategic outlook, three-year medium-term management plan and individual fiscal-year plan, and implement the strategy with agility and flexibility.

As an asset-business platform company with an ability to create asset value, we are focusing our resources on domains involving solutions to social issues, including the field of global assets, social infrastructure, and renewable energy.

In addition to reinforcing the resources to raise competitiveness necessary for realizing the management strategy, we will streamline a supporting mechanism for the evolution of the above 10-year, three-year and individual fiscal-year plans.

(i)	Asset-business platform company

We recognize that the Group’s strength lies in our asset business insights that we have accumulated through our leasing business, backed by our broad customer base ranging from large corporations to SMEs and a financial base backed by a high credit rating. Based on this strength, as an asset holder, we will aim to become an asset-business platform company that monetizes asset value by accumulating businesses that leverage our asset value creation capabilities.

(ii)	Focus areas

Along with mega global trends such as rapid advancement of urbanization, climate change and resource shortage, demographic change, shift in global economic power, technology advancement, and multipolarizing world, there are global social needs such as SDGs. We will contribute to the solutions of medium to long-term societal issues by making efforts in three business domains: global assets, where we have strength in land, sea and air logistics; social infrastructure, where we invest in existing demands of developed countries and new demands of emerging countries; and renewable energy, which is to address climate change and resource shortage issues.

(iii)	Resources to raise competitiveness

We will strengthen human resource enhancement and efficient use, global consolidated management, and promotion of collaboration with partners, which are resources to raise competitiveness to realize our management strategy.

(iv)	Supporting mechanism

We intend to establish a supporting mechanism that rotate the PDCA cycle by linking our management strategy/management plan with (1) corporate administrative themes (financial operations, risk management, etc.) related to divisional business strategy, asset allocation/management foundation and other measures per division along with (2) cross-divisional themes such as investment strategy, portfolio management, digitalization strategy, and others.

3)	Targeted management indicators

The management policies of the new Medium-Term Management Plan are as follows.

(i)	We will aim to boost returns by promoting strategic investments and asset turnover businesses, while accumulating blue-chip assets and substituting out less profitable assets.

(ii)

We will seek to secure a favorable balance between capital adequacy ratio and shareholder return through dividend payment and plan to maintain dividend payout ratio at 30% level based on our track record of increased dividend payment for 21 consecutive fiscal years up to the current fiscal year.

(iii)	We will improve ROE over the medium to long-term while firmly maintaining financial soundness and increasing capital efficiency.

The management targets are as follows.

	Purpose	Numerical guidance

Quantitative targets (Fiscal year ending March 31, 2023)	Profit growth	Profit	85.0 billion yen or more
	Asset efficiency	ROA	Approximately 1.3%
	Shareholder return	Dividend payout	Keep 30% level

Medium to long-term directionality (Three to five years)	Capital efficiency	ROE	10 - 12%

4)	Response to and impact of COVID-19

I)	Business continuity system

In response to the spread of COVID-19, we established a crisis response headquarters in February 2020 to prepare a global response system.

The Company already established a system infrastructure during the period of the previous Medium-Term Management Plan to allow officers and employees to work from home and launched the work from home system in October 2018. In response to the spread of COVID-19, eligibility for the system was expanded in March 2020, and the infrastructure was reinforced, including enhancement of the internet connection. Then, in response to the declaration of a state of emergency by the national government on April 7, the Company shifted all officers and employees, in principle, to the work from home system.

After the state of emergency was lifted, the work from home system was partially relaxed, but efforts to prevent the spread of the virus continue, including maintaining work-from-home-centered business activities as much as possible.

(Please refer to (4) Financing for response in terms of fund procurement.)

II)	Reference information on the fiscal year ending March 31, 2021

Given the difficulty in predicting the impact of the spread of COVID-19, including when it will diminish, it is difficult to reasonably forecast its impact on our consolidated results for the fiscal year ending March 31, 2021.

Assuming the following, profit attributable to owners of parent can be preliminary calculated as a range of around 35.0 billion yen to 40.0 billion yen and we hereby announce this number as a reference information on our results. We underline that this number has been preliminary calculated from a risk management standpoint assuming certain scenarios. Accordingly, the number is not a forecast as it has not been estimated based on a reasonable outside environment outlook.

(i)

The increase in the number of people infected by COVID-19 in major countries will subside by summer 2020 or later. Strict activity restrictions in major countries will peak out in the summer before getting eased gradually over the ensuing six months or so. Economic activities will progress toward a gradual return to normal through the fiscal year ending March 31, 2022.

(ii)	This situation will affect the fiscal year ending March 31, 2021 results of many companies, impacting particularly such divisions as the aviation and logistics divisions among our businesses.

We will promptly announce a reasonable consolidated results forecast as soon as it becomes possible to do so.

(3)	Capital investments

The acquisition status of assets related to operating lease transactions during the fiscal year under review was as follows (excluding leased assets recorded as intangible assets).

Leased assets related to operating lease transactions purchased during the fiscal year:

Total investment amount	395,962 million yen
Of which, Information-related equipment and office equipment	23,285 million yen
Industrial work machinery	6,384 million yen
Transportation equipment	312,022 million yen
Other	54,269 million yen

(4)	Financing

Increased efforts have been made heretofore to diversify funding methods and perform liquidity risk management as part of our Asset-Liability Management framework, and further sophistication of predictive risk management system has been pursued in the fiscal year ended March 31, 2020.

Since January 2020, even in the midst of the spread of COVID-19, the Company has enforced financial strategies adaptable to changes in financial environment, and based on predictive risk management, sufficient liquidity for operating activities of the Group have been secured following consideration on multiple possibilities. As a result, consolidated cash and deposits as of March 31, 2020 increased 270.3 billion yen from the end of the previous fiscal year to 466.2 billion yen, and interest-bearing debt increased 490.3 billion yen from the end of the previous fiscal year to 4,930.6 billion yen. The net debt equity ratio was 5.74 times, almost the same level as the end of the previous fiscal year, and the Company continues to maintain financial discipline.

Of interest-bearing debt, borrowings from financial institutions increased by 371.2 billion yen from the end of the previous fiscal year to 2,863.2 billion yen, and funds procured directly from the market including bonds, commercial papers, and payables under securitization of lease receivables increased by 119.0 billion yen from the end of the previous fiscal year to 2,067.4 billion yen, building a well-balanced funding structure.

We have steadily and regularly raised funds directly from the capital market inside and outside Japan in addition to indirect fundraising. We issued Japanese straight corporate bonds with a face value of 32.0 billion yen and U.S. dollar-denominated bonds with a face value of 800 million dollars in April 2020 as a move to lengthen debt maturities and secure liquidity in preparation for potential future difficulties.

In addition to this, the total unused facility under commitment line contracts entered into in the past with multiple financial institutions amounted to 487.7 billion yen as of March 31, 2020, which ensures sufficient liquidity.

(5)	Trends in assets and profit/loss

1)	Trends in assets and profit/loss of the corporate group

(Millions of yen)

Item	FY2016 The 46th Fiscal Year	FY2017 The 47th Fiscal Year	FY2018 The 48th Fiscal Year	FY2019 The 49th Fiscal Year (Consolidated fiscal year under review)
Net sales	838,886	869,948	864,224	923,768
Ordinary profit	84,731	86,177	87,605	94,376
Profit attributable to owners of parent	53,157	63,679	68,796	70,754
Profit per share (yen)	59.77	71.57	77.28	79.44
Total assets	5,388,844	5,552,712	5,790,929	6,285,966
Total net assets	686,378	731,124	778,582	798,820

2)	Trends in assets and profit/loss of the Company

(Millions of yen)

Item	FY2016 The 46th Fiscal Year	FY2017 The 47th Fiscal Year	FY2018 The 48th Fiscal Year	FY2019 The 49th Fiscal Year (Fiscal year under review)
Net sales	485,049	469,586	474,081	470,854
Ordinary profit	37,775	38,431	50,791	41,087
Profit	27,952	29,899	46,279	38,768
Profit per share (yen)	31.43	33.61	51.99	43.53
Total assets	3,860,892	3,951,111	4,236,814	4,476,092
Total net assets	441,798	481,561	497,324	508,589

(6)	Important subsidiaries

Company name	Capital / investments in capital	Holding ratio of voting rights (%)	Principal business

DFL Lease Company Limited	3,700 million yen	80 (-)	Leasing business, installment sales business, and finance business

Hirogin Lease Co. Ltd.	2,070 million yen	80 (-)	Leasing business, installment sales business, and finance business

Shutoken Leasing Co., Ltd.	3,300 million yen	70.71 (-)	Leasing business, installment sales business, and finance business

DRS Company Limited	816 million yen	100 (-)	Computer equipment rental

Mitsubishi UFJ Lease & Finance (China) Co. Ltd.	55,000 thousand U.S. dollars	100 (-)	Leasing business

Mitsubishi UFJ Lease & Finance (Hong Kong) Ltd.	120,037 thousand HK dollars	100 (-)	Leasing and finance businesses

Bangkok Mitsubishi UFJ Lease Co., Ltd.	60,000 thousand Thai baht	44 (-)	Leasing and finance businesses

PT. Mitsubishi UFJ Lease & Finance Indonesia	400,000 million rupiah	100 (15)	Leasing business

Mitsubishi UFJ Lease & Finance (U.S.A.) Inc.	27,000 thousand U.S. dollars	100 (-)	Leasing and finance businesses

ENGS Holdings Inc.	0 thousand U.S. dollars	100 (-)	Leasing and finance businesses

MUL Energy Investment Company Limited	150 million yen	100 (-)	Energy-related asset management

JAPAN MEDICAL LEASE CORPORATION	100 million yen	100 (-)	Leasing business, installment sales business, and finance business

MUL Property Co., Ltd.	251 million yen	100 (100)	Leasing business

Diamond Asset Finance Company Limited	8,575 million yen	100 (-)	Leasing and finance businesses

Miyuki Building Co., Ltd.	61 million yen	98.30 (89.65)	Real estate leasing business

MUL Realty Investment Company Limited	300 million yen	100 (-)	Real estate-related investment business

JSA International Holdings, L.P.	742,183 thousand U.S. dollars	100 (-)	Aircraft leasing business

Engine Lease Finance Corporation	1 thousand U.S. dollars	100 (100)	Aircraft engine leasing business

Beacon Intermodal Leasing, LLC	1 thousand U.S. dollars	100 (100)	Container leasing business

MUL Railcars, Inc.	1 thousand U.S. dollars	100 (-)	Freight car leasing business

MUL Asset Finance Corporation	0 thousand U.S. dollars	100 (-)	Group financing operations

(Note)    Figures in parenthesis under holding ratio of voting rights are the percentage of indirect ownership.

(7)	Principal business

The Company has two reportable segments: the Customer Finance segment, which focuses on financing based on customer credit, and the Asset Finance segment, which focuses on financing based on the cash flow of specific assets and businesses, etc. The main contents of the businesses are as follows.

Contents of business
Customer Finance	Finance leases of machinery, equipment, etc. and financial service transactions, including installment sales, money lending, and related peripheral businesses
Asset Finance	Operating leases of machinery and transportation equipment, etc., business investment and financing related to real estate including securitization, management of securities held for the purpose of earning financial income for business purposes, financing for aircraft and ships, and leasing of office buildings, etc.

(8)	Principal business locations

1)	The Company

Head Office	Chiyoda-ku, Tokyo

Branches, etc.	Nagoya Head Office, Akasaka Office, Tokyo Business Department No.4 (Shinjuku), Sapporo Branch, Tohoku Branch (Sendai), Omiya Branch, Yokohama Branch, Kariya Business Department, Hokuriku Branch (Kanazawa), Hamamatsu Branch, Osaka Office, Kyoto Branch, Kobe Branch, Chushikoku Branch (Okayama), Kyushu Branch (Fukuoka)

2)	Subsidiaries (Japan)

Company name	Location of head office
DFL Lease Company Limited	Osaka City, Osaka
Hirogin Lease Co. Ltd.	Hiroshima City, Hiroshima
Shutoken Leasing Co., Ltd.	Chiyoda-ku, Tokyo
DRS Company Limited	Chiyoda-ku, Tokyo
MUL Energy Investment Company Limited	Chiyoda-ku, Tokyo
JAPAN MEDICAL LEASE CORPORATION	Shinagawa-ku, Tokyo
MUL Property Co., Ltd.	Chiyoda-ku, Tokyo
Diamond Asset Finance Company Limited	Chiyoda-ku, Tokyo
Miyuki Building Co., Ltd.	Nagoya City, Aichi
MUL Realty Investment Company Limited	Chiyoda-ku, Tokyo

3)	Subsidiaries (Overseas)

Company name	Location
Mitsubishi UFJ Lease & Finance (China) Co. Ltd.	China
Mitsubishi UFJ Lease & Finance (Hong Kong) Ltd.	Hong Kong
Bangkok Mitsubishi UFJ Lease Co., Ltd.	Thailand
PT. Mitsubishi UFJ Lease & Finance Indonesia	Indonesia
Mitsubishi UFJ Lease & Finance (U.S.A.) Inc.	U.S.A.
ENGS Holdings Inc.	U.S.A.
JSA International Holdings, L.P.	U.S.A.
Engine Lease Finance Corporation	Ireland
Beacon Intermodal Leasing, LLC	U.S.A.
MUL Railcars, Inc.	U.S.A.
MUL Asset Finance Corporation	U.S.A.

(9)	Business combinations

In July 2019, the Company transferred all shares of SHINKO LEASE CO., LTD., and thus the company was removed from the scope of consolidation.

(10)	Employees

Employees of the corporate group

Name of segment	Number of employees	Increase from previous fiscal year-end

Customer Finance	1,895	5
Asset Finance

Company-wide (common)	1,406	79

Total	3,301	84

(Notes)	1.	The number of employees excludes those seconded from the corporate group to outside the corporate group and includes those seconded from outside the corporate group to the corporate group.
	2.	The corporate group does not have a management organization system for each segment, and the same employees are engaged in multiple types of businesses.
	3.	The number of employees stated under Company-wide (common) are those who belong to the administrative departments, which cannot be classified into specific segments.

(11)	Principal lenders

Lenders	Borrowing amount
Millions of yen
MUFG Bank, Ltd.	825,046
Mizuho Bank, Ltd.	233,311
Sumitomo Mitsui Trust Bank, Limited	214,486
The Norinchukin Bank	169,520
Development Bank of Japan Inc.	77,121

2.	Status of Shares

(1) Total number of shares authorized to be issued	3,200,000,000 shares

(2) Total number of shares issued	891,072,444 shares (including 4,761,716 treasury shares)

(3) Number of shareholders	29,789 persons

(4) Major shareholders

Shareholder name	Number of shares	Shareholding ratio

Mitsubishi Corporation	179,182,700	20.10%

Mitsubishi UFJ Financial Group, Inc.	120,356,600	13.50%

MUFG Bank, Ltd.	54,487,500	6.11%

Japan Trustee Services Bank, Ltd (trust account)	44,751,100	5.02%

The Master Trust Bank of Japan, Ltd.	35,908,600	4.02%

Meiji Yasuda Life Insurance Company	30,896,900	3.46%

Mitsubishi UFJ Trust and Banking Corporation	28,431,000	3.19%

Hitachi Capital Corporation	26,678,000	2.99%

RYOSHIN HOLDINGS CO., LTD	13,068,100	1.46%

JP MORGAN CHASE BANK 385632	11,603,535	1.30%

(Note)    The shareholding ratio is calculated excluding the number of treasury shares (4,761,716 shares).

(5)	Other important matters concerning shares

Not applicable.

3.	Status of Stock Acquisition Rights, etc.

(1) Summary of stock acquisition rights, etc. delivered to the Company’s officers as consideration for the execution of duties held at the end of the fiscal year under review

Name (Date of issuance resolution)	Number of holders Directors of the Company (Excluding Outside Directors)	Number of stock acquisition rights	Class and number of shares underlying the stock acquisition rights (Note 1)	Amount to be paid for the stock acquisition rights (Note 1)	Amount of assets to be contributed upon exercise of the stock acquisition rights	Exercise period of the stock acquisition rights	Conditions for the exercise of stock acquisition rights

2nd stock acquisition rights (Sep. 29, 2010)	1	343	Common stock of the Company 34,300 shares	250.1 yen per share	1 yen per share	Oct. 16, 2010 to Oct. 15, 2040	(Notes 2, 3)

3rd stock acquisition rights (Sep. 29, 2011)	1	357	Common stock of the Company 35,700 shares	283.1 yen per share	1 yen per share	Oct. 15, 2011 to Oct. 14, 2041	(Notes 2, 3)

4th stock acquisition rights (Sep. 27, 2012)	1	478	Common stock of the Company 47,800 shares	312.8 yen per share	1 yen per share	Oct. 16, 2012 to Oct. 15, 2042	(Notes 2, 3)

5th stock acquisition rights (Sep. 26, 2013)	2	472	Common stock of the Company 47,200 shares	502 yen per share	1 yen per share	Oct.16, 2013 to Oct. 15, 2043	(Notes 2, 3)

6th stock acquisition rights (Sep. 25, 2014)	2	409	Common stock of the Company 40,900 shares	490 yen per share	1 yen per share	Oct. 16, 2014 to Oct. 15, 2044	(Notes 2, 3)

7th stock acquisition rights (Sep. 29, 2015)	2	425	Common stock of the Company 42,500 shares	546 yen per share	1 yen per share	Oct. 16, 2015 to Oct. 15, 2045	(Notes 2, 3)

8th stock acquisition rights (Sep. 29, 2016)	2	534	Common stock of the Company 53,400 shares	436 yen per share	1 yen per share	Oct., 15, 2016 to Oct. 14, 2046	(Notes 2, 3)

9th stock acquisition rights (Sep. 27, 2017)	4	1,008	Common stock of the Company 100,800 shares	566 yen per share	1 yen per share	Oct. 14, 2017 to Oct. 13, 2047	(Notes 2, 3)

10th stock acquisition rights (Jun. 28, 2018)	5	926	Common stock of the Company 92,600 shares	590 yen per share	1 yen per share	Jul. 14, 2018 to Jul. 13, 2048	(Notes 2, 3)

11th stock acquisition rights (Jun. 25, 2019)	5	1,200	Common stock of the Company 120,000 shares	513 yen per share	1 yen per share	Jul. 13, 2019 to Jul. 12, 2049	(Notes 2, 3)

(Notes)	1.	The Company implemented a 10-for-1 stock split of common stock effective April 1, 2013 pursuant to a resolution at the Board of Directors meeting held on December 20, 2012. As a result, the number of shares underlying the stock acquisition rights and amount to be paid for the stock acquisition rights for the 2nd through 4th stock acquisition rights are stated after adjustment.
	2.	A stock acquisition right holder shall be entitled to exercise his/her stock acquisition rights only within the exercise period, and only within five years from the first anniversary of the day following the date on which he/she lost his/her executive position as a Director, Statutory Auditor or Executive Officer of the Company.
	3.	Other conditions shall be as set forth in the Stock Acquisition Rights Allotment Agreement to be entered between the Company and the stock acquisition right holder.

(2) Summary of stock acquisition rights, etc. delivered to the Company’s Executive Officers as consideration for the execution of duties during the fiscal year under review

Name (Date of issuance resolution)	Number of delivered persons Executive Officers of the Company (Excluding those concurrently serving as Directors)	Number of stock acquisition rights	Class and number of shares underlying the stock acquisition rights	Amount to be paid for the stock acquisition rights	Amount of assets to be contributed upon exercise of the stock acquisition rights	Exercise period of the stock acquisition rights	Conditions for the exercise of stock acquisition rights

11th stock acquisition rights (Jun. 25, 2019)	30	3,704	Common stock of the Company 370,400 shares	513 yen per share	1 yen per share	Jul. 13, 2019 to Jul. 12, 2049	(Notes)

(Notes)	1.	A stock acquisition right holder shall be entitled to exercise his/her stock acquisition rights only within the exercise period, and only within five years from the first anniversary of the day following the date on which he/she lost his/her executive position as a Director, Statutory Auditor or Executive Officer of the Company.
	2.	Other conditions shall be as set forth in the Stock Acquisition Rights Allotment Agreement to be entered between the Company and the stock acquisition right holder.

(3) Other important matters concerning stock acquisition rights, etc.

Not applicable.

4.	Company Officers

(1)	Directors and Statutory Auditors

Position	Name	Areas of responsibility within the Company	Significant concurrent positions

Chairman (Representative Director)	Tadashi Shiraishi

President & CEO (Representative Director)	Takahiro Yanai

Deputy President (Representative Director)	Toshimitsu Urabe	Operations in general	Director of ADVANTEST CORPORATION

Senior Managing Director	Tsuyoshi Nonoguchi	In charge of Corporate Center

Managing Director	Yoichi Shimoyama	In charge of Corporate Center

Director (Outside Director)	Teruyuki Minoura

Director (Outside Director)	Toshio Haigou		Representative Director & Executive Vice-President of Nagoya Railroad Co., Ltd.

Director (Outside Director)	Mitsumasa Icho		Executive Vice President of Mitsubishi Corporation

Director (Outside Director)	Naomi Hayashi		Managing Corporate Executive of Mitsubishi UFJ Financial Group, Inc. Member of the Board of Directors, Managing Executive Officer (Representative Director) of MUFG Bank, Ltd.

Statutory Auditor	Naohito Suzuki

Statutory Auditor	Shuji Miake

Statutory Auditor	Naoki Matsumuro

Outside Statutory Auditor	Shota Yasuda

Outside Statutory Auditor	Hiroyasu Nakata		Professor at Waseda Law School

Outside Statutory Auditor	Hiroshi Minagawa

(Notes)	1.	Statutory Auditor Akira Hane resigned at the conclusion of the Annual General Meeting of Shareholders held on June 25, 2019.
	2.	Director Tsuyoshi Nonoguchi retired from his position as Director of Hitachi Capital Corporation as of June 26, 2019.
	3.	Statutory Auditor Hiroshi Minagawa retired from his position as President & CEO of RYOSHIN URBAN DEVELOPMENT CO., LTD. as of August 27, 2019.
	4.	Directors Teruyuki Minoura, Toshio Haigou, Mitsumasa Icho, and Naomi Hayashi are Outside Directors.
	5.	Statutory Auditors Shota Yasuda, Hiroyasu Nakata, and Hiroshi Minagawa are Outside Statutory Auditors.
	6.	Directors Teruyuki Minoura, Toshio Haigou, and Statutory Auditor Hiroyasu Nakata are registered as independent directors/auditors with the Tokyo Stock Exchange and the Nagoya Stock Exchange.
	7.	Statutory Auditors Naohito Suzuki, Shuji Miake, Naoki Matsumuro, Shota Yasuda, and Hiroshi Minagawa have been involved in the business of companies engaged in the financial business for many years and have sufficient knowledge of finance and accounting.

8.	The responsibilities of some Directors have been changed as follows as of April 1, 2020.

Position	Name	Areas of responsibility within the Company
		From April 1, 2020	To March 31, 2020
Senior Managing Director	Tsuyoshi Nonoguchi	In charge of Corporate Center Commissioned as General Manager, International Credit Supervision Department	In charge of Corporate Center

(2)	Total amount of compensation, etc. for Directors and Statutory Auditors

Category	Number of persons	Total amount of compensation, etc.	Description

Directors	12	367 million yen	The maximum amount of compensation for Directors as per the resolution of the Annual General Meeting of Shareholders held on June 26, 2009 is 480 million yen per year, and the maximum amount of compensation, etc. for Directors (excluding Outside Directors) as stock compensation-type stock options is 150 million yen per year.

Statutory Auditors	8	100 million yen	The maximum amount of compensation for Statutory Auditors as per the resolution of the Annual General Meeting of Shareholders held on June 26, 2009 is 120 million yen per year.

Total	20	468 million yen

(Notes)	1.	The total amount of compensation, etc. includes 57 million yen of bonuses for Directors (excluding Outside Directors) and 61 million yen of stock compensation-type stock options for Directors (excluding Outside Directors) for the fiscal year under review.
	2.	Total amount of compensation, etc. for Outside Directors and Outside Statutory Auditors Number of persons: 10 Total amount of compensation, etc.: 81 million yen
	3.

In addition to the above, the retirement benefit system for directors was abolished upon the conclusion of the Annual General Meeting of Shareholders on June 26, 2009. Directors who remained in their positions at the conclusion of the Meeting, including Directors retiring as members of the Board of Directors to serve as Executive Officers, and Statutory Auditors were entitled to retirement benefits for directors (and other officers) for time served under the system until the time of its abolition, to be presented upon retirement. Based on this decision, the Company has paid retirement benefits for directors (and other officers) as follows.

- Retiring Statutory Auditor: 1 person, 1 million yen (of which Outside Statutory Auditor: 1 person, 1 million yen)

This amount includes provision for retirement benefits for directors (and other officers) of 1 million yen, which was included in the total amount of compensation, etc. for Statutory Auditors in the business report for the previous fiscal year.

	4.	In the event that a Director (excluding Outside Directors) must live in a place other than his/her home due to a new establishment of or change in responsibility or office, or any other reasons, an appropriate property shall be provided to the Director at a low price as company housing. In this case, the total difference between the total rent expenses rented by the Company as company housing and the total amount collected by the Company from the Director as company housing fees shall not exceed 2 million yen per month (as resolved at the Annual General Meeting of Shareholders held on June 28, 2007).

(3)	Matters related to Outside Directors and Statutory Auditors

1)	Status of concurrent positions of Executive Directors, etc. at other corporations, etc. and relationship with such other corporations, etc.

Category	Name	Location of concurrent position	Description of concurrent position	Relationship with the other corporation, etc.
Director	Toshio Haigou	Nagoya Railroad Co., Ltd.	Representative Director & Executive Vice-President	There is a business relationship including lease contracts between the Company and Nagoya Railroad Co., Ltd.
Director	Mitsumasa Icho	Mitsubishi Corporation	Executive Vice President	There is a business relationship including lease contracts between the Company and Mitsubishi Corporation. In addition, Mitsubishi Corporation is a major shareholder of the Company.
Director	Naomi Hayashi	Mitsubishi UFJ Financial Group, Inc.	Managing Corporate Executive	There is a business relationship including financial transactions between the Company and Mitsubishi UFJ Financial Group, Inc. In addition, Mitsubishi UFJ Financial Group, Inc. is a major shareholder of the Company.
		MUFG Bank, Ltd.	Member of the Board of Directors, Managing Executive Officer (Representative Director)	There is a business relationship including lease contracts and borrowings between the Company and MUFG Bank, Ltd.
Statutory Auditor	Hiroshi Minagawa	RYOSHIN URBAN DEVELOPMENT CO., LTD.	President & CEO	There are no significant transactions or other relationships between the Company and RYOSHIN URBAN DEVELOPMENT CO., LTD.

(Note)	Statutory Auditor Hiroshi Minagawa retired from his position as President & CEO of RYOSHIN URBAN DEVELOPMENT CO., LTD. as of August 27, 2019.

2)	Status of main activities

Category	Name	Status of main activities
Director	Teruyuki Minoura	Attended all 10 Board of Directors meetings held during the fiscal year under review, and made statements as necessary in discussions of proposals and others.
Director	Toshio Haigou	Attended 8 out of 10 Board of Directors meetings held during the fiscal year under review, and made statements as necessary in discussions of proposals and others.
Director	Mitsumasa Icho	After election and assumption of office at the Annual General Meeting of Shareholders held in June 2019, attended all 8 Board of Directors meetings held during the fiscal year under review, and made statements as necessary in discussions of proposals and others.
Director	Naomi Hayashi	Attended 9 out of 10 Board of Directors meetings held during the fiscal year under review, and made statements as necessary in discussions of proposals and others.
Statutory Auditor	Shota Yasuda	Attended 9 out of 10 Board of Directors meetings and 10 out of 11 Board of Statutory Auditors meetings held during the fiscal year under review, and made statements as necessary in discussions of proposals and others.
Statutory Auditor	Hiroyasu Nakata	Attended 8 out of 10 Board of Directors meetings and 8 out of 11 Board of Statutory Auditors meetings held during the fiscal year under review, and made statements as necessary in discussions of proposals and others.
Statutory Auditor	Hiroshi Minagawa	Attended all 10 Board of Directors meetings and all 11 Board of Statutory Auditors meetings held during the fiscal year under review, and made statements as necessary in discussions of proposals and others.

3)	Summary of the limited liability agreement

To enable Outside Directors and Statutory Auditors to fully perform their expected roles, the Company has stipulated in its current Articles of Incorporation that the Company may enter into an agreement with Outside Directors and Outside Statutory Auditors which limits their liability for damages to the Company due to the negligence of their duties to a certain extent. The Company has entered into limited liability agreements with all Outside Directors and Outside Statutory Auditors.

The following provides a summary of such agreements.

- Where an Outside Director or Outside Statutory Auditor is found liable for damages to the Company due to negligence of his/her duties, he/she shall assume such liability for damages limited to the greater of 8 million yen or the minimum amount of liability for damages prescribed in Article 425, Paragraph 1 of the Companies Act.

- The limitation of liability mentioned above shall apply only where an Outside Director or Outside Statutory Auditor performs his/her duties in good faith and his/her conduct incurring such liability is not grossly negligent of his/her duties.

5.	Accounting Auditor

(1)	Accounting Auditor’s name

Deloitte Touche Tohmatsu LLC

(2)	Accounting Auditor’s compensation, etc. for the fiscal year under review

1) Accounting Auditor’s compensation, etc. for the fiscal year under review of the Company	571 million yen

2) Total amount of monetary or other economic benefits to be paid to the Accounting Auditor from the Company or the Company’s consolidated subsidiary	706 million yen

Among the Company’s significant subsidiaries, Hirogin Lease Co. Ltd., Mitsubishi UFJ Lease & Finance (Hong Kong) Ltd. and 13 other companies have been audited by a certified public accountant or audit firm other than the Company’s Accounting Auditor (including those with qualifications equivalent to these qualifications in foreign countries) (limited to audits under the provisions of the Companies Act or the Financial Instruments and Exchange Act (including foreign laws and regulations equivalent to these laws)).

(3)	Reasons for the Board of Statutory Auditors to have agreed on Accounting Auditor’s compensation, etc.

The Board of Statutory Auditors confirmed that the audit compensation was determined after sufficient discussions with the Accounting Auditor based on the calculation basis of the number of audit days, the number of personnel, and other factors necessary for an appropriate and efficient accounting audit.

(4)	Description of Accounting Auditor’s non-audit services involving compensation

The Company contracts and pays compensation to the Accounting Auditor for the preparation of comfort letters, etc., which are services (non-audit services) other than those stipulated in Article 2, Paragraph 1 of the Certified Public Accountants Act.

(5)	Policy regarding dismissal or non-reappointment of Accounting Auditor

In the event that the Board of Statutory Auditors determines that there is an obstacle to the execution of duties by the Accounting Auditor, the Board of Statutory Auditors shall determine the details of the item of business concerning dismissal or non-reappointment of the Accounting Auditor to be submitted to the General Meeting of Shareholders.

The Board of Statutory Auditors will dismiss the Accounting Auditor with the consent of all the Statutory Auditors if the Accounting Auditor is found to fall under any of the items of Article 340, Paragraph 1 of the Companies Act. In this case, a Statutory Auditor selected by the Board of Statutory Auditors shall report the dismissal of the Accounting Auditor and the reasons for the dismissal at the first General Meeting of Shareholders to be convened after the dismissal.

6.	Outline of the System for Ensuring the Appropriateness of Operations and the Operation Status of the System

In accordance with the provisions of Article 362, Paragraph 4, Item 6 and Paragraph 5 of the Companies Act, and Article 100, Paragraph 1 and Paragraph 3 of the Regulation for Enforcement of the Companies Act, the Company has adopted the following resolution for a system for ensuring the appropriateness of operations.

The Company will continue to review this system going forward as appropriate in response to changes in the environment, in order to make further improvements and enhancements.

In the following, “the Group” refers to “the Company and its subsidiaries and affiliates,” “Group companies” refers to “the Company’s subsidiaries and affiliates,” “domestic Group companies” refers to “the Company’s domestic subsidiaries and domestic affiliates,” and “overseas Group companies” refers to “the Company’s overseas subsidiaries and overseas affiliates.”

In the specific application of the internal control system to the Group, adjustments shall be made to the appropriate extent according to the nature, scale, importance and other factors of the business of each Group company.

(1)	System to ensure the compliance of Directors and employees of the Group with laws and regulations and the Articles of Incorporation in the execution of duties

[Legal compliance system]

1)	The Company shall establish the Mitsubishi UFJ Lease & Finance Group Code of Ethics and Code of Behavior in order to share basic values and ethics as a Group and reflect them in its operations.

2)

The Company shall establish a system to ensure that the officers and employees of the Group comply with laws and regulations and the Articles of Incorporation through the establishment and dissemination of various internal rules and regulations and a Compliance Manual.

3)

The Company shall establish a Compliance Committee for building, maintaining, and managing, etc. the Group’s compliance system, a Chief Compliance Officer (officer in charge of the Legal & Compliance Department) who shall be responsible for the overall compliance of the Group, and the Legal & Compliance Department as the responsible department.

4)

The Company shall formulate a compliance program (a specific plan to ensure compliance with laws and regulations by officers and employees, including training for officers and employees of the Group) and monitor the status of its efforts.

5)	The Company shall establish a Compliance Hotline System as a whistle-blowing system for officers and employees, etc. of the Group to report and consult with the Company on any illegal acts, etc.

6)	The Company and Group companies shall maintain a resolute attitude toward antisocial forces that threaten the order and safety of civil society, and endeavor to prevent transactions with them.

7)	Efforts shall be made to prevent money laundering by paying attention to the possibility that funds transacted through the Company and Group companies may be used for various crimes and terrorism.

[Information disclosure system]

1)

The Company shall establish internal rules and regulations to ensure timely and appropriate disclosure of information on decisions and occurrences concerning the Group in accordance with accounting standards and other relevant laws and regulations.

2)

The Company shall establish a Disclosure Committee to deliberate on matters including the appropriateness of information disclosure and the effectiveness of internal controls and procedures related to information disclosure.

[Internal audit system]

1)

The Company shall establish internal rules and regulations to promote smooth and effective activities related to audits by clarifying various procedures related to the planning, implementation, reporting, and improvement instructions of internal audits in the Group.

2)

The Company shall establish the Internal Audit Department as the department in charge of internal audits. The Internal Audit Department shall systematically conduct internal audits on the Group in accordance with the annual audit plan, and report the results to the President & CEO. In addition, the Company shall ensure the effectiveness of audits by pointing out matters requiring improvement and providing guidance to the audited departments of the Group, and by having them report the results of improvement to the Company after the audit.

3)

The General Manager of the Internal Audit Department of the Company shall, as necessary, build a cooperative relationship with the Statutory Auditors and Accounting Auditor of the Group by exchanging relevant information, etc., and endeavor to conduct audits efficiently.

(2)	System for storage and management of information concerning the execution of duties by Directors of the Company

The Company shall store and manage important documents, etc. related to the execution of duties by Directors in accordance with internal rules and regulations.

(3)	System for reporting to the Company on matters related to the execution of duties by Directors of Group companies

The Company shall request the Directors of Group companies to report, etc. to the Company on matters related to the execution of duties in accordance with internal rules and regulations.

(4)	Rules and other systems for managing the risk of loss at the Group

1)	The Company shall establish internal rules and regulations that stipulate the Group’s basic risk management policy, risk management system and operation, etc.

2)

The Company shall establish a system for comprehensive risk management of the Group. The Company shall establish a committee for risk management, an officer responsible for risk management, and a Risk Management Department as a department responsible for the risk management of the Group.

3)

The Company shall classify the major risks of the Group as follows, establish internal rules and regulations for risk management, including the establishment of a management system for such risks in the respective risk management rules, and verify the status of the development of such rules and regulations.

i)	Credit risk

ii)	Asset risk

iii)	Investment risk

iv)	Market risk

v)	Liquidity risk

vi)	Country risk

vii)	Operational risk

4)

The Company shall conduct integrated risk management and operations in order to contribute to the improvement of corporate value and social credibility, while ensuring sound management, based on a comprehensive understanding of the various risks of the Group on a uniform scale to the greatest extent possible.

5)

The Company shall provide a foundation including the stable recording of profits commensurate with risk, the achievement of an appropriate capital structure, and the proper allocation of resources, and conduct comprehensive risk management and operations by identifying, recognizing, assessing, measuring, controlling, monitoring, and reporting on the Group’s risks.

6)	The Company shall establish a system for risk capital management, as necessary, with respect to the risks of the Group that can be quantitatively assessed and measured.

7)

The Company shall establish internal rules and regulations to ensure the continuation of business operations in general and the recovery of normal functions by clarifying the basic concept and decision-making criteria for the Group’s response to crisis situations, and to develop the systems necessary to minimize the Group’s losses.

(5)	System to ensure that Directors of the Group execute duties efficiently

1)	The Company shall set the management targets of the Group, establish management plans, and conduct business management based on appropriate methods.

2)

The Company shall establish a Management Committee, and the Board of Directors shall delegate the decision making, etc. of certain matters to the Management Committee. In addition to discussing and deciding on important matters, including the business management of Group companies, the Management Committee shall consider in advance items to be submitted to the Board of Directors meetings in order to contribute to the decision-making process of the Board of Directors. In addition, various committees shall be established as advisory bodies to the Management Committee.

3)

In order to efficiently execute duties based on decisions made by the Board of Directors, the Company shall establish a job system and organizational structure, etc. based on internal rules and regulations, and allotted the execution of duties.

(6)	Systems to ensure the appropriateness of operations at the Group

1)	The Company shall establish the Mitsubishi UFJ Lease & Finance Group Code of Ethics and Code of Behavior in order to share basic values and ethics as a Group and reflect them in its operations.

2)

The Company shall establish internal rules and regulations in order to establish business management methods between the Company and Group companies, to ensure the appropriateness of the business operations of Group companies, and to improve the management efficiency and corporate value of the entire Group by having the entire Group operate under a strong sense of solidarity.

3)

The Company shall receive reports, etc. from Group companies in accordance with the allotment of duties, and perform business management of the Group in accordance with the respective internal rules and regulations for business management of the Group.

4)

The Company shall establish a method for managing and operating internal control over financial reporting of the Group, and it shall effectively establish and operate internal control over the entire Group to ensure that the Company’s financial reports are properly prepared in accordance with the provisions of the Financial Instruments and Exchange Act, etc.

(7)	Matters concerning employees who are requested by the Company’s Statutory Auditors to assist them in their duties

The Company’s Statutory Auditors may delegate assistance in performing their duties to members of the Internal Audit Department when necessary for the execution of duties.

(8)	Matters concerning independence from Directors of employees who assist the Company’s Statutory Auditors

The Company shall obtain the opinions of Statutory Auditors with respect to personnel evaluations and personnel transfers of members of the Internal Audit Department who are employees who assist the Company’s Statutory Auditors.

(9)	Matters related to ensuring the effectiveness of instructions to employees who assist the Company’s Statutory Auditors

Employees who assist the Company’s Statutory Auditors shall exclusively follow the instructions and orders of the Statutory Auditors with respect to the assistance work directed by the Statutory Auditors.

(10)

System for reporting to the Company’s Statutory Auditors by Directors and employees of the Company, system for reporting to the Company’s Statutory Auditors by the Directors, Statutory Auditors and employees of the Group companies, or by persons who receive reports from these persons, and other systems for reporting to the Company’s Statutory Auditors

1)

In the event that any Director or employee of the Group discovers any fact that may cause significant damage to the Company, he/she shall immediately report such fact to the Company’s Statutory Auditors.

2)

The Company shall establish a Compliance Hotline System as a whistle-blowing system for officers and employees of the Group to report and consult with the Company on any illegal acts, etc. The Company shall designate the Company’s full-time Statutory Auditor as one of the contact points for reporting and consultation in the Compliance Hotline System, and the department in charge of the Compliance Hotline System shall periodically report to the Company’s Statutory Auditors on the status of whistle-blowing in the Group.

3)	The Company’s Statutory Auditors shall closely cooperate with the Statutory Auditors of Group companies through means such as exchanging information necessary for the execution of duties.

(11)	System to ensure that the person who made the report referred to in the preceding paragraph will not be treated disadvantageously for the reason of making the report

The Company shall clearly stipulate in the Compliance Hotline Rules the prohibition of any disadvantageous treatment to the person who made the report or consultation by reason of the report or consultation made through the Compliance Hotline System. In addition, the Company shall make it well-known to the officers and employees of the Group that those who make reports through the compliance hotline will not suffer any disadvantages through employee training, etc.

(12)

Matters relating to procedures for prepayment or reimbursement of expenses arising from the execution of duties by the Company’s Statutory Auditors, and other matters relating to the treatment of expenses and liabilities arising from the execution of such duties

In the event that any Statutory Auditor makes a request for expenses, etc. arising from the execution of duties by the Statutory Auditor, the Company shall promptly and appropriately deal with such expenses or liabilities, unless the expenses related to such request are deemed to be unnecessary for the execution of such duties.

(13)	Other systems to ensure that audits by the Company’s Statutory Auditors are conducted effectively

1)	The Company’s Statutory Auditors, President & CEO of the Company, and the General Manager of the Internal Audit Department shall exchange opinions as appropriate.

2)	The Company’s Statutory Auditors may receive advice from attorneys-at-law and others when deemed necessary in conducting audits.

3)	The Company’s Statutory Auditors may attend Board of Directors meetings, as well as meetings of the Management Committee and other important committees.

4)	The officers and employees of the Group shall cooperate with any request for investigations or interviews from the Company’s Statutory Auditors.

(Summary of the operation status of the system for ensuring the appropriateness of operations)

A summary of the operation status of the above system for ensuring the appropriateness of operations (internal control system) during the 49th fiscal year (fiscal year ended March 31, 2020) is as follows.

(1)	Status of efforts related to the legal compliance system

1)

The Company has established the Mitsubishi UFJ Lease & Finance Group Code of Ethics and Code of Behavior in order to ensure that all officers and employees, including those of the Group companies, are aware of and share values and ethics on basic compliance. The content of the Code is included in the Compliance Manual, which is posted on the company intranet for all officers and employees to view at any time.

2)

The Company has established the Legal & Compliance Department, which is responsible for compliance, to promote compliance in the Company and Group companies through the formulation of compliance programs and training, etc. In principle, the Compliance Committee holds meetings four times a year (held four times during the fiscal year under review) and reports on the status of compliance with laws and regulations and the progress of the compliance program through the Management Committee and Board of Directors.

3)

The Company has built a whistle-blowing system (Compliance Hotline) for officers and employees, etc. of the Group to report and consult on any illegal acts, etc. in order to identify compliance problems at an early stage and correct them by exercising self-purification capabilities, and has made this system well-known to officers and employees, etc. of the Group.

4)

The Company and Group companies have established a basic policy in response to antisocial forces, and specific details are set forth in internal regulations in accordance with this policy. In addition, the Company has established a department responsible for the handling of unreasonable demands from antisocial forces, etc., and conducts responses including management to prevent transactions with antisocial forces. Furthermore, the Company has positioned the response to antisocial forces as an important compliance issue, and strives to make the importance of compliance well-known to officers and employees through opportunities such as training for Compliance Promotion Members.

5)

While the Company makes progress in the development of global operations, in order to ensure that funds transacted through the Company and Group companies are not used for crimes such as financing terrorism and bribery, the Company has established the Global Rules on AML/CFT, and pays attention to the laws and regulations of each country, including the Act on Prevention of Transfer of Criminal Proceeds, as well as trends in financial crimes, etc. to prevent money laundering.

(2)	Status of efforts related to the internal audit system

1)

The Company has established internal rules and regulations that stipulate various procedures for the planning, implementation, reporting, and improvement instructions of internal audits in the Group, and has established the Internal Audit Department as the department in charge of internal audits.

2)

The Internal Audit Department of the Company systematically conducts internal audits of the Group in accordance with the annual audit plan, reports the results to the President & CEO, and points out and provides guidance on matters requiring improvement to the audited department and has the audited department report the results of the improvements. In addition, the Internal Audit Department monitors the implementation of audits by the internal audit departments set up in major Group companies and provides necessary guidance, advice and management.

3)

The Company holds meetings to exchange opinions between the Internal Audit Department and Statutory Auditors, and between the Internal Audit Department and the Accounting Auditor, and shares information on audit measures and audit results as necessary.

(3)	Status of efforts related to the risk management system

1)

The Company is fully aware of the complex nature of the various risks associated with the assets and liabilities mainly accompanying the Group’s operating assets, and makes it a basic policy to conduct integrated risk management, taking into consideration their mutual relationships, and to adopt more advanced risk management in response to the diversification of business.

2)

The Company has established various rules and investment criteria related to matters including the rating system, decision-making authority, and credit limit management, and conducts risk-taking with the aim of diversifying risks, while maintaining the stability of the Group’s portfolio by ensuring monitoring during the transaction period. At the same time, the Company regularly evaluates the adequacy of its equity against risk to ensure sound management and increase corporate value.

3)

The Company has established the Risk Management Committee, which holds meetings four times a year in principle (held four times during the fiscal year under review), for the purpose of comprehensively and systematically assessing credit risk, asset risk, investment risk, market risk, liquidity risk, country risk, and operational risk, identifying the current status and issues of each risk, and deliberating and reporting on countermeasures against these risks, in order to promote the integrated risk management of the Group.

(4)	Status of efforts related to the Group management system

1)	The Company has established the Mitsubishi UFJ Lease & Finance Group Code of Ethics and Code of Behavior in order to share basic values and ethics as a Group and reflect them in its operations.

2)

The Company has formulated a Medium-Term Management Plan Breakthrough for the Next Decade for the three-year period from the fiscal year ended March 31, 2018, and has set the Group’s management targets for this Medium-Term Management Plan, and the Board of Directors has been reviewing the progress of the plan.

3)

The Company has established various committees as advisory bodies to the Management Committee, and each committee intensively deliberates on matters under its jurisdiction and reports to the Management Committee, and important matters are also reported to the Board of Directors.

4)	The Company has established internal rules and regulations that specify the division of operations, and Directors, etc. execute their duties in accordance with the established division of operations.

5)

The Company receives reports, etc. from Group companies on matters related to the execution of operations, risk management, compliance management and others, and provides necessary guidance and advice, in accordance with internal rules and regulations.

6)

With regard to the Group’s internal control over financial reporting, the content of control activities is documented in accordance with internal rules and regulations, and the effectiveness is assessed through periodic verification of the status of maintenance and operation, etc. In addition, the Company has established a Disclosure Committee to deliberate on the appropriateness of information disclosure and the effectiveness of internal controls and procedures related to information disclosure, etc. of the Group, and the results of the evaluation are also reported to the Management Committee after deliberation by the Disclosure Committee. In principle, the Disclosure Committee holds meetings four times a year (held four times during the fiscal year under review).

(5)	Status of efforts to ensure the effectiveness of audits by Statutory Auditors

1)

The Company’s Statutory Auditors delegate members of the Internal Audit Department to assist them in the performance their duties, and these members exclusively follow the instructions and orders of the Statutory Auditors with respect to the assistance work instructed by Statutory Auditors.

2)

The Company and Group companies have a system in place for officers and employees to report any illegal acts, etc. to management and administrators through the Compliance Hotline System. In addition, the Company has designated a full-time Statutory Auditor as one of the contact points for consultation and reporting in the Compliance Hotline System, and the Legal & Compliance Department, which is responsible for the system, and ensures a system for reporting to the Company’s Statutory Auditors on the status of whistle-blowing in the Group.

3)

In accordance with the Compliance Hotline Rules, the Company prohibits the dismissal or other disadvantageous treatment to the person who made the report or consultation by the reason of the report or consultation made through the Compliance Hotline System. In addition, the Company makes it well-known to officers and employees of the Group through opportunities such as trainings for Compliance Promotion Members that the person making the report will not be disadvantaged and will be protected by the Company.

4)

In the event that any Statutory Auditor makes a request for expenses, etc. arising from the execution of duties by the Statutory Auditor, the Company promptly and appropriately deals with such expenses or liabilities, unless the expenses related to such request are deemed to be unnecessary for the execution of such duties. In addition, the Company receives advice from attorneys-at-law and others when deemed necessary in conducting audits.

5)

The Company’s Statutory Auditors exchange opinions with the Representative Directors and General Manager of the Internal Audit Department as appropriate regarding the confirmation of management policies and issues faced by the Company, etc., and also conduct investigations or interviews on matters including the status of operations with the officers and employees of the Group as necessary. They also attend meetings of the Management Committee and other important committees.

7.	Policy on Determination Regarding Dividends of Surplus, etc.

Based on the following basic policy, the Company has increased dividends for 21 consecutive fiscal years based on the principle of making shareholder returns through dividends.

(Basic policy)

In order to proactively meet the diverse needs of customers, the Company will strive to enhance its equity, and by effectively utilizing this equity, it will aim to continuously improve corporate value, and at the same time, promote management with due consideration for our various stakeholders, including shareholders and business partners. The Company will continue to pay dividends in a continuous and stable manner while paying attention to the balance between the enhancement of equity and the payment of dividends.

The Company will strive to make effective use of internal reserves for future management such as by appropriating them to the purchase of blue-chip operating assets.

Given the difficulty in reasonably predicting the impact of the spread of COVID-19, including when it will diminish, our consolidated results forecast for the fiscal year ending March 31, 2021 is undetermined at this time, and the forecast for annual dividend per share for the fiscal year ending March 31, 2021 also has not yet been determined.

Consolidated Balance Sheet

(As of March 31, 2020)

(In millions of yen)

Description	Amount	Description	Amount
(Assets)		(Liabilities)
Current assets		Current liabilities
Cash and deposits	466,228	Notes and accounts payable – trade	74,918
Installment receivables	227,280	Short-term borrowings	454,137
Lease receivables and investments in leases	1,583,670	Current portion of bonds payable	224,536
Accounts receivable – operating loans	1,062,740	Current portion of long-term borrowings	329,818
Accounts receivable – other loans to customers	73,657	Commercial papers	762,100
Accounts receivable – lease	23,757	Payables under securitization of lease receivables	59,109
Securities	819	Lease obligations	25,213
Merchandise	21,217	Income taxes payable	6,924
Other current assets	57,086	Deferred profit on installment sales	12,740
Allowance for doubtful accounts	(5,758)	Provision for bonuses	6,668
Total current assets	3,510,701	Provision for bonuses for directors (and other officers)	486
Non-current assets		Other current liabilities	93,535
Property, plant and equipment		Total current liabilities	2,050,190
Assets for lease		Non-current liabilities
Assets for lease	2,025,596	Bonds payable	945,016
Advances for purchases of assets for lease	73,308	Long-term borrowings	2,079,301
Total assets for lease	2,098,904	Long-term payables under securitization of lease receivables	76,671
Other operating assets	120,498	Lease obligations	86,203
Own-used assets	5,967	Deferred tax liabilities	53,508
Total property, plant and equipment	2,225,371	Provision for retirement benefits for directors (and other officers)	119
Intangible assets		Retirement benefit liability	3,344
Assets for lease		Asset retirement obligations	21,288
Assets for lease	8	Other non-current liabilities	171,501
Total assets for lease	8	Total non-current liabilities	3,436,955
Other intangible assets		Total liabilities	5,487,146
Goodwill	65,580	(Net assets)
Other	101,404	Shareholders’ equity
Total other intangible assets	166,984	Share capital	33,196
Total intangible assets	166,993	Capital surplus	167,164
Investments and other assets		Retained earnings	538,977
Investment securities	313,947	Treasury shares	(1,665)
Distressed receivables	24,693	Total shareholders’ equity	737,671
Deferred tax assets	14,797	Accumulated other comprehensive income
Other investments and other assets	43,294	Valuation difference on available-for-sale securities	10,752
Allowance for doubtful accounts	(13,831)	Deferred gains or losses on hedges	(5,597)
Total investments and other assets	382,901	Foreign currency translation adjustment	36,219
Total non-current assets	2,775,265	Remeasurements of defined benefit plans	(1,333)
		Total accumulated other comprehensive income	40,041
		Stock acquisition rights	1,507
		Non-controlling interests	19,599
		Total net assets	798,820
Total assets	6,285,966	Total liabilities and net assets	6,285,966

Consolidated Statement of Income

(April 1, 2019 – March 31, 2020)

(In millions of yen)

Description	Amount
Net sales		923,768
Cost of sales		741,804
Gross profit		181,964
Selling, general and administrative expenses		90,110
Operating profit		91,853
Non-operating income
Interest and dividend income	3,552
Share of profit of entities accounted for using equity method	3,269
Other	3,635	10,457
Non-operating expenses
Interest expenses	4,849
Other	3,085	7,934
Ordinary profit		94,376
Extraordinary income
Gain on sales of investment securities	1,358
Gain on sales of shares of subsidiaries and affiliates	237
Gain on step acquisitions	3,433	5,030
Extraordinary losses
Loss on valuation of investment securities	308	308
Profit before income taxes		99,097
Income taxes – current	20,642
Income taxes – deferred	6,288	26,931
Profit		72,166
Profit attributable to non-controlling interests		1,411
Profit attributable to owners of parent		70,754

Consolidated Statement of Changes in Net Assets

(April 1, 2019 – March 31, 2020)

(In millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance as of April 1, 2019	33,196	167,147	491,963	(1,867)	690,439
Changes in items during period
Dividends of surplus			(23,601)		(23,601)
Profit attributable to owners of parent			70,754		70,754
Change in scope of consolidation			(139)		(139)
Change in ownership interest of parent due to transactions with non-controlling interests		2			2
Disposal of treasury shares		14		201	216
Net changes in items other than shareholders’ equity
Total changes in items during period	—	17	47,013	201	47,232
Balance as of March 31, 2020	33,196	167,164	538,977	(1,665)	737,671

	Accumulated other comprehensive income					Stock acquisition rights	Non- controlling interests	Total net assets
	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustment	Remeasur- ements of defined benefit plans	Total accumulated other comprehensive income
Balance as of April 1, 2019	21,032	2,431	41,742	(1,425)	63,780	1,471	22,890	778,582
Changes in items during period
Dividends of surplus								(23,601)
Profit attributable to owners of parent								70,754
Change in scope of consolidation								(139)
Change in ownership interest of parent due to transactions with non-controlling interests								2
Disposal of treasury shares								216
Net changes in items other than shareholders’ equity	(10,279)	(8,028)	(5,522)	92	(23,739)	35	(3,291)	(26,994)
Total changes in items during period	(10,279)	(8,028)	(5,522)	92	(23,739)	35	(3,291)	20,237
Balance as of March 31, 2020	10,752	(5,597)	36,219	(1,333)	40,041	1,507	19,599	798,820

Notes to the Consolidated Financial Statements

[Notes, etc., on the Matters that Serve as the Basis for the Preparation of the Consolidated Financial Statements]

1.	Matters related to the scope of consolidation

(1)	Number of consolidated subsidiaries: 184

Names of major consolidated subsidiaries are as stated in Business Report 1. (6) Important subsidiaries. The following companies were newly included in the scope of consolidation in the fiscal year ended March 31, 2020: MIUSA Corporation and 11 other companies due to coming into being by their establishment, MUL (Thailand) Co., Ltd. and three other companies due to increase in their importance, White Rise Investments LLC and nine other companies due to the Company’s acquisition of interest therein.

On the other hand, the following companies were excluded from the scope of consolidation in the fiscal year ended March 31, 2020: The Casio Lease Company Limited and 64 other subsidiaries due to completion of their liquidation, and SHINKO LEASE CO., LTD. and four other subsidiaries due to transfer of shares.

(2)	Names of major non-consolidated subsidiaries

There are no major non-consolidated subsidiaries that should be stated.

Reason for the exclusion from the scope of consolidation

145 of the non-consolidated subsidiaries are outside the scope of consolidation as they are operators primarily engaged in lease business in the form of an anonymous partnership with assets, liabilities, and profit/loss not effectively attributable to the respective subsidiaries, while having little transactions with the Company.

62 of the non-consolidated subsidiaries are outside the scope of consolidation as they are all small-sized corporations whose respective total assets, net sales, profit/loss (attributable to the Company in proportion to shareholding) or retained earnings (attributable to the Company in proportion to shareholding) do not have significant impact on the consolidated balance sheet or the consolidated statement of income.

2.	Matters related to the adoption of the equity method

(1)	Number of non-consolidated subsidiaries accounted for using the equity method: One

There are no major non-consolidated subsidiaries that should be stated.

(2)	Number of affiliates accounted for using the equity method: 42

Name of affiliates accounted for using the equity method:

Mitsubishi Electric Credit Corporation

Mitsubishi Auto Leasing Corporation

Japan Infrastructure Initiative Company Limited

Chubu Electric Power & MUL Germany Transmission GmbH

Kamisu Biomass Power Generation LLC and 5 other companies are included among the affiliates accounted for using the equity method from the fiscal year ended March 31, 2020, following acquisition of their interest by the Company.

On the other hand, KMT Solar LLC is no longer accounted for using the equity method as it has been included in the scope of consolidation due to acquisition of equity interest by the Company.

Renewable Energy Partners LLC and TRINITY CARE CO., LTD. are no longer accounted for using the equity method due to completion of liquidation and transfer of shares, respectively.

(3)	Names of major non-consolidated subsidiaries or affiliates that are not accounted for using the equity method

There are no major non-consolidated subsidiaries or affiliates that should be stated.

Reason for non-adoption of equity method

145 of the non-consolidated subsidiaries are not accounted for using the equity method, as they are operators primarily engaged in lease business in the form of an anonymous partnership with their profit/loss not effectively attributable to the respective subsidiaries, while having little transactions with the Company.

61 of the non-consolidated subsidiaries as well as 35 of the affiliates are not accounted for using the equity method, as such approach of non-adoption of the equity method should, in view of their profit/loss (attributable to the Company in proportion to shareholding) and retained earnings (attributable to the Company in proportion to shareholding), have minimal impact on the consolidated balance sheet and the consolidated statement of income, and are immaterial as a whole.

3.	Matters concerning the fiscal year of consolidated subsidiaries

(1)	Number of the consolidated subsidiaries with closing dates other than the consolidated closing date

End of April	3
End of May	1
End of October	9
End of November	2
End of December	128
End of January	19

(2)

Consolidated subsidiaries closing their accounts at the end of April or at the end of October each year are consolidated using financial statements based on provisional settlement conducted at the end of January.

Consolidated subsidiaries closing their accounts at the end of May or at the end of November each year are consolidated using financial statements based on provisional settlement conducted at the end of February.

Six of the consolidated subsidiaries closing their accounts at the end of December each year conduct provisional settlement as at the consolidated closing date, in lieu of final full-year settlement.

Other consolidated subsidiaries use financial statements as at their respective closing dates.

Significant transactions conducted between the consolidated closing date and the aforementioned closing dates shall be subject to adjustments as appropriate for the purpose of consolidation.

4.	Matters related to accounting policies

(1)	Standards and method for evaluating important assets

1)	Securities

Bonds held for gaining financial revenue in the course of operation (operating securities), of all available-for-sale securities

-	Those with fair value

Stated at market value based on market price, etc., on the closing date

(Valuation differences are recognized directly into net assets in full, while cost of securities sold is calculated based on the moving-average method.)

-	Those without fair value

Stated at cost using the moving-average method

Meanwhile, investments in investment limited partnerships or similar partnerships (considered as securities pursuant to Article 2, Paragraph 2 of the Financial Instruments and Exchange Act) are stated by recognizing the net amount commensurate with the Company’s equity interest, based on the most recent financial statements available as of the reporting date stipulated in the partnership agreement.

Available-for-sale securities that are not classified as above

-	Those with fair value

Stated at market value based on market price, etc., on the closing date

(Valuation differences are recognized directly into net assets in full, while cost of securities sold is calculated based on the moving-average method.)

-	Those without fair value

Stated at cost using the moving-average method

Meanwhile, investments in investment limited partnerships (considered as securities pursuant to Article 2, Paragraph 2 of the Financial Instruments and Exchange Act) are stated by recognizing the net amount commensurate with the Company’s equity interest, based on the most recent financial statements available as of the reporting date stipulated in the partnership agreement.

2)	Derivatives

Stated at market value

3)	Inventories

Stated at cost based mainly on specific identification method

(Balance sheet amount is calculated by writing down its book value based on the reduced profitability)

(2)	Method for depreciating main depreciable assets

1)	Assets for lease

Depreciable by the straight-line method mainly over the lease term or the estimated useful lives of the assets, based on the standards whereby estimated disposal value of assets for lease at the expiry of the term is quoted as its residual value.

2)	Other operating assets

Depreciable by the straight-line method over the estimated useful lives of the assets

3)	Own-used assets (excluding leased assets)

The Company and its domestic consolidated subsidiaries use the declining-balance method for depreciating this category of assets.

However, the Company applies the straight-line method to buildings (excluding facilities attached to buildings) acquired on or after April 1, 2000, as well as facilities attached to buildings and structures acquired on or after April 1, 2016.

The range of estimated useful lives of main assets is as follows:

Buildings and structures:	Three to 40 years
Furniture and fixtures:	Three to 20 years

4)	Other intangible assets (excluding goodwill)

Software (for own use) is amortized by the straight-line method over the estimated usable period within the company (five years).

Other amortizable assets are amortized by the straight-line method primarily over their estimated effective life.

(3)	Accounting standards for recording major allowances

1)	Allowance for doubtful accounts

In order to provide for the loss arising from uncollectible receivables, the estimated uncollectible amount is stated based on the Company’s past credit loss experience for normal receivables, and based on individual evaluation of collectability for doubtful receivables and distressed receivables (those from bankrupt accounts as well as effectively bankrupt accounts).

Recording of allowance for doubtful accounts is based on the “practice of calculation of estimated doubtful accounts,” as set out under the “Provisional Accounting and Audit Practice in Adopting Accounting Standards for Financial Instruments in Lease Business” (the Japanese Institute of Certified Public Accountants (JICPA) Industry Audit Committee Report No. 19, November 14, 2000).

For the purpose of calculating distressed receivables, the amount of receivables less the amount considered collectible is deemed as the estimated uncollectible amount, and is directly subtracted from the amount of receivables, which stands at 13,896 million yen.

2)	Provision for bonuses

The Company and some of its consolidated subsidiaries recognize as provision for the payment of bonuses to employees, a portion attributable to the fiscal year ended March 31, 2020 of the estimated bonus payment in the next fiscal year.

3)	Provision for bonuses for directors (and other officers)

Some of the Company’s consolidated subsidiaries recognize as provision for bonus payment to directors and executive officers, a portion attributable to the fiscal year ended March 31, 2020 of the estimated bonus payment in the next fiscal year.

4)	Provision for retirement benefits for directors (and other officers)

Some of the Company’s domestic consolidated subsidiaries record as provision for the payment of retirement benefits to directors and executive officers, the whole amount to be paid at the end of the fiscal year according to the internal payment rules.

(4)	Accounting procedures for retirement benefits

1)	Method for attributing projected retirement benefits to periods

In calculating retirement benefit obligations, projected retirement benefits are attributed to a period up to the end of the fiscal year ended March 31, 2020, using the benefits formula.

2)	Method for recognizing expenses for actuarial gain/loss and prior service cost

Prior service cost is recognized as expenses by the straight-line method over the average remaining service period of employees (between 13 years and 15 years) at the time of recognition.

Actuarial gain/loss is recognized as expenses at an amount allocated proportionately by the straight-line method over a period within the average remaining service years for employees (between 13 years and 20 years) at the time of recognition, starting from the fiscal year following the respective fiscal year of recognition.

(5)	Accounting standards for recording important revenues and expenses

1)	Accounting standards for recording net sales and cost of sales concerning finance lease transactions

Net sales and cost of sales of leases corresponding to elapsed lease term are recorded, on the basis of monthly lease payment receivable according to lease contract and lease term.

2)	Accounting standards for recording net sales concerning operating lease transactions

Lease payment corresponding to elapsed lease term is recorded, on the basis of monthly lease payment receivable according to lease contract and lease term.

(6)	Standards for translating into Japanese yen important foreign currency-denominated assets and liabilities

Foreign currency-denominated monetary receivables and payables are translated into Japanese yen at the spot exchange rates on the consolidated closing date, where foreign exchange gains and losses from translation are recognized as income and expenses. However, foreign currency-denominated monetary receivables and payables covered by allocation treatment such as currency swap contracts are translated into Japanese yen at the swap contract amounts.

Assets and liabilities of the consolidated foreign subsidiaries are translated into Japanese yen at the spot exchange rates on the closing date of each subsidiary, and revenues and expenses are translated into Japanese yen at the average exchange rate during the fiscal year, while foreign exchange gains and losses from translation are recognized in foreign currency translation adjustment and in non-controlling interests under net assets.

(7)	Method for important hedge accounting

1)	Method for hedge accounting

Deferral hedge accounting is adopted.

Furthermore, allocation treatment is adopted for currency swap contracts, etc., insofar as they meet its requirements, while specific matching is adopted for interest rate swap contracts insofar as they meet its criteria.

2)	Hedging instruments and hedged items

Hedging instruments	Interest rate swap contracts, currency interest rate swap contracts, foreign exchange forward contracts, foreign currency-denominated liabilities to manage its foreign currency exposures associated with the net investments in the foreign subsidiaries and affiliates and foreign currency-denominated available-for-sale securities

Hedged items	Borrowings, bonds, accounts payable – trade, foreign currency-denominated time deposits, lease receivables, accounts receivable – operating loans, foreign currency exposures associated with the net investments in the foreign subsidiaries and affiliates and foreign currency-denominated available-for-sale securities

3)	Hedging policies and the method for determining hedge effectiveness

The Company engages in derivative transactions in accordance with internal regulations for the purpose of hedging interest rate risk and foreign currency fluctuation risk, with a view to ensuring constant revenues.

With respect to the interest rate risks, given that our main operating assets comprising lease payment receivables and installment receivables generate cash flows with long-term fixed interest rate, while some of the funds raised including bank borrowings are subject to variable interest rate, these risks are managed based on comprehensive asset liability management (ALM), ensuring the notional principals of derivative transactions as hedging instruments would not exceed the ceiling of liability to be hedged, to ensure comprehensive hedging of liabilities. Furthermore, we engage in hedging by interest rate swap contracts with a view to determining interest rate spread in each undertaking.

For the purpose of managing foreign currency fluctuation risks, we engage in hedging by utilizing currency swap contracts, foreign exchange forward contracts, and foreign currency-denominated liabilities, which covers individual foreign currency-denominated assets and liabilities, foreign currency exposures associated with the net investments in the foreign subsidiaries and affiliates, along with foreign currency-denominated available-for-sale securities.

Hedge effectiveness is determined by verifying whether interest rate fluctuation risks and currency fluctuation risks associated with hedged items are mitigated, provided, however, hedge effectiveness is not determined for the interest rate swap contracts subject to specific matching.

These transactions are reported to the ALM Committee on a quarterly basis.

As for the derivative transactions at consolidated subsidiaries, status of hedging of assets and liabilities covered by derivative transactions, counterparties, amounts of transactions, remaining periods, and fair market values shall, by applying the internal regulations of the Company, be reported to the Company on a quarterly basis during the period of transactions.

(8)	Method and period for amortizing goodwill

Amortized primarily by the straight-line method over 20 years.

(9)	Matters that serve as the basis for the preparation of consolidated financial statements

1)	Accounting procedures for bonds, etc., held for gaining operating financial revenue (operating securities)

The aforementioned bonds, etc., are included in investment securities at 117,963 million yen as well as in securities at 798 million yen.

Such financial revenues (interest income, gain from redemption, and gain/loss on investment in partnership attributable to the Company in proportion to shareholding) are included in net sales.

2)	Accounting procedures for consumption tax, etc.

Accounting procedures for consumption tax and local consumption tax are accounted for by the tax exclusion method.

[Notes on Changes to Accounting Policies]

(Adoption of IFRS at the consolidated foreign subsidiaries)

Some of the consolidated foreign subsidiaries have adopted IFRS No. 16 (“Leases”) from the fiscal year ended March 31, 2020, which, however, has minimal impact on the consolidated financial statements.

[Notes to the Consolidated Balance Sheet]

1.	Any fractional amount less than one million is disregarded.

2.	Assets pledged as collateral and corresponding liabilities

(1)	Assets pledged as collateral

Cash and deposits	15,262 million yen
Installment receivables	16 million yen
Lease receivables and investments in leases	136,287 million yen
Accounts receivable – operating loans	23,970 million yen
Other current assets	892 million yen
Assets for lease	564,113 million yen
Other operating assets	94,750 million yen
Other intangible assets	11,003 million yen
Investment securities	13,526 million yen
Operating lease receivables	2,725 million yen
Total	862,550 million yen

(2)	Liabilities corresponding to the assets pledged as collateral

Short-term borrowings	612 million yen
Long-term borrowings (including current portion)	510,218 million yen
Payables under securitization of lease receivables (including long-term portion)	104,312 million yen
Other non-current liabilities	1,804 million yen
Total	616,948 million yen

(Note)	Of the assets pledged as collateral, accounts receivable – operating loans of 10,411 million yen, assets for lease of 37,050 million yen, and investment securities of 13,526 million yen serve as security for debt obligations to financial institutions owned by investees, for which revolving pledge or mortgage has been created.

3.	Accumulated depreciation of property, plant and equipment

Assets for lease	599,721 million yen
Other operating assets	8,515 million yen
Own-used assets	7,623 million yen
Total	615,860 million yen

4.	Guarantee obligations, etc.

(1)	Operating guarantee obligations, etc. (including commitment to guarantee)

Amount of business guarantee	11,453 million yen

(2)	Guarantee obligations, etc., for bank borrowings (including commitment to guarantee)

MUL (Taiwan) Ltd.	826 million yen
Other	37 million yen
Sub-total	864 million yen
Total	12,317 million yen

5.	Reduction entry is made for assets for lease due to acceptance of government subsidy.

Amount of reduction entry in the fiscal year ended March 31, 2020	— million yen
Accumulated amount of reduction entry	944 million yen

[Notes to the Consolidated Statement of Income]

1.	Any fractional amount less than one million is disregarded.

2.	Gain on step acquisitions

This gain reflects the fact that the Group increased its investments in an anonymous partnership operated by White Rise Investments LLC engaged in real estate leasing business, as well as in an anonymous partnership operated by KMT Solar LLC engaged in solar power generation business, thereby converting the two companies into its consolidated subsidiaries.

[Notes to the Consolidated Statement of Changes in Net Assets]

1.	Any fractional amount less than one million is disregarded.

2.	Matters related to the class and total number of shares issued

	Number of shares at the beginning of the fiscal year ended March 31, 2020	Increase in the number of shares in the fiscal year ended March 31, 2020	Decrease in the number of shares in the fiscal year ended March 31, 2020	Number of shares at the end of the fiscal year ended March 31, 2020
Total number of shares issued
Common stock	895,834 thousand shares	— thousand shares	— thousand shares	895,834 thousand shares
Total	895,834 thousand shares	— thousand shares	— thousand shares	895,834 thousand shares

3.	Matters related to cash dividends

(1)	Amount of dividends paid

1)	The following was resolved at the Board of Directors meeting held on May 15, 2019.

-	Matters concerning dividends on common stock

(a) Dividends to be paid	12,466 million yen
(b) Dividend per share	14.00 yen
(c) Record date	March 31, 2019
(d) Effective date	June 4, 2019

2)	The following was resolved at the Board of Directors meeting held on November 8, 2019.

-	Matters concerning dividends on common stock

(a) Dividends to be paid	11,134 million yen
(b) Dividend per share	12.50 yen
(c) Record date	September 30, 2019
(d) Effective date	December 5, 2019

(2)	Dividends with record date belonging in the fiscal year under review, but with effective date in the next fiscal year

The following is scheduled to be resolved at the Board of Directors meeting to be held on May 22, 2020.

-	Matters concerning dividends on common stock

(a) Dividends to be paid	11,138 million yen
(b) Source of dividends	Retained earnings
(c) Dividend per share	12.50 yen
(d) Record date	March 31, 2020
(e) Effective date	June 10, 2020

4.	Matters concerning stock acquisition rights as at the end of the fiscal year ended March 31, 2020

Dates of resolution at the Board of Directors	Class of shares underlying the stock acquisition rights	Number of shares underlying the stock acquisition rights	Balance of stock acquisition rights
September 29, 2010	Common stock	69,900 shares	699
September 29, 2011	Common stock	178,400 shares	1,784
September 27, 2012	Common stock	283,000 shares	2,830
September 26, 2013	Common stock	228,700 shares	2,287
September 25, 2014	Common stock	249,200 shares	2,492
September 29, 2015	Common stock	307,000 shares	3,070
September 29, 2016	Common stock	424,600 shares	4,246
September 27, 2017	Common stock	468,900 shares	4,689
June 28, 2018	Common stock	414,200 shares	4,142
June 25, 2019	Common stock	490,400 shares	4,904

[Notes on Financial Instruments]

1.	Matters concerning the status of financial instruments

(1)	Policy for handling financial instruments

The Group is engaged in business primarily in the areas of lease transactions, installment sales transactions, and financial transactions.

To finance these businesses, the Group relies on indirect financing including bank borrowings, as well as direct financing including issuance of bonds and commercial papers, along with securitization of receivables.

The Company is engaged in comprehensive management of assets and liabilities (ALM), with a view to managing adequately interest rate fluctuation risks derived from the mismatch between invested assets and financing liabilities in terms of the type of interest rate, and duration, etc.

The Company uses derivative transactions primarily for hedging interest rate risk and foreign currency fluctuation risk, and does not engage in speculative transactions and transactions for gaining short-term trading profit.

(2)	Financial instruments and the risks associated therewith

Financial assets held by the Group are mainly receivables associated with lease transactions, installment sales transactions, and financial transactions, which involve credit risk associated with the failure to collect lease payment, etc., from the customers in default.

Securities and investment securities are largely equity securities, debt securities, and investments in partnerships held for trading purposes in pursuit of business promotion and financial revenues, involving credit risk of issuers, interest rate fluctuation risk, and market price fluctuation risk, respectively.

Borrowings, bonds, commercial papers, etc., involve liquidity risks of the Group’s failing to make payment on due dates because of reasons including the Group’s failure to raise funds from the market under certain circumstances. Payables involving variable interest rate are exposed to interest rate fluctuation risks.

The Group’s fund management is associated mainly with lease transactions, installment sales transactions, and financial transactions, where fixed interest rate is applicable to lease payment receivables, installment receivables, and some of the receivables associated with financial transactions. On the other hand, some of the Company’s methods for raising funds are subject to variable interest rate, and are exposed to interest rate fluctuation risks. The Company engages in interest rate derivative transactions, with a view to comprehensively hedging such interest rate fluctuation risks, and to ensuring constant revenues through securing interest rate spread in each business undertaking. Meanwhile, for the purpose of hedging foreign currency fluctuation risk of individual foreign currency-denominated assets and liabilities, the Company engages in currency-related derivative transactions along with hedging based on foreign currency-denominated liabilities.

The Group adopts hedge accounting for derivative transactions as described in [Notes, etc., on the Matters that Serve as the Basis for the Preparation of the Consolidated Financial Statements] 4. Matters related to accounting policies, (7) Method for important hedge accounting.

Derivative transactions conducted by the Group are exposed to market risk as well as credit risk. These derivative transactions are intended to mitigate the risks arising from the fluctuations in interest rate and foreign exchange concerning mainly hedged assets and liabilities, and thus performing the role of mitigating market risks across the Group.

(3)	Framework for managing risks associated with financial instruments

1)	Credit risk management

The Group, according to internal rules for credit risk management, makes individual credit decisions while conducting credit management for each group of customers, in consideration of factors including their corporate strategies, capital conditions, and credit rating portfolio characteristics. Such credit management procedure is carried out by the business departments concerned and the credit department, and then reported to and discussed at the Risk Management Committee, the Management Committee, and the Board of Directors on a regular basis. Furthermore, the internal audit department monitors, verifies, and audits status of credit administration and its management.

2)	Market risk management

The Group conducts, in accordance with the internal rules for market risk management, market-related administrative operation that covers management of interest rate fluctuation risks, foreign exchange fluctuation risk, and market price fluctuation risk.

(i)	Interest rate fluctuation risk management

For the purpose of appropriately managing interest rate fluctuation risk and the relevant administration, we grasp at all times the status of mismatch between invested assets and financing liabilities over the type of interest rate, and duration, etc., in addition to closely watching interest rate movements constantly. On the subject of interest rate fluctuation risk, the Company convenes on a quarterly basis the ALM Committee comprising officers and managers of related departments, to review market conditions and asset/liability portfolio analysis, for deliberating on current risk management policies. These topics are reported to the Risk Management Committee held also on a quarterly basis.

(ii)	Foreign exchange risk management

Foreign exchange fluctuation risk is managed by utilizing currency-related derivative transactions, as well as by arranging foreign currency-denominated liabilities that match foreign currency-denominated assets. Status of foreign exchange fluctuation risk is reported to the ALM Committee as well as the Risk Management Committee.

(iii)	Price fluctuation risk management

As for price fluctuation risk associated with securities and investment securities, risks associated with securities and investment securities with quoted market prices are reported to the ALM Committee as well as the Risk Management Committee. Since shares are largely held by the Group with a view to strategically promoting business relationships with customers who issue those shares, the Group performs reviews from time to time to decide whether to continue holding such shares, based on verification through monitoring the financial condition of, and the status of transaction with, the customer, as well as from the viewpoint of capital cost.

(iv)	Derivative transactions

As for derivative transactions, the purpose of their use and relevant approval authority are prescribed under internal regulations. Derivatives are used for the purpose of hedging the risks of interest rate and foreign exchange fluctuations, and the Treasury Department is responsible for executing individual derivative transactions of the Company. Interest rate fluctuation risk is managed comprehensively under the ALM framework across assets and liabilities, while foreign exchange fluctuations risk is managed on a case-by-case basis. Status of derivative transactions is reported to the ALM Committee on a quarterly basis.

Maximum amount of transactions is established for individual customers depending on their credit standing and the status of transactions, thereby managing credit risk associated with default of customers.

3)	Liquidity risk management on financing activities

The Group monitors status of cash management across the organization while optimizing the financing duration mix. The Group strives to ensure liquidity, through arranging commitment lines with multiple financial institutions while diversifying financing methods. As part of the liquidity risk management over financing, the Company conducts various activities pursuant to the Company’s internal rules for liquidity risk management. Probability of risk materialization under the current financing environment is monitored, and the status of liquidity risk is reported to the executive officer in charge on a monthly basis, while the same executive officer decides on the severity stage of liquidity risk and reports such decision to the ALM Committee and the Risk Management Committee. Furthermore, contingency plans are prepared for each such stage as part of the framework for activating an adequate plan in the event of an emergency.

(4)	Supplementary information on matters concerning fair value of financial instruments, etc.

For the purpose of estimating fair values of financial instruments, the Group uses quoted market prices where available, as well as reasonably estimated market price in the absence of quoted market prices. As such estimation involves certain assumptions, such estimated market price may vary if different assumptions are adopted.

2.	Matters concerning fair value of financial instruments, etc.

Carrying amounts recognized in the consolidated balance sheet, their fair values, and the difference therebetween as at the end of the fiscal year ended March 31, 2020 are as follows, provided, however, that items recognized to pose extreme difficulty in grasping their fair values are omitted from the table below.

	(In millions of yen)
	Carrying amounts recognized in the consolidated balance sheet	Fair values	Difference
(1) Cash and deposits	466,228	466,228	—
(2) Installment receivables (*1)	214,540
Allowance for doubtful accounts (*2)	(562)
	213,978	223,888	9,910
(3) Lease receivables and investments in leases (*3)	1,541,444
Allowance for doubtful accounts (*2)	(2,456)
	1,538,988	1,633,318	94,330
(4) Accounts receivable - operating loans	1,062,740
Allowance for doubtful accounts (*2)	(2,578)
	1,060,162	1,092,932	32,770
(5) Accounts receivable - other loans to customers	73,657
Allowance for doubtful accounts (*2)	(106)
	73,550	73,657	106
(6) Securities and investment securities
Available-for-sale securities	62,157	62,157	—
(7) Distressed receivables	24,693
Allowance for doubtful accounts (*2)	(13,806)
	10,887	10,887	—
Total assets	3,425,953	3,563,069	137,116
(1) Notes and accounts payable - trade	74,918	74,918	—
(2) Short-term borrowings	454,137	454,137	—
(3) Commercial papers	762,100	762,100	—
(4) Bonds payable	1,169,553	1,185,824	16,270
(5) Long-term borrowings	2,409,120	2,447,863	38,743
(6) Payables under securitization of lease receivables	135,781	136,014	233
Total liabilities	5,005,610	5,060,858	55,247
Derivative transactions (*4)
(i) Those not subjected to hedge accounting	477	477	—
(ii) Those subjected to hedge accounting	[8,881]	[8,881]	—
Total derivative transactions	[8,404]	[8,404]	—

(*1)	Carrying amounts recognized in the consolidated balance sheet exclude deferred profit on installment sales.
(*2)

Installment receivables, lease receivables and investments in leases, accounts receivable - operating loans, accounts receivable - other loans to customers, and distressed receivables exclude respective corresponding allowance for doubtful accounts.

(*3)	Difference from the amounts recorded in the consolidated balance sheet is 42,225 million yen of estimated residual value in finance lease transactions that do not transfer ownership.
(*4)	Net assets and liabilities arising from derivative transactions are presented in net amounts, and the items amounting to net liabilities are shown with parentheses.

(Note)	Method for determining fair value of financial instruments

Assets

(1)	Cash and deposits

Since deposits are settled in a short period and their fair values are approximate to book values, such book values are deemed as fair values.

(2)	Installment receivables

Fair values are measured, for each category of receivables grouped by similar internal ratings and periods, by discounting the total amounts scheduled to be collected at the interest rate assumed applicable to similar new installment sales.

(3)	Lease receivables and investments in leases

Fair values are determined, for each category of receivables grouped by similar internal ratings and periods, by discounting the amounts scheduled to be collected (*) less the estimated amount of administrative and maintenance expenses, at the interest rate assumed applicable to similar new lease transactions.

(*)

As for the lease receivables and investments in leases covered by allocation treatment under foreign exchange forward contracts (refer to “Derivative transactions” below), fair values are calculated by discounting the Japanese yen-denominated amounts scheduled to be collected.

(4)	Accounts receivable - operating loans

Accounts receivable - operating loans with variable interest rates are deemed to reflect market rate in a short interval, allowing us to assume their fair values are approximate to their book values, insofar as the credit standing of the borrower remains largely the same after the loans were provided. Thus, such book values are quoted as fair values. As for those with a fixed interest rate on the other hand, fair values are determined, for each category grouped by similar types of loans, internal ratings, and periods, by discounting the principal and interest at the interest rate assumed applicable to similar new loans.

(5)	Accounts receivable - other loans to customers

Fair values are determined for each category grouped by similar types of loans, internal ratings, and periods, by discounting the principal and interest at the interest rate assumed applicable to similar new loans. Meanwhile, for those settled in a short period, book values are deemed to approximate fair values, and are thus quoted as fair values.

(6)	Securities and investment securities

Fair values of equity securities are measured at the quoted market price of stock exchanges. Meanwhile, book values of debt securities with variable interest rates are deemed to approximate fair values because the variable interest rates will be determined by the market interest rate at short intervals, insofar as the credit standing of the issuer remains largely the same after the issuance of such securities. Thus, such book values are quoted as fair values. For those with a fixed interest rate on the other hand, fair values are determined by discounting the future cash flows at a certain discount rate.

(7)	Distressed receivables

Since estimated doubtful accounts with respect to distressed receivables are determined based on the estimated amount collectible through security and guarantee, their fair values are considered to be approximate to the amount recorded in the consolidated balance sheet as at the consolidated closing date, less the estimated amount of doubtful accounts. Thus, such amount is quoted as fair values.

Liabilities

(1)	Notes and accounts payable - trade, (2) Short-term borrowings, (3) Commercial papers

As these are settled at short intervals, their book values approximate their fair values. Thus, book values are quoted as fair values.

(4)	Bonds payable

Bonds issued by the Group that are settled short-term have book values that approximate their fair values. Thus, book values are quoted as fair values. As for the bonds settled long-term with variable interest rates, book values are quoted as fair values since the former approximates the latter, due to the fact that variable rates are determined by the market interest rate at short intervals, and that the Group’s credit standing has remained largely the same after their issuance. For bonds other than the aforementioned, fair values are mainly determined for each lot grouped by certain duration, by discounting the principal and interest at the interest rate assumed applicable to the issuance of similar bonds.

(5)	Long-term borrowings

As for long-term borrowings with variable interest rates, book values are quoted as fair values since the former approximates the latter, due to the fact that such variable rates are determined by the market interest rate at short intervals, and that the Group’s credit standing has remained largely the same after the implementation of loans. For loans with fixed interest rates, fair values are determined for each lot grouped by certain duration, by discounting the principal and interest of the long-term borrowings (*) at the interest rate assumed applicable to similar loans.

(*)

As for long-term borrowings covered by the specific matching applicable under interest rate swap contracts (refer to “Derivative transactions” below), the “principal and interest” refers to the principal and interest of the long-term loans treated in combination with the interest rate swap contracts. As for the long-term borrowings covered by allocation treatment applicable under currency swap contracts (refer to “Derivative transactions” below), the “principal and interest” refers to the principal and interest treated in combination with the currency swap contracts.

(6)	Payables under securitization of lease receivables

As for payables under securitization of lease receivables with variable interest rates, book values are quoted as fair values since the former approximates the latter, due to the fact that such variable rates are determined by the market interest rate at short intervals, and that the Group’s credit standing has remained largely the same after the implementation of the securitization. For those with fixed interest rates, fair values are determined for each lot grouped by certain duration, by discounting the principal and interest of the payables under securitization of lease receivables at the interest rate assumed applicable to similar securitization.

Derivative transactions

Fair values of derivative transactions are determined at the price indicated by the financial institutions concerned, or the price based on the present discounted value. Since the interest rate swap contracts applicable under the specific matching, and the foreign exchange forward contracts or currency swap contracts applicable under the allocation treatment are treated in combination with hedged items, namely, lease receivables and investments in leases, or long-term borrowings, their fair values are included in the fair values of these assets and liabilities (refer to Assets (3) and Liabilities (5) above).

[Notes on Rental Properties]

The Group owns rental properties such as office buildings, commercial facilities, and residential properties in major cities throughout Japan. For the fiscal year ended March 31, 2020, net of rental income from and operating expenses for those properties was ¥11,795 million (main lease revenues and lease expenses are included in net sales and cost of sales, respectively), while net gain from sales of those properties was ¥7,050 million (revenues and expenses for sales of properties are included in net sales and cost of sales, respectively).

For the aforementioned rental properties, carrying amounts recognized in the consolidated balance sheet, net change during the fiscal year ended March 31, 2020, and their fair values are as follows:

Carrying amounts recognized in the consolidated balance sheet			Fair values at the end of the fiscal year ended March 31, 2020
Amount at the beginning of the fiscal year ended March 31, 2020	Net change during the fiscal year ended March 31, 2020	Amount at the end of the fiscal year ended March 31, 2020
322,831 million yen	25,912 million yen	348,744 million yen	414,532 million yen

Notes:	1.	Carrying amounts recognized in the consolidated balance sheet are costs of acquisition less accumulated depreciation.
	2.	Net change during the fiscal year ended March 31, 2020 was primarily attributable to an increase of ¥40,932 million due to acquisition of real estate.
	3.	Fair values of main properties disclosed at the end of the fiscal year ended March 31, 2020 are the amounts determined based on an appraisal prepared by an external real estate appraiser as well as the amounts calculated by the discounted cash flow (DCF) method. However, insofar as there is no significant change in the constant appraisal value or indices deemed to adequately reflect market value, since the time of the latest appraisal, the fair values determined at the latest appraisal are used subject to certain adjustments. For the fair values of other properties, we rely on the values reasonably calculated in-house based on the DCF method or the values based on the indices deemed to reflect market value, while for the properties such as certain buildings newly acquired in the fiscal year under review, that are deemed to have undergone minimal changes in depreciable assets and fair values, appropriately determined book values are quoted as fair values.

[Notes on Per Share Information]

Net assets per share	872.78 yen
Profit per share	79.44 yen

[Significant Subsequent Events]

Not applicable.

Non-Consolidated Balance Sheet

(As of March 31, 2020)

(In millions of yen)

Description	Amount	Description	Amount
(Assets)		(Liabilities)
Current assets		Current liabilities
Cash and deposits	366,675	Notes payable – trade	5,241
Installment receivables	146,394	Accounts payable – trade	49,843
Lease receivables	244,705	Short-term borrowings	328,414
Investments in leases	822,667	Current portion of bonds payable	222,512
Accounts receivable – operating loans	1,546,941	Current portion of long-term borrowings	167,040
Accounts receivable – other loans to customers	44,076	Commercial papers	762,100
Accounts receivable – lease	7,871	Payables under securitization of lease receivables	53,985
Securities	819	Lease obligations	25,079
Merchandise	0	Accounts payable – other	6,550
Advance payments – trade	2,599	Income taxes payable	443
Prepaid expenses	2,991	Accrued expenses	10,117
Other current assets	19,437	Advances received – lease	22,694
Allowance for doubtful accounts	(3,067)	Deposits received	1,763
Total current assets	3,202,115	Unearned revenue	9
Non-current assets		Deferred profit on installment sales	10,357
Property, plant and equipment		Provision for bonuses	2,072
Assets for lease		Asset retirement obligations	1,102
Assets for lease	174,202	Other current liabilities	7,472
Total assets for lease	174,202	Total current liabilities	1,676,801
Own-used assets		Non-current liabilities
Buildings	527	Bonds payable	835,287
Structures	10	Long-term borrowings	1,219,881
Furniture and fixtures	1,210	Long-term payables under securitization of lease receivables	74,712
Land	677	Lease obligations	83,576
Total own-used assets	2,426	Long-term guarantee deposits	58,250
Total property, plant and equipment	176,629	Provision for retirement benefits	172
Intangible assets		Asset retirement obligations	14,973
Assets for lease		Other non-current liabilities	3,848
Assets for lease	1	Total non-current liabilities	2,290,701
Total assets for lease	1	Total liabilities	3,967,502
Other intangible assets		(Net assets)
Goodwill	14,821	Shareholders’ equity
Other	8,320	Share capital	33,196
Total other intangible assets	23,142	Capital surplus
Total intangible assets	23,144	Legal capital surplus	33,802
Investments and other assets		Other capital surplus	127,706
Investment securities	131,341	Total capital surplus	161,509
Shares of subsidiaries and affiliates	707,291	Retained earnings
Investments in other securities of subsidiaries and affiliates	194,005	Legal retained earnings	638
Investments in capital	1,500	Other retained earnings	289,198
Distressed receivables	11,330	General reserve	72,035
Long-term prepaid expenses	3,344	Retained earnings brought forward	217,163
Long-term guarantee deposits paid	13,054	Total retained earnings	289,836
Deferred tax assets	19,971	Treasury shares	(1,665)
Other investments and other assets	691	Total shareholders’ equity	482,876
Allowance for doubtful accounts	(8,327)	Valuation and translation adjustments
Total investments and other assets	1,074,204	Valuation difference on available-for-sale securities	10,057
Total non-current assets	1,273,977	Deferred gains or losses on hedges	14,148
		Total valuation and translation adjustments	24,206
		Stock acquisition rights	1,507
		Total net assets	508,589
Total assets	4,476,092	Total liabilities and net assets	4,476,092

Non-Consolidated Statement of Income

(April 1, 2019 – March 31, 2020)

(In millions of yen)

Description	Amount
Net sales
Lease sales	368,277
Installment sales	55,870
Revenue – operating loans	29,654
Other net sales	17,052	470,854
Cost of sales
Lease costs	331,349
Installment costs	51,916
Capital costs	16,697
Other cost of sales	6,522	406,486
Gross profit		64,368
Selling, general and administrative expenses		39,708
Operating profit		24,659
Non-operating income
Interest and dividend income	25,313
Other	10,377	35,690
Non-operating expenses
Interest expenses	17,892
Other	1,370	19,263
Ordinary profit		41,087
Extraordinary income
Gain on sales of investment securities	1,269
Gain on liquidation of subsidiaries and affiliates	2,362	3,632
Extraordinary losses
Loss on sales of shares of subsidiaries and affiliates	143
Loss on valuation of shares of subsidiaries and affiliates	250	394
Profit before income taxes		44,325
Income taxes – current	8,158
Income taxes – deferred	(2,602)	5,556
Profit		38,768

Non-Consolidated Statement of Changes in Net Assets

(April 1, 2019 – March 31, 2020)

	(In millions of yen)
	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings		Total retained earnings
						General reserve	Retained earnings brought forward
Balance as of April 1, 2019	33,196	33,802	127,691	161,494	638	72,035	201,995	274,669
Changes in items during period
Dividends of surplus							(23,601)	(23,601)
Profit							38,768	38,768
Disposal of treasury shares			14	14
Net changes in items other than shareholders’ equity
Total changes in items during period	—	—	14	14	—	—	15,167	15,167
Balance as of March 31, 2020	33,196	33,802	127,706	161,509	638	72,035	217,163	289,836

	Shareholders’ equity		Valuation and translation adjustments			Stock acquisition rights	Total net assets
	Treasury shares	Total shareholders’ equity	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments
Balance as of April 1, 2019	(1,867)	467,492	20,171	8,189	28,360	1,471	497,324
Changes in items during period
Dividends of surplus		(23,601)					(23,601)
Profit		38,768					38,768
Disposal of treasury shares	201	216					216
Net changes in items other than shareholders’ equity			(10,113)	5,959	(4,154)	35	(4,118)
Total changes in items during period	201	15,384	(10,113)	5,959	(4,154)	35	11,265
Balance as of March 31, 2020	(1,665)	482,876	10,057	14,148	24,206	1,507	508,589

Notes to the Non-Consolidated Financial Statements

[Notes on Matters Related to Significant Accounting Policies]

1.	Standards and method for evaluating securities

(1)	Shares of subsidiaries and affiliates

Stated at cost using the moving-average method

(2)	Bonds held for gaining financial revenue in the course of operation (operating securities), of all available-for-sale securities

-	Those with fair value

Stated at market value based on market price, etc. on the closing date

(Valuation differences are recognized directly into net assets in full, while cost of securities sold is calculated based on the moving-average method.)

-	Those without fair value

Stated at cost using the moving-average method

Meanwhile, investments in investment limited partnerships or similar partnerships (considered as securities pursuant to Article 2, Paragraph 2 of the Financial Instruments and Exchange Act) are stated by recognizing the net amount commensurate with the Company’s equity interest, based on the most recent financial statements available as of the reporting date stipulated in the partnership agreement.

(3)	Available-for-sale securities that are not classified as above

-	Those with fair value

Stated at market value based on market price, etc., on the closing date

(Valuation differences are recognized directly into net assets in full, while cost of securities sold is calculated based on the moving-average method.)

-	Those without fair value

Stated at cost using the moving-average method

Meanwhile, investments in investment limited partnerships (considered as securities pursuant to Article 2, Paragraph 2 of the Financial Instruments and Exchange Act) are stated by recognizing the net amount commensurate with the Company’s equity interest, based on the most recent financial statements available as of the reporting date stipulated in the partnership agreement.

(4)	Investments in other securities of subsidiaries and affiliates

Stated at cost using the moving-average method

Meanwhile, investments in partnerships (considered as securities pursuant to Article 2, Paragraph 2 of the Financial Instruments and Exchange Act) are stated by recognizing the net amount commensurate with the Company’s equity interest, based on the most recent financial statements available as of the reporting date stipulated in the partnership agreement.

2.	Standards and method for evaluating derivatives

Stated at market value

3.	Standards and method for evaluating inventories

Stated at cost using the periodic average method

(Balance sheet amount is calculated by writing down its book value based on the reduced profitability)

4.	Method for depreciating non-current assets

(1)	Assets for lease

Depreciable by the straight-line method mainly over the lease term, based on the standards whereby estimated disposal value of assets for lease at the expiry of the lease term is quoted as its residual value

(2)	Own-used assets

The declining-balance method is adopted.

However, the Company applies the straight-line method to buildings (excluding facilities attached to buildings) acquired on or after April 1, 2000, as well as facilities attached to buildings and structures acquired on or after April 1, 2016.

The range of estimated useful lives of main assets is as follows:

Buildings and structures:	Three to 40 years

Furniture and fixtures:	Three to 20 years

(3)	Other intangible assets (excluding goodwill)

The straight-line method is adopted.

Software (for own use) is amortized by the straight-line method over the estimated usable period within the company (five years).

(4)	Long-term prepaid expenses

The straight-line method is adopted.

Long-term prepaid expenses are amortized over the period during which expenditure remains effective (between two and 34 years).

5.	Accounting for deferred assets

Bond issuance costs are fully charged to expenses at the time of expenditure.

6.	Standards for translating into Japanese yen foreign currency-denominated assets and liabilities

Foreign currency-denominated monetary receivables and payables are translated into Japanese yen at the spot exchange rates on the closing date, where foreign exchange gains and losses from translation are recognized as income and expenses. However, foreign currency-denominated monetary receivables and payables covered by allocation treatment such as currency swap contracts are translated into Japanese yen at the swap contract amounts.

7.	Accounting standards for recording allowances

(1)	Allowance for doubtful accounts

In order to provide for the loss arising from uncollectible receivables, estimated uncollectible amount is stated based on the Company’s past credit loss experience for normal receivables, and based on individual evaluation of collectability for doubtful receivables and distressed receivables (those from bankrupt accounts as well as effectively bankrupt accounts).

Recording of allowance for doubtful accounts is based on the “practice of calculation of estimated doubtful accounts,” as set out under the “Provisional Accounting and Audit Practice in Adopting Accounting Standards for Financial Instruments in Lease Business” (the Japanese Institute of Certified Public Accountants (JICPA) Industry Audit Committee Report No. 19, November 14, 2000).

For the purpose of calculating distressed receivables, the amount of receivables less the amount considered collectible is deemed as the estimated uncollectible amount, and is directly subtracted from the amount of receivables, which stands at 4,351 million yen.

(2)	Provision for bonuses

To provide for the payment of bonuses to employees, the Company puts aside a portion attributable to the fiscal year ended March 31, 2020 of the estimated bonus payment in the next fiscal year.

(3)	Provision for retirement benefits

To provide for the payment of retirement benefits to employees, the Company puts aside a provision based on the retirement benefit obligations and the estimated amount of pension assets as at the end of the fiscal year ended March 31, 2020.

1)	Method for attributing projected retirement benefits to periods

In calculating retirement benefit obligations, projected retirement benefits are attributed to a period up to the end of the fiscal year ended March 31, 2020, using the benefits formula.

2)	Method for recognizing expenses for actuarial gain/loss and prior service cost

Prior service cost is recognized as expenses by the straight-line method over the average remaining service period of employees (between 13 years and 15 years) at the time of recognition.

Actuarial gain/loss is recognized as expenses at an amount allocated proportionately by the straight-line method over the average remaining service years for employees (between 13 years and 20 years) at the time of recognition, starting from the fiscal year following the respective fiscal year of recognition.

8.	Accounting standards for recording revenues and expenses

(1)	Accounting for lease transactions

1)	Accounting standards for recording net sales and cost of sales concerning finance lease transactions

Net sales and cost of sales of leases corresponding to elapsed lease term are recorded, on the basis of monthly lease payment receivable according to lease contract and lease term.

2)	Accounting standards for recording net sales concerning operating lease transactions

Lease payment corresponding to elapsed lease term is recorded, on the basis of monthly lease payment receivable according to lease contract and lease term.

(2)	Accounting standards for recording net sales and cost of sales for installment sales

At the time of executing installment sales contract, total related receivables are recorded in installment receivables, while also recording net sales and cost of sales of installment that cover the elapsed portion of the period up to the due date under the installment sales contract.

Deferred profit corresponding to undue installment receivables is treated as deferred profit on installment sales under the deferred accounting procedure.

(3)	Accounting for financial expenses

Financial expenses are classified for recording purpose into financial expenses associated with operating revenues and other financial expenses.

To achieve such classification, net assets are classified into assets for sales transactions (operating assets) and other assets, and based on the asset balance, financial expenses associated with operating assets are recorded in cost of sales as capital costs, while financial expenses corresponding to other assets are recorded in non-operating expenses.

Capital costs are recorded at the amount of financial expenses associated with operating assets less interest income from the deposits associated with the operating assets.

9.	Method for hedge accounting

(1)	Method for hedge accounting

Deferral hedge accounting is adopted.

Furthermore, allocation treatment is adopted for currency swap contracts, etc., insofar as they meet its requirements, while specific matching is adopted for interest rate swap contracts insofar as they meet its criteria.

(2)	Hedging instruments and hedged items

Hedging instruments	Interest rate swap contracts, currency interest rate swap contracts, foreign exchange forward contracts, foreign currency-denominated liabilities to manage its foreign currency exposures associated with the net investments in the foreign subsidiaries and affiliates and foreign currency-denominated available-for-sale securities

Hedged items	Borrowings, bonds, accounts payable – trade, foreign currency-denominated time deposits, foreign currency exposures associated with the net investments in the foreign subsidiaries and affiliates and foreign currency-denominated available-for-sale securities

(3)	Hedging policies and the method for determining hedge effectiveness

The Company engages in derivative transactions in accordance with internal regulations for the purpose of hedging interest rate risk and foreign currency fluctuation risk, with a view to ensuring constant revenues.

With respect to the interest rate risks, given that our main operating assets comprising lease payment receivables and installment receivables generate cash flows with long-term fixed interest rate, while some of the funds raised including bank borrowings are subject to variable interest rate, these risks are managed based on comprehensive asset liability management (ALM), ensuring the notional principals of derivative transactions as hedging instruments would not exceed the ceiling of liability to be hedged, to ensure comprehensive hedging of liabilities. Furthermore, we engage in hedging by interest rate swap contracts with a view to determining interest rate spread in each undertaking.

For the purpose of managing foreign currency fluctuation risks, we engage in hedging by utilizing currency swap contracts, foreign exchange forward contracts, and foreign currency-denominated liabilities, which covers individual foreign currency-denominated assets and liabilities, foreign currency exposures associated with the net investments in the foreign subsidiaries and affiliates, along with foreign currency-denominated available-for-sale securities.

Hedge effectiveness is determined by verifying whether interest rate fluctuation risks and currency fluctuation risks associated with hedged items are mitigated, provided, however, hedge effectiveness is not determined for the interest rate swap contracts subject to specific matching.

These transactions are reported to the ALM Committee on a quarterly basis.

10.	Matters that serve as the basis for the preparation of financial statements

(1)	Accounting procedures for bonds, etc., held for gaining operating financial revenue (operating securities)

The aforementioned bonds, etc., are included in investment securities at 62,981 million yen, securities at 798 million yen, and investments in other securities of subsidiaries and affiliates at 37,943 million yen.

Such financial revenues (interest income, gain from redemption, and gain/loss on investment in partnership attributable to the Company in proportion to shareholding) are included in net sales.

(2)	Accounting procedures for retirement benefits

The accounting procedure for unrecognized amount of retirement benefits-related unrecognized actuarial gain/loss and unrecognized prior service cost is different from the equivalent procedure in the consolidated financial statements.

(3)	Accounting procedures for consumption tax, etc.

Accounting procedures for consumption tax and local consumption tax are accounted for by the tax exclusion method.

(4)	Method and period for amortizing goodwill

Amortized by the straight-line method over 20 years.

[Notes to the Non-Consolidated Balance Sheet]

1.	Any fractional amount less than one million is disregarded.

2.	Assets pledged as collateral and corresponding liabilities

(1)	Assets pledged as collateral

Installment receivables	16 million yen
Lease receivables	28,578 million yen
Investments in leases	81,469 million yen
Accounts receivable – operating loans	10,980 million yen
Assets for lease	37,050 million yen
Investment securities	6,637 million yen
Shares of subsidiaries and affiliates	1,263 million yen
Investments in other securities of subsidiaries and affiliates	9,908 million yen
Operating lease receivables	2,725 million yen
Total	178,629 million yen

(2)	Liabilities corresponding to the assets pledged as collateral

Long-term borrowings (including current portion)	0 million yen
Payables under securitization of lease receivables (including long-term portion)	99,761 million yen
Long-term guarantee deposits	1,187 million yen
Other non-current liabilities	28 million yen
Total	100,976 million yen

(Note)	Of the assets pledged as collateral, investments in leases of 313 million yen, accounts receivable – operating loans of 10,411 million yen, assets for lease of 37,050 million yen, investment securities of 6,637 million yen, shares of subsidiaries and affiliates of 1,263 million yen, and investments in other securities of subsidiaries and affiliates of 9,908 million yen serve as security for debt obligations to financial institutions owned by investees, for which revolving pledge or mortgage has been created.

3.	Accumulated depreciation of property, plant and equipment

Assets for lease	205,806 million yen
Own-used assets	5,447 million yen
Total	211,253 million yen

4.	Guarantee obligations, etc.

(1)	Operating guarantee obligations, etc. (including commitment to guarantee)

Amount of business guarantee	10,226 million yen

(2)	Guarantee obligations, etc., for sales transactions at subsidiaries and affiliates (including commitment to guarantee)

Mitsubishi UFJ Lease & Finance (Hong Kong) Ltd.	22,913 million yen
MUL Property Co., Ltd.	2,372 million yen
Argos Shipping Pte. Ltd.	1,026 million yen
Other	919 million yen
Sub-total	27,233 million yen

(3)	Guarantee obligations, etc., for bank borrowings at subsidiaries and affiliates (including commitment to guarantee)

MUL Asset Finance Corporation	275,448 million yen
JSA International U.S. Holdings, LLC	92,505 million yen
Mitsubishi UFJ Lease & Finance (Hong Kong) Ltd.	71,907 million yen
Mitsubishi UFJ Lease & Finance (U.S.A.) Inc.	71,081 million yen
Bangkok Mitsubishi UFJ Lease Co., Ltd.	49,316 million yen
PT. Mitsubishi UFJ Lease & Finance Indonesia	39,459 million yen
Mitsubishi UFJ Lease (Singapore) Pte. Ltd.	30,021 million yen
Jackson Square Aviation Ireland Ltd.	29,140 million yen
Mitsubishi UFJ Lease & Finance (China) Co. Ltd.	20,136 million yen
Engine Lease Finance Corporation	10,794 million yen
PT. Takari Kokoh Sejahtera	7,940 million yen
Dialease Maritime S.A.	5,150 million yen
Other	1,457 million yen
Sub-total	704,360 million yen

(4)	Guarantee obligations, etc., for bank borrowings by parties other than subsidiaries and affiliates (including commitment to guarantee)

Employees (housing funds)	37 million yen
Total	741,857 million yen

5.	Breakdown of lease receivables and investments in leases

	Lease receivables	Investments in leases
Amount of receivables	267,721 million yen	993,162 million yen
Estimated residual value	—	32,787 million yen
Amounts equivalent to interest income	(23,016) million yen	(203,282) million yen
Total	244,705 million yen	822,667 million yen

6.	Deposit certificates associated with trade receivables

Installment receivables	2,557 million yen
Lease receivables	282 million yen
Investments in leases	416 million yen

7.	Operating lease receivables for remaining lease terms

Deposit certificates	0 million yen
Other lease receivables	88,146 million yen
Total	88,147 million yen

8.	Trade receivables due after one year

Installment receivables	98,747 million yen
Lease receivables	214,262 million yen
Investments in leases	761,227 million yen
Operating lease receivables for remaining lease terms	62,854 million yen
Total	1,137,092 million yen

9.	Monetary receivables from and monetary payables to subsidiaries and affiliates

Accounts receivable – operating loans	1,150,007 million yen
Other monetary receivables	93,611 million yen
Monetary payables	76,961 million yen

10.	Reduction entry is made for assets for lease due to acceptance of government subsidy.

Amount of reduction entry in the fiscal year ended March 31, 2020	— million yen
Accumulated amount of reduction entry	810 million yen

[Notes to the Non-Consolidated Statement of Income]

1.	Any fractional amount less than one million is disregarded.

2.	Amounts of transactions with subsidiaries and affiliates

Net sales	51,495 million yen
Cost of sales	2,379 million yen
Selling, general and administrative expenses	2,080 million yen
Purchase of lease assets, etc.	12,408 million yen
Other non-operating transactions	37,818 million yen

3.	Breakdown of capital costs

Interest expenses	17,221 million yen
(Interest income)	(524) million yen
Total	16,697 million yen

[Notes to the Non-Consolidated Statement of Changes in Net Assets]

1.	Any fractional amount less than one million is disregarded.

2.	Matters related to the class and total number of treasury shares

	Number of shares at the beginning of the fiscal year ended March 31, 2020	Increase in the number of shares in the fiscal year ended March 31, 2020	Decrease in the number of shares in the fiscal year ended March 31, 2020	Number of shares at the end of the fiscal year ended March 31, 2020
Total number of treasury shares
Common stock (Note)	5,338 thousand shares	— thousand shares	576 thousand shares	4,761 thousand shares
Total	5,338 thousand shares	— thousand shares	576 thousand shares	4,761 thousand shares
(Note)	The decrease of 576 thousand shares in the number of treasury shares of common stock is due to the exercise of stock options.

[Notes on Tax Effect Accounting]

1.	Breakdown of main causes for deferred tax assets and deferred tax liabilities

(1)	Deferred tax assets

Income retained at specified foreign subsidiary companies, etc.	15,886 million yen
Advances received – lease	4,974 million yen
Allowance for doubtful accounts	4,355 million yen
Shares of subsidiaries and affiliates, etc.	4,075 million yen
Asset retirement obligations	3,096 million yen
Depreciation of assets for lease	2,170 million yen
Other	7,830 million yen
Deferred tax assets – sub-total	42,389 million yen
Valuation allowance	(3,315) million yen
Total deferred tax assets	39,073 million yen

(2)	Deferred tax liabilities

Valuation difference on available-for-sale securities	(7,310) million yen
Deferred gains or losses on hedges	(6,248) million yen
Deferred revenues from certain finance lease transactions	(5,026) million yen
Other	(516) million yen
Total deferred tax liabilities	(19,102) million yen
Balance of net deferred tax assets	19,971 million yen

2.	Breakdown of main causes for the discrepancy between effective statutory tax rate and income tax burden rate after adoption of tax effect accounting

Effective statutory tax rate	30.6%
(Adjustments)
Items permanently excluded from taxable income including dividend income	(20.6)%
Decrease in valuation allowance	(2.3)%
Income retained at specified foreign subsidiary companies, etc.	2.2%
Amortization of goodwill	1.5%
Other	1.1%
Income tax burden rate after adoption of tax effect accounting	12.5%

[Notes on Non-Current Assets Used Under Lease Contracts]

Non-current assets used under lease contracts include vehicles (passenger cars), etc.

[Notes on Transactions with Related Parties]

(1)	Subsidiaries, affiliates, and other entities

Status	Names of entities	Holding/ held ratio of voting rights	Relationship with related parties	Description of transactions	Amounts of transaction (Millions of yen)	Account name	Fiscal year-end balance (Millions of yen)
Subsidiary	Hirogin Lease Co. Ltd.	(Holding) Direct 80%	Loan of business funds Interlocking officers	Loan of business funds	44,440	Accounts receivable - operating loans	47,960
				Receipt of interests	103	–	–
Subsidiary	Shutoken Leasing Co., Ltd.	(Holding) Direct 70.71%	Loan of business funds	Loan of business funds	170,700	Accounts receivable - operating loans	90,276
				Receipt of interests	175	–	–
Subsidiary	DRS Company Limited	(Holding) Direct 100%	Loan of business funds	Loan of business funds	59,000	Accounts receivable - operating loans	53,929
				Receipt of interests	98	–	–
Subsidiary	MUL Energy Investment Company Limited	(Holding) Direct 100%	Loan of business funds Interlocking officers	Loan of business funds	40,942	Accounts receivable - operating loans	57,745
				Receipt of interests	108	–	–
Subsidiary	JAPAN MEDICAL LEASE CORPORATION	(Holding) Direct 100%	Loan of business funds	Loan of business funds	73,100	Accounts receivable - operating loans	72,666
				Receipt of interests	152	–	–
Subsidiary	MUL Property Co., Ltd.	(Holding) Indirect 100%	Loan of business funds Lease of buildings Interlocking officers	Loan of business funds	93,992	Accounts receivable - operating loans	76,650
				Receipt of interests	390	–	–
				Receipt of lease payment	13,617	Investments in leases	67,795
				Payment of rent on land	743	Long-term guarantee deposits paid	379
				–	–	Long-term guarantee deposits	25,804
Subsidiary	Diamond Asset Finance Company Limited	(Holding) Direct 100%	Loan of business funds Interlocking officers	Loan of business funds	119,700	Accounts receivable - operating loans	211,000
				Receipt of interests	648	–	–

Status	Names of entities	Holding/ held ratio of voting rights	Relationship with related parties	Description of transactions	Amounts of transaction (Millions of yen)	Account name	Fiscal year-end balance (Millions of yen)
Subsidiary	MUL Realty Investment Company Limited	(Holding) Direct 100%	Loan of business funds Interlocking officers	Loan of business funds	27,700	Accounts receivable - operating loans	56,657
				Receipt of interests	163	—	—
Subsidiary	Mitsubishi UFJ Lease & Finance (Hong Kong) Ltd.	(Holding) Direct 100%	Guarantee of obligations	Guarantee of obligations	94,821	—	—
Subsidiary	Bangkok Mitsubishi UFJ Lease Co., Ltd.	(Holding) Direct 44%	Guarantee of obligations	Guarantee of obligations	49,320	—	—
Subsidiary	Mitsubishi UFJ Lease & Finance (U.S.A.) Inc.	(Holding) Direct 100%	Guarantee of obligations	Guarantee of obligations	71,081	—	—
Subsidiary	JSA International Holdings, L.P.	(Holding) Direct 100%	—	Gain on investments in investment partnerships	7,775	—	—
Subsidiary	MUL Asset Finance Corporation	(Holding) Indirect 100%	Loan of business funds Guarantee of obligations	Loan of business funds	83,907	Accounts receivable - operating loans	27,207
				Receipt of interests	449	—	—
				Guarantee of obligations	275,448	—	—
				Receipt of dividends	7,974	—	—
Subsidiary	JSA International U.S. Holdings, LLC	(Holding) Indirect 100%	Loan of business funds Guarantee of obligations	Loan of business funds	2,552	Accounts receivable - operating loans	82,199
				Receipt of interests	3,895	—	—
				Guarantee of obligations	92,505	—	—
Subsidiary	Jackson Square Aviation Ireland Ltd.	(Holding) Indirect 100%	Loan of business funds	Loan of business funds	26,923	Accounts receivable - operating loans	153,927
				Receipt of interests	6,200	—	—
Subsidiary	Dialease Maritime S.A.	(Holding) Direct 100%	Loan of business funds	Loan of business funds	6,757	Accounts receivable - operating loans	79,782
				Receipt of interests	1,276	—	—
Subsidiary	ADONIS SHIPPING PTE. LTD.	(Holding) Direct 100%	—	Debt waiver (Note 3)	3,561	—	—

(2)	Sister companies, etc.

Status	Name of entities	Holding/ held ratio of voting rights	Relationship with related parties	Description of transactions	Amounts of transaction (Millions of yen)	Account name	Fiscal year-end balance (Millions of yen)
Subsidiary of other subsidiaries and affiliates	MUFG Bank, Ltd.	(Held) Direct 6.11%	Borrowing of business funds	Borrowing of short-term business funds	800,422	Short-term borrowings	101,090
				Borrowing of long-term business funds	30,000	Long-term borrowings	276,790
				Payment of interest	8,769	—	—
Subsidiary of other subsidiaries and affiliates	Lawson, Inc. (Note 4)	—	Lease transactions	Receipt of lease payment	18,421	Investments in leases	142,070

Notes:	1. References are omitted on the transactions applicable under Article 112, Paragraph 2 of Regulation on Corporate Accounting.

2.	Interest rate applicable to the loan of business funds, lease transactions (including lease of buildings), and borrowings are determined in consideration of market rate.

3.	Debt waiver of loans was provided to ADONIS SHIPPING PTE. LTD. at its liquidation.

4.	Fiscal year-end balance includes co-leasing transactions recorded on the balance sheet at an amount before deduction of interest equivalent.

[Notes on Per Share Information]

Net assets per share	569.07 yen
Profit per share	43.53 yen

[Notes on Company Subject to Consolidated Dividend Regulations]

The Company is a company subject to consolidated dividend regulations.

[Other Notes]

1.	Notes on retirement benefits

(1)	Outline of the retirement benefits system adopted by the Company

The Company has adopted a contract-type defined benefit corporate pension plan since February 1, 2011, as a defined benefit plan pursuant to the Defined-Benefit Corporate Pension Act, and has adopted a defined contribution pension plan since October 1, 2016 as a defined contribution plan.

(2)	Defined benefit plan

1)	Reconciliation between beginning balance and ending balance of retirement benefit obligations

Beginning balance of retirement benefit obligations	22,587 million yen
Service cost	1,179 million yen
Interest cost	126 million yen
Amount of actuarial gain/loss incurred	(273) million yen
Payment of retirement benefits	(318) million yen
Ending balance of retirement benefit obligations	23,300 million yen

2)	Reconciliation between beginning balance and ending balance of plan assets

Beginning balance of plan assets	20,847 million yen
Expected return on plan assets	354 million yen
Amount of actuarial gain/loss incurred	(762) million yen
Contributions from the employer	1,240 million yen
Payment of retirement benefits	(318) million yen
Ending balance of plan assets	21,360 million yen

3)	Reconciliation between ending balances of retirement benefit obligations and plan assets, and the provision for retirement benefits recorded on the balance sheet

Retirement benefit obligations	23,300 million yen
Plan assets	(21,360) million yen
Unfunded retirement benefit obligations	1,940 million yen
Unrecognized actuarial gain/loss	(2,140) million yen
Unrecognized prior service cost	372 million yen
Provision for retirement benefits	172 million yen

4)	Retirement benefit expenses and their components

Service cost	1,179 million yen
Interest cost	126 million yen
Expected return on plan assets	(354) million yen
Amount of actuarial gain/loss recognized as expenses	343 million yen
Amount of prior service cost recognized as expenses	87 million yen
Sub-total	1,382 million yen
Other	9 million yen
Total retirement benefit expenses	1,391 million yen

5)	Matters related to plan assets

i) Main components of plan assets

Asset mix of the total plan assets is as follows:

General account	47%
Debt investments	23%
Equity investments	15%
Alternative investments (Note)	13%
Other	2%
Total	100%

(Note) Alternative investments are intended to promote risk distribution, mainly targeting hedge funds.

ii) Method for determining long-term expected rates of return on plan assets Long-term expected rates of return on plan assets are determined in consideration of the current as well as future (anticipated) asset mix of the plan assets, along with the current as well as future long-term expected rates of return from the various components of the plan assets.

6)	Matters concerning the basis for actuarial calculations Main basis for actuarial calculations as at the end of the fiscal year ended March 31, 2020

Discount rate	0.56%
Long-term expected rate of return on plan assets	1.7%

(3)	Defined contribution plan

Amount of contribution required of the Company to the defined contribution pension plan in the fiscal year ended March 31, 2020 was 283 million yen.

2.	Notes on lease transactions

(1)	Schedule by duration of lease receivables and the portion of lease payment receivables in investments in leases (each before deduction of interest income equivalent)

	Lease receivables	Portion of lease payment receivables in investments in leases
One year or less	53,459 million yen	231,935 million yen
Longer than one year but not exceeding two years	50,352 million yen	193,953 million yen
Longer than two years but not exceeding three years	41,287 million yen	157,812 million yen
Longer than three years but not exceeding four years	32,839 million yen	118,824 million yen
Longer than four years but not exceeding five years	23,914 million yen	82,064 million yen
Longer than five years	65,868 million yen	208,572 million yen
Total	267,721 million yen	993,162 million yen

(2)	Amounts of sublease transactions and co-leasing transactions recorded on the balance sheet at amounts before deduction of interest income equivalent

1)	Sublease transactions

Investments in leases	1,358 million yen
Lease obligations	1,446 million yen

2)	Co-leasing transactions

Lease receivables	28,040 million yen
Investments in leases	75,758 million yen
Lease obligations	106,996 million yen

(3)	Remaining lease payment for operating lease transactions

One year or less	25,292 million yen
In excess of one year	62,854 million yen
Total	88,147 million yen

Accounting Auditor’s Audit Report on the Consolidated Financial Statements (duplicated copy)

Independent Auditor’s Report

(English Translation)

May 19, 2020

To the Board of Directors of

Mitsubishi UFJ Lease & Finance Company Limited:

Deloitte Touche Tohmatsu LLC
Tokyo Office
Designated Limited Liability Partner Engagement Partner	Hideo Shirata, CPA
Designated Limited Liability Partner Engagement Partner	Motohiro Shimizu, CPA
Designated Limited Liability Partner Engagement Partner	Aki Saito, CPA

Opinion

Pursuant to Article 444, Paragraph 4 of the Companies Act, we have audited the accompanying consolidated financial statements, which comprise the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the notes to the consolidated financial statements of Mitsubishi UFJ Lease & Finance Company Limited (the “Company”) for the fiscal year from April 1, 2019 through March 31, 2020.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the corporate group, which consists of the Company and its consolidated subsidiaries, for the period covered by the consolidated financial statements in conformity with accounting principles generally accepted in Japan.

Basis for the Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibility under the auditing standards is stated in “Auditor’s Responsibility for the Audit of the Consolidated Financial Statements.” We are independent of the Company and its consolidated subsidiaries in accordance with the provisions related to professional ethics in Japan, and are fulfilling other ethical responsibilities as an auditor. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our audit opinion.

Responsibilities of Management, Statutory Auditors and the Board of Statutory Auditors for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for designing and operating such internal control as management determines is necessary to enable the presentation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements in accordance with the premise of a going concern, and for disclosing matters relating to going concern when it is required to do so in accordance with accounting principles generally accepted in Japan.

Statutory Auditors and the Board of Statutory Auditors are responsible for monitoring the execution of Directors’ duties related to designing and operating the financial reporting process.

Auditor’s Responsibility for the Audit of the Consolidated Financial Statements

Our responsibility is to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to express an opinion on the consolidated financial statements from an independent standpoint in an audit report, based on our audit. Misstatements can occur as a result of fraud or error, and are deemed material if they can be reasonably expected to, either individually or collectively, influence the decisions of users taken on the basis of the consolidated financial statements.

We make professional judgment in the audit process in accordance with auditing standards generally accepted in Japan, and perform the following while maintaining professional skepticism.

•

Identify and assess the risks of material misstatement, whether due to fraud or error. Design and implement audit procedures to address the risks of material misstatement. The audit procedures shall be selected and applied as determined by the auditor. In addition, sufficient and appropriate audit evidence shall be obtained to provide a basis for the audit opinion.

•

In making those risk assessments, the auditor considers internal control relevant to the entity’s audit in order to design audit procedures that are appropriate in the circumstances, although the purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of the entity’s internal control.

•

Assess the appropriateness of accounting policies adopted by management and the method of their application, as well as the reasonableness of accounting estimates made by management and the adequacy of related notes.

•

Determine whether it is appropriate for management to prepare the consolidated financial statements on the premise of a going concern and, based on the audit evidence obtained, determine whether there is a significant uncertainty in regard to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If there is a significant uncertainty concerning the premise of a going concern, the auditor is required to call attention to the notes to the consolidated financial statements in the audit report, or if the notes to the consolidated financial statements pertaining to the significant uncertainty are inappropriate, issue a modified opinion on the consolidated financial statements. While the conclusions of the auditor are based on the audit evidence obtained up to the date of the audit report, depending on future events or conditions, an entity may be unable to continue as a going concern.

•

Besides assessing whether the presentation of and notes to the consolidated financial statements are in accordance with accounting principles generally accepted in Japan, assess the presentation, structure, and content of the consolidated financial statements including related notes, and whether the consolidated financial statements fairly present the transactions and accounting events on which they are based.

•

Obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries in order to express an opinion on the consolidated financial statements. The auditor is responsible for instructing, supervising, and implementing the audit of the consolidated financial statements, and is solely responsible for the audit opinion.

The auditor reports to Statutory Auditors and the Board of Statutory Auditors regarding the scope and timing of implementation of the planned audit, material audit findings including material weaknesses in internal control identified in the course of the audit, and other matters required under the auditing standards.

The auditor reports to Statutory Auditors and the Board of Statutory Auditors regarding the observance of provisions related to professional ethics in Japan as well as matters that are reasonably considered to have an impact on the auditor’s independence and any safeguards that are in place to reduce or eliminate obstacles.

Interest

Our firm and engagement partners have no interests in the Company or its consolidated subsidiaries requiring disclosure under the provisions of the Certified Public Accountants Act of Japan.

Accounting Auditor’s Audit Report on the Non-Consolidated Financial Statements (duplicated copy)

Independent Auditor’s Report

(English Translation)

May 19, 2020

To the Board of Directors of

Mitsubishi UFJ Lease & Finance Company Limited:

Deloitte Touche Tohmatsu LLC
Tokyo Office
Designated Limited Liability Partner Engagement Partner	Hideo Shirata, CPA
Designated Limited Liability Partner Engagement Partner	Motohiro Shimizu, CPA
Designated Limited Liability Partner Engagement Partner	Aki Saito, CPA

Opinion

Pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the accompanying financial statements, which comprise the balance sheet, the statement of income, the statement of changes in net assets and the related notes, and the accompanying supplementary schedules of Mitsubishi UFJ Lease & Finance Company Limited (the “Company”) for the 49th fiscal year from April 1, 2019 through March 31, 2020.

In our opinion, the financial statements and the accompanying supplementary schedules referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2020, and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Basis for the Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibility under the auditing standards is stated in “Auditor’s Responsibility for the Audit of the Financial Statements and the Accompanying Supplementary Schedules.” We are independent of the Company in accordance with the provisions related to professional ethics in Japan, and are fulfilling other ethical responsibilities as an auditor. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our audit opinion.

Responsibilities of Management, Statutory Auditors and the Board of Statutory Auditors for the Financial Statements and the Accompanying Supplementary Schedules

Management is responsible for the preparation and fair presentation of the financial statements and the accompanying supplementary schedules in accordance with accounting principles generally accepted in Japan, and for designing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the financial statements and the accompanying supplementary schedules that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements and the accompanying supplementary schedules, management is responsible for assessing whether it is appropriate to prepare the financial statements and the accompanying supplementary schedules in accordance with the premise of a going concern, and for disclosing matters relating to going concern when it is required to do so in accordance with accounting principles generally accepted in Japan.

Statutory Auditors and the Board of Statutory Auditors are responsible for monitoring the execution of Directors’ duties related to designing and operating the financial reporting process.

Auditor’s Responsibility for the Audit of the Financial Statements and the Accompanying Supplementary Schedules

Our responsibility is to obtain reasonable assurance about whether the financial statements and the accompanying supplementary schedules as a whole are free from material misstatement, whether due to fraud or error, and to express an opinion on the financial statements and the accompanying supplementary schedules from an independent standpoint in an audit report, based on our audit. Misstatements can occur as a result of fraud or error, and are deemed material if they can be reasonably expected to, either individually or collectively, influence the decisions of users taken on the basis of the financial statements and the accompanying supplementary schedules.

We make professional judgment in the audit process in accordance with auditing standards generally accepted in Japan, and perform the following while maintaining professional skepticism.

•

Identify and assess the risks of material misstatement, whether due to fraud or error. Design and implement audit procedures to address the risks of material misstatement. The audit procedures shall be selected and applied as determined by the auditor. In addition, sufficient and appropriate audit evidence shall be obtained to provide a basis for the audit opinion.

•

In making those risk assessments, the auditor considers internal control relevant to the entity’s audit in order to design audit procedures that are appropriate in the circumstances, although the purpose of the audit of the financial statements and the accompanying supplementary schedules is not to express an opinion on the effectiveness of the entity’s internal control.

•

Assess the appropriateness of accounting policies adopted by management and the method of their application, as well as the reasonableness of accounting estimates made by management and the adequacy of related notes.

•

Determine whether it is appropriate for management to prepare the financial statements and the accompanying supplementary schedules on the premise of a going concern and, based on the audit evidence obtained, determine whether there is a significant uncertainty in regard to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If there is a significant uncertainty concerning the premise of a going concern, the auditor is required to call attention to the notes to the financial statements and the accompanying supplementary schedules in the audit report, or if the notes to the financial statements and the accompanying supplementary schedules pertaining to the significant uncertainty are inappropriate, issue a modified opinion on the financial statements and the accompanying supplementary schedules. While the conclusions of the auditor are based on the audit evidence obtained up to the date of the audit report, depending on future events or conditions, an entity may be unable to continue as a going concern.

•

Besides assessing whether the presentation of and notes to the financial statements and the accompanying supplementary schedules are in accordance with accounting principles generally accepted in Japan, assess the presentation, structure, and content of the financial statements and the accompanying supplementary schedules including related notes, and whether the financial statements and the accompanying supplementary schedules fairly present the transactions and accounting events on which they are based.

The auditor reports to Statutory Auditors and the Board of Statutory Auditors regarding the scope and timing of implementation of the planned audit, material audit findings including material weaknesses in internal control identified in the course of the audit, and other matters required under the auditing standards.

The auditor reports to Statutory Auditors and the Board of Statutory Auditors regarding the observance of provisions related to professional ethics in Japan as well as matters that are reasonably considered to have an impact on the auditor’s independence and any safeguards that are in place to reduce or eliminate obstacles.

Interest

Our firm and engagement partners have no interests in the Company requiring disclosure under the provisions of the Certified Public Accountants Act of Japan.

Audit Report Prepared by the Board of Statutory Auditors (duplicated copy)

Audit Report

(English Translation)

The Board of Statutory Auditors deliberated on the execution of Directors’ duties in the 49th fiscal year between April 1, 2019 and March 31, 2020, based on the audit report prepared by each Statutory Auditor, and then prepared this audit report which is submitted hereunder.

1.	Method and nature of audit by the Statutory Auditors as well as by the Board of Statutory Auditors

(1)

The Board of Statutory Auditors formulated the audit policy and job allocation, and received reports from each Statutory Auditor on the progress and results of audit, while receiving reports from Directors and the Accounting Auditor on the status of execution of their duties, asking for explanation as appropriate.

(2)

We carried out audit in the following manner, in compliance with the audit policy and job allocation based on the Statutory Auditors’ auditing standards set out by the Board of Statutory Auditors, while striving to maintain good communication with Directors and employees including the staff of the internal audit department, collecting information, and developing an adequate audit environment.

(i)

We attended the Board of Directors meetings and other important meetings, receiving reports from Directors and employees on the status of their execution of duties while requesting explanations as appropriate, and inspected documents certifying important approvals while examining status of operation and assets at head office as well as main business premises. Furthermore, we received business reports from subsidiaries as appropriate, while striving to have communication and exchange of information with Directors and Statutory Auditors thereof.

(ii)

We regularly received reports and requested explanations as needed from Directors, employees, and other concerned parties while expressing opinions, on the development and operation of the system to ensure Directors execute their duties stipulated in the business report in compliance with laws, regulations, and the Articles of Incorporation, as well as the system in place based on the resolution of the Board of Directors on the development of the system to ensure adequacy of the business execution at a corporate group comprising a stock corporation and its subsidiaries (internal control system) as required under Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act. As for the internal control system concerning financial reporting, we received reports and requested explanations as appropriate from Directors, etc., as well as Deloitte Touche Tohmatsu LLC, on the evaluation of the internal control system and the progress of audit.

(iii)

We monitored and verified whether the Accounting Auditor was maintaining an independent standpoint and appropriately conducting audit, while receiving reports and seeking explanations as appropriate from the Accounting Auditor on the status of its execution of duties. Furthermore, we received confirmation from the Accounting Auditor that the “system to ensure appropriate execution of an accounting auditor’s duties” (matters listed in Article 131 of the Regulation on Corporate Accounting) was in place, pursuant to the “Standards on Quality Control for Audit” (Business Accounting Council, October 28, 2005), etc., while requesting explanations as appropriate.

Based on the foregoing procedure, the Board of Statutory Auditors examined the business report and its supplementary schedule, financial statements (balance sheet, statement of income, statement of changes in net assets, and the notes to the non-consolidated financial statements), and their supplementary schedules, as well as the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets, and the notes to the consolidated financial statements).

2.	Audit results

(1)	Results of the audit of business report

(i)

In our opinion, the business report and its supplementary schedule are prepared in compliance with laws, regulations, and the Articles of Incorporation, accurately reflecting the status of the company.

(ii)	We found neither wrongdoing concerning Directors’ execution of duties nor material facts of non-compliance with laws, regulations, and the Articles of Incorporation.

(iii)

We certify the appropriateness of the resolutions of the Board of Directors on the internal control system. Furthermore, we found no matters of note with respect to the description of the internal control system in the business report and the execution of duties by Directors.

With respect to the internal control system concerning financial reporting, we received a report from Directors, etc., as well as Deloitte Touche Tohmatsu LLC, that such internal control system was valid as of the preparation of this audit report.

(2)	Results of audit of financial statements and their supplementary schedule

We certify the appropriateness of the methodology and the results of audit by Deloitte Touche Tohmatsu LLC.

(3)	Results of audit of the consolidated financial statements

We certify the appropriateness of the methodology and the results of audit by Deloitte Touche Tohmatsu LLC.

May 22, 2020

Board of Statutory Auditors, Mitsubishi UFJ Lease & Finance Company Limited

Statutory Auditor	Naohito Suzuki
Statutory Auditor	Shuji Miake
Statutory Auditor	Naoki Matsumuro
Outside Statutory Auditor	Shota Yasuda
Outside Statutory Auditor	Hiroyasu Nakata
Outside Statutory Auditor	Hiroshi Minagawa